As filed with the Securities and Exchange Commission on October 30, 2026.
Registration No. 333-[•]

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
First Financial Corporation
(Exact name of registrant as specified in its charter)
Indiana	6022	35-1546989
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
One First Financial Plaza
Terre Haute, Indiana 47807
(812) 238-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Norman D. Lowery
President and Chief Executive Officer
First Financial Corporation
One First Financial Plaza
Terre Haute, Indiana 47807
(812) 238-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of communications to:
John Tanselle, Esquire Amundsen Davis LLC 201 North Illinois Street, Suite 1400 Capital Center, South Tower Indianapolis, Indiana 46204 (317) 464-4148	Joseph T. Ceithaml, Esquire Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 984-3100
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:
Large accelerated filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7 (a) (2) (B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4 (i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1 (d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the common stock of First Financial Corporation to be offered in this transaction has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell, or the solicitation of an offer to buy, in any jurisdiction in which such offer, solicitation or sale would be unlawful.
PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION —
DATED OCTOBER 30, 2026
To the Shareholders of First Illinois Corporation
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
On August 26, 2026, First Financial Corporation (“FFC”) and First Illinois Corporation (“First Illinois”) entered into an agreement and plan of merger (as amended or modified from time to time in accordance with its terms, the “merger agreement”) pursuant to which FFC and First Illinois have agreed to combine their respective businesses. The transaction will create a combined bank holding company with approximately $7.0 billion in total assets and a market capitalization of approximately $[•] million, operating with a network of 90 branches across key markets in Indiana, Illinois, Kentucky, Tennessee, and Georgia.
Under the merger agreement, immediately prior to the Effective Time (as defined therein), HPB Holdings, Inc., a Delaware corporation and wholly owned subsidiary of First Illinois, will merge with and into First Illinois, with First Illinois surviving such merger and thereby becoming the direct owner of Hickory Point Bank and Trust, an Illinois chartered commercial bank (“Hickory Point Bank”). First Illinois then will merge with and into FFC (the “merger”), with FFC as the surviving company. Immediately after the merger, Hickory Point Bank will merge with and into First Financial Bank, National Association (“First Financial Bank”), the wholly owned bank subsidiary of FFC, with First Financial Bank as the surviving bank (the “bank merger” and, together, the “mergers”). The combined company will continue to trade on the Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “THFF” and will operate under the name “First Financial Corporation,” while the combined bank will operate under the name “First Financial Bank, National Association.”
As a result of the merger, each share of First Illinois common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will, by virtue of the merger and without any action on the part of the holder, be converted into the right to receive, at the holder’s election, subject to the allocation and election procedures and any adjustment and proration provided in the merger agreement, (i) 0.5727 shares of FFC common stock (the “stock consideration”), (ii) $44.35 in cash (the “cash consideration”), or (iii) a combination of the cash consideration with respect to the number of such holder’s shares designated by the holder and the stock consideration with respect to the holder’s remaining shares (a “combination election”), in each case without interest. The stock consideration and cash consideration, including as received pursuant to a combination election, are referred to collectively as the “merger consideration.” Holders of First Illinois common stock may elect to receive cash, stock or a combination of cash and stock, subject to the maximum cash and stock election amounts and the applicable proration provisions in the merger agreement. Shares designated to receive cash pursuant to a combination election will be treated as cash election shares, and shares designated to receive stock pursuant to a combination election will be treated as stock election shares, for purposes of proration. The maximum number of First Illinois shares that may be converted into the cash consideration is 727,377, and the maximum number that may be converted into the stock consideration is 1,697,213, subject to proportionate increases if shares are issued upon the exercise of First Illinois stock options. Because of proration, First Illinois shareholders who elect cash consideration may receive part of their consideration in FFC common stock, First Illinois shareholders who elect stock consideration may receive part of their consideration in cash, and First Illinois shareholders who make a combination election may receive a mix of cash and FFC common stock that differs from the mix they elected. FFC may increase, but not decrease, the maximum number of shares of First Illinois common stock to be converted into the right to receive stock consideration in its sole discretion only if cash elections are below the maximum number of shares of First Illinois common stock to be converted into the right to receive cash consideration. As a result of proration, a First Illinois shareholder may receive a mix of cash and FFC common stock that differs from the shareholder’s election. Shares for which no valid election is made will be treated as stock election shares. Excluded shares consist of shares held by First Illinois or FFC, other than shares held in a fiduciary or agency capacity for third parties or in respect of previously contracted debt, which will be canceled for no consideration, and shares held by shareholders who properly exercise dissenters’ rights under Illinois law.

In addition, if First Illinois’ adjusted consolidated shareholders’ equity (estimated on a parent company only basis in the manner reported on its FR Y-9SP regulatory report, after accruing for all taxes for periods ending on or before the closing date) as of the close of business on the closing date is less than $82,437,826, the merger consideration will be adjusted downward on a dollar-for-dollar basis by the amount of the shortfall, subject to the exclusions specified in the merger agreement. FFC will not issue fractional shares of FFC common stock as part of the stock consideration. For each fractional share that would otherwise be issued, FFC will pay cash, rounded to the nearest cent, determined by multiplying $44.35 by the fraction of a share of FFC common stock to which the holder would otherwise be entitled after taking into account all shares of First Illinois common stock held by that holder at the effective time and rounding the fraction to the nearest one ten-thousandth when expressed in decimal form.
Based on the closing price of FFC’s common stock on Nasdaq on August 26, 2026, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $45.28 in value for each share of First Illinois common stock, representing aggregate merger consideration of approximately $111.3 million. Based on the closing price of FFC’s common stock of $[•] on [•], 2026, the latest practical date before the date of this proxy statement/prospectus, the exchange ratio represented approximately $[•] in value for each share of First Illinois common stock, representing aggregate merger consideration of approximately $[•] million. FFC shareholders will continue to own their existing shares of FFC common stock following the merger.
The value of FFC common stock at the time of completion of the merger could be greater than, less than or the same as the value of FFC common stock on the date of the accompanying proxy statement/prospectus. The value of the stock consideration will therefore fluctuate based on the market price of FFC common stock. We urge you to obtain current market quotations of FFC common stock (Nasdaq trading symbol “THFF”).
We expect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The merger agreement provides for a cash, stock or combination election. First Illinois shareholders may receive stock consideration, cash consideration or a combination of stock consideration and cash consideration, and if the cash or stock election is oversubscribed, proration may result in a shareholder receiving a combination of stock consideration and cash consideration that differs from the shareholder’s election. Holders receiving solely cash consideration generally will recognize gain or loss, while holders receiving a combination of stock consideration and cash consideration, whether by election or as a result of proration, generally will recognize gain, but not loss, up to the cash received, subject to possible dividend treatment and the qualifications described in the accompanying proxy statement/prospectus. Holders receiving solely stock consideration generally will not recognize gain or loss, except with respect to cash received in lieu of a fractional share.
The number of shares of FFC common stock FFC expects to issue in the merger is approximately 971,994, subject to adjustment. Based on 11,891,896 shares of FFC common stock outstanding at the time of signing the merger agreement, First Illinois shareholders are expected to own approximately [8]%, and existing FFC shareholders are expected to own approximately [92]%, of the common stock of the combined company following the merger, in each case subject to confirmation as of the applicable record date and the final number of shares issued.
First Illinois will hold a special meeting of its shareholders on [• at 10:00 a.m., Central Time], at the Hickory Point Bank Building, 225 North Water Street, Decatur, IL 62523. At the special meeting, First Illinois shareholders will be asked to vote on a proposal to approve the merger agreement (the “merger proposal”), and for a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal (the “adjournment proposal”). Approval of the merger proposal by First Illinois shareholders is required to complete the mergers.
The accompanying proxy statement/prospectus contains important information about the merger and the matters to be considered at the special meeting. Shareholders are urged to read this document carefully.
The board of directors of First Illinois unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the special meeting.
Whether or not you plan to attend the special meeting, please take the time to vote by following the voting instructions included on the enclosed proxy card. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the merger proposal, and “FOR”

the adjournment proposal. If you do not vote your shares as instructed on the enclosed proxy card, or if you do not instruct your bank, broker, or other nominee how to vote any shares held for you in “street name,” the effect will be a vote against the merger proposal.
The accompanying proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about FFC and First Illinois and certain related matters. Please see the “Risk Factors” beginning on page 18 for a discussion of the risks you should consider in evaluating the proposed merger and how it may affect you. Additional information about FFC is incorporated by reference from documents that have been filed with the Securities and Exchange Commission (the “SEC”).
On behalf of FFC and First Illinois, we thank you for your continued support and for your prompt attention to this matter.
Sincerely,

Norman D. Lowery President and Chief Executive Officer First Financial Corporation	Anthony G. Nestler President First Illinois Corporation
Neither the SEC nor any state securities commission or bank regulatory agency has approved or disapproved the FFC common stock to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
This proxy statement/prospectus is dated [•], 2026 and is first being mailed to First Illinois shareholders on or about [•], 2026.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about FFC from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by FFC, free of charge, from the SEC’s website at http://www.sec.gov. You may also request copies of these documents free of charge, by written or oral request, by contacting FFC at the following address:
First Financial Corporation
One First Financial Plaza
Terre Haute, Indiana 47807
Attention: Rodger McHargue
(812) 238-6334
First Illinois does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the reporting requirements of Section 13 (a) or 15 (d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.
All website addresses given in this proxy statement/prospectus are for information only and are not intended to be an active link or to incorporate any website information into this proxy statement/prospectus.
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, First Illinois shareholders must request them no later than five (5) business days before the date of the special meeting. This means that First Illinois shareholders requesting documents must do so by [•], 2026, in order to receive them before the special meeting. See the section entitled “Where You Can Find More Information” beginning on page 93 of the accompanying proxy statement/prospectus for further information about obtaining copies of documents that FFC has filed with the SEC.
ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus forms part of a registration statement on Form S-4 filed with the SEC by FFC (File No. 333-[•]) and constitutes a prospectus of FFC under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the FFC common stock, $0.125 stated value per share, to be issued in connection with the merger. This document also constitutes a proxy statement and notice of special meeting for First Illinois. These proxy materials are being furnished in connection with the proxy solicitation conducted by the board of directors of First Illinois.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with different information. This proxy statement/prospectus is dated [•], 2026, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of the document that includes such information. Neither the mailing of this proxy statement/prospectus to First Illinois shareholders nor the issuance by FFC of its common stock in connection with the merger will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, FFC has supplied all information contained in this proxy statement/prospectus relating to FFC, and First Illinois has supplied all information contained in this proxy statement/prospectus relating to First Illinois.

FIRST ILLINOIS CORPORATION
225 N. WATER STREET
DECATUR, ILLINOIS 62523
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
Date: [•], 2026
Time: [10:00 a.m.], Central Time
Place: 225 North Water Street, Decatur, IL 62523
To the shareholders of First Illinois:
On August 26, 2026, First Financial Corporation (“FFC”) and First Illinois Corporation (“First Illinois”) entered into an agreement and plan of merger (as amended or modified from time to time in accordance with its terms, the “merger agreement”), pursuant to which First Illinois will merge with and into FFC (the “merger”), with FFC as the surviving entity. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus of which this notice is a part.
The special meeting is being held to consider and vote upon the following matters:
1.
Approval of the Merger Agreement.   A proposal to approve the merger agreement (the “merger proposal”); and

2.
Adjournment.   A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal (the “adjournment proposal”).

No other business may be conducted at the special meeting.
We have fixed the close of business on [November 6], 2026 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of First Illinois common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.
The First Illinois board of directors unanimously recommends that shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.
If you have any questions concerning the merger, would like additional copies of the proxy statement/prospectus or need help voting your shares of First Illinois common stock, please contact Brett Swallow, Corporate Secretary, at (217) 872-6261.
Your vote is very important.   The merger cannot be completed unless the holders of at least a majority of the total outstanding shares of First Illinois common stock entitled to vote at the special meeting vote in favor of the merger proposal. Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope pursuant to the instructions provided on the enclosed proxy card.
First Illinois has concluded that under Illinois law, if the merger is completed, First Illinois shareholders of record who do not vote to approve the merger proposal and otherwise comply with the applicable provisions of Illinois law pertaining to dissenters’ rights will be entitled to exercise dissenters’ rights and obtain payment in cash of the fair value of their shares of First Illinois common stock by following the procedures set forth in detail in the enclosed proxy statement/prospectus. For additional details about dissenters’ rights, please refer to “Dissenters’ Rights” beginning on page 88 and Appendix C to this proxy statement/prospectus.
BY ORDER OF THE BOARD OF DIRECTORS
Anthony G. Nestler
President, First Illinois Corporation
Decatur, Illinois
[•], 2026

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the merger and the special meeting of shareholders of First Illinois Corporation (“First Illinois”). First Illinois advises you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the Appendices to, and the documents incorporated by reference in, this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 93 of this proxy statement/prospectus for further information.
Unless the context otherwise requires, references in this proxy statement/prospectus to FFC refer to First Financial Corporation, an Indiana corporation, and its affiliates, including First Financial Bank, National Association (“First Financial Bank”), a national banking association and a wholly owned subsidiary of FFC. Additionally, unless the context otherwise requires, references in this proxy statement/prospectus to First Illinois refer to First Illinois Corporation, an Illinois corporation, and its affiliates, including Hickory Point Bank and Trust, an Illinois chartered commercial bank (“Hickory Point Bank”). First Illinois currently owns 100% of HPB Holdings, Inc., a Delaware corporation, which in turn owns 100% of Hickory Point Bank.
Q:
Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because FFC and First Illinois have entered into an agreement and plan of merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which First Illinois will merge with and into FFC. If the required shareholder and regulatory approvals are obtained, HPB Holdings, Inc., a Delaware corporation and wholly owned subsidiary of First Illinois, will merge with and into First Illinois, with First Illinois surviving such merger (the “MidCo merger”) and thereby becoming the direct owner of Hickory Point Bank. First Illinois then will merge with and into FFC (the “merger”), with FFC as the surviving company. Immediately after the merger, Hickory Point Bank will merge with and into First Financial Bank, the wholly owned bank subsidiary of FFC, with First Financial Bank as the surviving bank (the “bank merger” and, together, the “mergers”).

In order to complete the merger, among other things, First Illinois shareholders must approve the merger agreement (the “merger proposal”).
First Illinois is holding a special meeting of its shareholders (the “special meeting”) to obtain approval of the merger proposal. In addition, First Illinois shareholders will be asked to approve a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal (the “adjournment proposal”).
This document is also a prospectus that is being delivered to First Illinois shareholders because, pursuant to the merger agreement, FFC is offering shares of FFC common stock to the First Illinois shareholders.
We have included in this proxy statement/prospectus important information about the merger, the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus, and the First Illinois proxy solicitation. You should read this information carefully and in its entirety. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:
What will First Illinois shareholders receive in the merger?

A:
If the merger is completed, each share of First Illinois common stock issued and outstanding immediately prior to the effective time (other than excluded shares as defined above) will be converted into the right to receive, subject to the allocation and election procedures described below and any adjustment to the merger consideration required under the merger agreement, (i) 0.5727 shares of FFC common stock, $0.125 stated value per share (the “stock consideration”), (ii) $44.35 in cash (the “cash consideration”), or (iii) a combination of the cash consideration with respect to the number of such holder’s shares designated by the holder and the stock consideration with respect to the holder’s remaining shares (a “combination election”), in each case without interest. The stock consideration and cash consideration, including as received pursuant to a combination election, are referred to collectively as the “merger consideration.” Holders of First Illinois common stock may elect to receive cash, stock or a combination of cash and stock, subject to the maximum cash and stock election amounts and the applicable proration provisions in the merger agreement. The maximum number of First Illinois shares that may be converted into the cash consideration is 727,377, and the maximum number that may be converted into the stock consideration is 1,697,213, subject to proportionate increases if shares are issued upon the exercise of First Illinois stock options. Because of proration, First Illinois shareholders who elect cash consideration may receive part of their consideration in FFC common stock and vice versa, and First Illinois shareholders who make a combination election may receive a mix of cash and stock that differs from the mix they elected. FFC may increase, but not decrease, the maximum number of shares of First Illinois common stock to be converted into the right to receive stock consideration in its sole discretion under certain circumstances. Shares for which no valid election is made will be treated as stock election shares.
In addition, if First Illinois’ adjusted consolidated shareholders’ equity (estimated on a parent company only basis in the manner reported on its FR Y-9SP regulatory report, after accruing for all taxes for periods ending on or before the closing date) as of the close of business on the closing date is less than $82,437,826, the merger consideration will be adjusted downward on a dollar-for-dollar basis by the amount of the shortfall, subject to the exclusions specified in the merger agreement. FFC will not issue fractional shares of FFC common stock as part of the stock consideration. For each fractional share that would otherwise be issued, FFC will pay cash, rounded to the nearest cent, determined by multiplying $44.35 by the fraction of a share of FFC common stock to which the holder would otherwise be entitled after taking into account all shares of First Illinois common stock held by that holder at the effective time and rounding the fraction to the nearest one ten-thousandth when expressed in decimal form.
The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.
Q:
How and when do I make any merger consideration election?

A:
First Illinois shareholders will be offered the opportunity to elect to receive their merger consideration in the form of the cash consideration, the stock consideration or a combination election, in each case subject to adjustment and to the election and proration procedures described above and as provided in the merger agreement. A First Illinois shareholder making a combination election must specify on the election form the number of shares of First Illinois common stock to be converted into the cash consideration and the number to be converted into the stock consideration, which together must equal all shares covered by the election form. In lieu of any fractional shares of FFC common stock, First Illinois shareholders will receive cash. First Illinois shareholders who wish to make an election must complete the form of election and letter of transmittal (which we refer to as an “election form”) that will be mailed [on or about the date on which the proxy statement/prospectus is first mailed to First Illinois shareholders].

To make a valid election, First Illinois shareholders must submit to the exchange agent a properly completed election form (including duly executed transmittal materials included in the election form) by the election deadline of 5:00 p.m., Eastern Time on [•], 2026. An election form will be properly completed only if accompanied by an authorization for book entry transfer of uncertificated shares representing all shares of First Illinois common stock covered by the form of election (or an affidavit as to the loss, theft or destruction and appropriate and customary indemnification, as will be described in the form of election). First Illinois shareholders who do not submit an effective election form prior to the election deadline will be treated as having elected the stock consideration. If a combination election does not designate the form of consideration for all shares covered by the election form, the undesignated shares will be treated as no election shares. Carefully review and follow the instructions accompanying the election form.

Q:
Will First Illinois shareholders receive the form of merger consideration they elect?

A:
The form of merger consideration you receive may differ from the form of consideration that you elect to receive, and if you make a combination election, the mix of cash and stock you receive may differ from the mix you elect. This is because the First Illinois shareholder elections will be subject to the elections of other First Illinois shareholders and the proration mechanisms described above and pursuant to the merger agreement, as the maximum number of First Illinois shares that may be converted into the cash consideration is 727,377, and the maximum number that may be converted into the stock consideration is 1,697,213, subject to proportionate increases if shares are issued upon the exercise of First Illinois stock options. First Illinois shareholders who do not submit an effective election form prior to the election deadline will be treated as having elected the stock consideration.

Q:
What happens if I do not make a valid election?

A:
First Illinois shareholders who do not submit an effective election form prior to the election deadline will be treated as having elected the stock consideration, subject to the proration mechanisms described above and pursuant to the merger agreement.

Q:
What do I do if I want to revoke my election?

A:
At any time prior to the election deadline, a First Illinois shareholder may change his or her election, including to or from a combination election or to change the number of shares designated for cash or stock under a combination election, by written notice to the exchange agent accompanied by a properly completed and signed revised election form.

Q:
What will FFC shareholders be entitled to receive in the merger?

A:
FFC shareholders will not be entitled to receive any merger consideration and will continue to hold the shares of FFC common stock that they held immediately prior to the completion of the merger. Following the merger, shares of FFC common stock will continue to be traded on Nasdaq under the symbol “THFF.”

Q:
Will the value of the merger consideration change between the date of this document and the time the merger is completed?

A:
Yes. The stock consideration is fixed at 0.5727 shares of FFC common stock per First Illinois share, but the market value of those shares will fluctuate with the market price of FFC common stock until the closing date. The cash consideration is fixed at $44.35 per share, subject to the allocation and election procedures and any adjustment and proration provided in the merger agreement. Neither FFC nor First Illinois is permitted to terminate the merger agreement solely because the market price of either company’s common stock increases or decreases.

Q:
How will the merger affect outstanding First Illinois equity awards?

A:
At the effective time, the First Illinois Corporation 2011 Stock Compensation Plan and the First Illinois Corporation 2022 Stock Compensation Plan, and all award agreements under them, will terminate, and no First Illinois equity award will be assumed or converted into an award of FFC. As of the record date, the outstanding awards consisted of [166,840] First Illinois stock options, [5,629] shares subject to First Illinois restricted stock awards and [180,100] First Illinois stock appreciation rights. There are no other equity awards. Each outstanding award will be settled as follows:

•
Stock options.   Each of the 166,840 outstanding First Illinois Stock Options will be canceled in exchange for a cash payment equal to the excess, if any, of the $44.35 cash consideration over the applicable exercise price, multiplied by the number of shares subject to the option.

•
Restricted stock awards.   The 5,629 shares subject to outstanding First Illinois restricted stock awards will vest in full at the effective time, and the underlying shares will be treated as outstanding shares of First Illinois common stock entitled to the merger consideration.

•
Stock appreciation rights.   Each of the 180,100 outstanding First Illinois stock appreciation rights will be canceled in exchange for a cash payment determined under the applicable award agreement and the First Illinois Equity Plan.

•
Timing, tax treatment and withholding.   Option and stock appreciation right payments will be treated as compensation and paid on or as soon as administratively practicable following the effective time, net of applicable withholding taxes. FFC and the exchange agent are entitled to deduct and withhold amounts required under applicable tax law from any consideration payable under the merger agreement.

Section 280G.   As a condition to closing, First Illinois must deliver a certificate of its chief executive officer and chief financial officer confirming that no payments to any “disqualified individual” in connection with the merger will constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).
Q:
What matters will be considered at the special meeting?

A:
At the special meeting, First Illinois shareholders will be asked to consider and vote on the following proposals:

•
The merger proposal; and

•
The adjournment proposal.

In order to complete the merger, among other things, First Illinois shareholders must approve the merger proposal (the “First Illinois shareholder approval”). The adjournment proposal is not a condition to the completion of the merger.
Q:
Who is entitled to vote at the special meeting?

A:
First Illinois shareholders of record at the close of business on [November 6], 2026 (the “record date”) are entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements of the meeting. A First Illinois shareholder may only vote if present in person or represented by a valid proxy at the special meeting.

Q:
What vote is required to approve the proposals at the special meeting?

A:
To approve the merger proposal, the affirmative vote of the holders of at least a majority of the total outstanding shares of First Illinois common stock entitled to vote as of the record date is required. If you do not submit a proxy, do not vote in person, or do not instruct your bank, broker, or other nominee, your shares will be treated the same as a vote “AGAINST” this proposal. Abstentions are also treated as votes “AGAINST” because approval requires a majority of the total outstanding shares entitled to vote.

To approve the adjournment proposal, the affirmative vote of a majority of the shares of First Illinois common stock represented at the First Illinois special meeting in person or by proxy is required. Abstentions will be treated as votes “AGAINST” this proposal. Broker non-votes are not counted as shares entitled to vote, and therefore have no effect on the outcome of this proposal.
Q:
How do I vote?

A:
After carefully reading and considering the information contained in this document, please follow the instructions that accompany your proxy card and cast your vote as soon as possible by returning your completed, signed, and dated proxy card in the enclosed envelope (please allow a minimum of 10 days for your proxy card to be processed). You may also attend the special meeting and vote in person. Even if you are planning to attend the special meeting, First Illinois requests that you cast your vote by proxy card. If your shares are held in “street name,” through a bank, broker, or other nominee, that institution will send you separate instructions describing the procedure for voting such shares. Please follow the voting instructions provided by your bank, broker, or other nominee. Note that if your First

Illinois common stock is held in “street name” through a bank, broker, or other nominee, you cannot vote your shares by returning a proxy card directly to First Illinois, or by voting in person at the special meeting, unless you first obtain and submit a “legal proxy” from your bank, broker, or other nominee.
Q:
How many votes do I have?

A:
Each share of First Illinois common stock that you own as of the record date entitles you to one vote. As of the close of business on the record date, there were [2,424,590] outstanding shares of First Illinois common stock.

Q:
What constitutes a quorum at the special meeting?

A:
A quorum requires the presence, in person or by proxy, of a majority of the outstanding shares of First Illinois common stock entitled to vote on a matter. Shares represented by proxies submitted by mail, as well as shares voted in person, will be counted toward the quorum. Abstentions will be counted as present for quorum purposes. Because none of the proposals to be presented at the special meeting are considered “routine” matters, banks, brokers, and other nominees do not have discretionary authority to vote. As a result, if shares are held in street name and voting instructions are not provided, those shares will not be counted as present for purposes of establishing a quorum.

Q:
Why is my vote important?

A:
The merger cannot be completed unless First Illinois shareholders approve the merger proposal, which is the only applicable proposal that needs to be approved by First Illinois shareholders to complete the merger.

If you are a record holder of First Illinois common stock (meaning a share certificate has been issued in your name or your name appears on First Illinois’ stock ledger) as of the record date, failing to vote, either by submitting a proxy or by attending and voting in person at the special meeting, will make it more difficult for First Illinois to obtain the necessary quorum to hold the meeting and to approve the proposals presented at the meeting. In addition, a failure to vote, whether by proxy or in person, will have the same effect as a vote “against” the merger proposal, because this proposal requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote.
As an inducement for FFC to enter into the merger agreement, each director of First Illinois, in his individual capacity as a shareholder of First Illinois, and who in the aggregate own approximately 40.7% of the outstanding shares of First Illinois common stock as of the record date, has entered into a voting agreement with FFC. Subject to the terms of the voting agreement, such directors have agreed, among other things, to vote all of their First Illinois common stock covered by the voting agreement “FOR” the merger proposal.
If you are the record holder of your shares and you submit a proxy without indicating voting instructions, your proxy will be voted “FOR” both the merger proposal and the adjournment proposal.
If your shares are held in “street name” through a bank, broker, or other nominee, your bank, broker, or other nominee may vote your shares only if you provide voting instructions. Banks, brokers, and other nominees do not have discretionary authority to vote on any of the proposals being presented at the special meeting. Shares not voted due to lack of instructions will have the same effect as a vote against the merger proposal, and will have no effect on the adjournment proposal.
If you abstain from voting, either in person or by proxy, or otherwise do not vote your shares, your abstention or failure to vote will have the same effect as a vote against the merger proposal, but will have no effect on the approval of the adjournment proposal. See “The special meeting — Vote Required” for a description of the vote required for approval of the proposals to be presented at the special meeting.
Q:
What is the recommendation of the First Illinois board of directors?

A:
The First Illinois board of directors unanimously recommends that First Illinois shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:
What if I return my proxy but do not mark it to show how I am voting?

A:
If your proxy card is signed and returned without indicating your voting choices, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal, in accordance with the recommendation of the First Illinois board of directors.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of First Illinois common stock, you may change your vote at any time before your proxy is voted at the special meeting by:

•
signing and returning a proxy card with a later date,

•
delivering a written revocation to First Illinois’ corporate secretary, or

•
attending the special meeting in person and voting by ballot.

Attendance at the meeting by itself will not automatically revoke your proxy. Any revocation or later-dated proxy received after the vote is taken at the special meeting will not affect your previously submitted proxy.
The mailing address for delivering revocations is: First Illinois Corporation, 225 N. Water Street, Decatur, IL 62523, Attention: Brett Swallow, Corporate Secretary.
If your shares are held in “street name” through a bank, broker, or other nominee, you should contact your bank, broker, or other nominee to change your voting instructions.
Q:
What regulatory approvals are required to complete the merger?

A:
In order to complete the merger, FFC and First Illinois must obtain all regulatory approvals, consents and orders required in connection with the MidCo merger, the merger and the bank merger. The required approvals include the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), under the Bank Holding Company Act, the Office of the Comptroller of the Currency (the “OCC”) under the Bank Merger Act, and the Illinois Department of Financial and Professional Regulation (the “IDFPR”). FFC has filed the required applications, filings and notices. First Illinois will file the required application, filing or notice required by the Federal Reserve Board for the MidCo merger. The regulatory approvals required for completion of the merger are described in more detail under the section entitled “The Merger — Regulatory Approvals Required for the Merger,” beginning on page 52.

Q:
Do I have dissenters’ or appraisal rights with respect to the merger?

A:
Under Illinois law, First Illinois shareholders have the right to dissent from the merger. This means that First Illinois shareholders are legally entitled to demand payment in cash for the fair value of their shares, excluding any appreciation in value resulting from the merger. To preserve dissenters’ rights, you must (i) deliver written notice to First Illinois of your intent to demand payment for your First Illinois common stock before the special meeting or at the special meeting but before the vote is taken, (ii) refrain from voting in favor of the merger proposal, and (iii) otherwise comply with the requirements of Section 11.65 and Section 11.70 of the Illinois Business Corporation Act of 1983, as amended (the “ILBCA”). Notices should be addressed to First Illinois Corporation, 225 N. Water Street, Decatur, Illinois 62523, Attention: Brett Swallow, Corporate Secretary.

To fully exercise dissenters’ rights, First Illinois shareholders must strictly comply with the procedures prescribed by the ILBCA. For a more detailed description of these procedures, see the section entitled “Dissenters’ Rights” beginning on page 88 and Appendix C to this proxy statement/prospectus.
Q:
What are the material U.S. federal income tax consequences of the merger to me?

A:
The merger is expected to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of FFC and First Illinois to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to that effect. However, neither FFC nor First Illinois has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization. First Illinois shareholders may elect to receive cash consideration, stock consideration or a combination of cash consideration and stock consideration. If the cash or stock election is oversubscribed, however, proration may result in a shareholder receiving a different mix of cash consideration and stock consideration than such shareholder elected. A holder receiving solely cash consideration generally will recognize gain or loss, subject to possible dividend treatment. A holder receiving a combination of FFC common stock and cash generally will recognize gain, but not loss, up to the amount of cash received, subject to possible dividend treatment. A holder receiving solely stock consideration generally will not recognize gain or loss, except for gain or loss recognized on cash received in lieu of a fractional share. A holder exercising dissenters’ rights and receiving cash generally will recognize gain or loss. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 68.
Tax matters are complicated, and the tax consequences of the merger to a particular First Illinois shareholder will depend on such shareholder’s individual circumstances. Accordingly, each First Illinois shareholder is urged to consult such shareholder’s own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income, and other tax laws.
Q:
What risks should I consider before I vote on the merger?

A:
We encourage you to read carefully the detailed information about the merger contained in this proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 18.

Q:
When do you expect to complete the merger?

A:
We are working to complete the merger in the first quarter of 2027, after the special meeting is held, assuming that the First Illinois shareholder approval and the required regulatory approvals are received, and that the other conditions to closing set forth in the merger agreement are satisfied or waived. We may experience delays in satisfying these conditions, or they may not be satisfied at all. If the merger is not completed on or before March 31, 2027, either FFC or First Illinois may terminate the merger agreement, subject to the extension provisions described below. Either party may extend that date for up to 60 additional days, in 30-day increments, if a required regulatory authorization, consent, order or approval is pending and has not been denied by a non-appealable decision, by written notice no later than 5:00 p.m. Indianapolis time at least two business days before such date, subject to the limitation for a party whose failure to perform primarily caused the delay. If the SEC has not declared the registration statement effective by March 31, 2027, such date will automatically extend to May 31, 2027. The parties may also agree in writing to a later date. See the section entitled “Risk Factors” beginning on page 18 for a discussion of risks relating to the merger.

Q:
What happens if I sell my shares after the record date but before the special meeting?

A:
Because the record date occurs before the special meeting and before the expected completion of the merger, a sale or transfer of your shares after the record date but before the special meeting will not affect your right to vote at the special meeting (so long as the shares remain outstanding on the special meeting date). However, if you sell or otherwise transfer your shares of First Illinois common stock after the record date and before completion of the merger, you will not be entitled to receive the merger consideration in connection with the merger. To receive the merger consideration, you must continue to hold your shares of First Illinois common stock through the completion of the merger.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of First Illinois common stock will not receive any merger consideration for their shares in connection with the merger. Instead, each of FFC and First Illinois will remain an independent company and FFC’s common stock will continue to be listed and traded on Nasdaq. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by First Illinois. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 62 for a complete discussion of the circumstances under which a termination fee would be required to be paid.
Q:
If I am a First Illinois shareholder, will I be able to sell the shares of FFC common stock I receive as a result of the merger?

A:
Yes. The FFC common stock issued as a result of the merger will be registered under the Securities Act, and FFC will cause the shares issued in the merger to be listed on Nasdaq, subject to official notice of issuance. All shares of FFC common stock that First Illinois shareholders receive pursuant to the merger will be freely transferable unless the holder is deemed to be an affiliate of FFC. Affiliates of FFC will be able to sell the shares they receive pursuant to the merger subject to applicable restrictions and securities regulations. See the section entitled “The Merger — Resale of FFC Common Stock” beginning on page 55.

Q:
If I hold my shares of First Illinois common stock in certificated form, should I send in my First Illinois common stock certificates now?

A:
No. Please do not send in your First Illinois stock certificates with your proxy.   After completion of the merger, the exchange agent will send you instructions for exchanging First Illinois stock certificates for the merger consideration. See the section entitled “The Merger Agreement — Exchange Procedures” beginning on page 58.

Q:
What should I do if I hold my First Illinois common stock in book entry form at a bank, broker, or other nominee?

A:
You are not required to take any special additional actions to receive the merger consideration if your First Illinois common stock is held in book entry form at a bank, broker, or other nominee. After the completion of the merger, the exchange agent will send you instructions for converting your book entry shares for the merger consideration. See the section entitled “The Merger Agreement — Exchange Procedures” beginning on page 58.

Q:
Whom may I contact if I cannot locate my First Illinois stock certificate(s) ?

A:
If you are unable to locate your original First Illinois stock certificate(s), you should follow the procedures for lost, stolen or destroyed certificates provided in the instructions to the letter of transmittal. For any additional questions, you may contact Brett Swallow, Corporate Secretary of First Illinois, at (217) 872-6261.

Q:
What should I do if I receive more than one set of voting materials?

A:
First Illinois shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of First Illinois common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of First Illinois common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of First Illinois common stock that you own.

Q:
How will my rights as a First Illinois shareholder differ following the merger?

A:
Upon completion of the merger, holders of First Illinois common stock who receive the stock consideration will become FFC shareholders and their rights as shareholders will be governed by FFC’s articles of incorporation and bylaws, as well as the Indiana Business Corporation Law. The rights associated with First Illinois common stock are different from the rights associated with FFC common stock. See “Comparison of Shareholder Rights” beginning on page 77.

Q:
How will I discover if the information contained in this proxy statement has changed prior to voting my shares?

A:
The information contained in this proxy statement/prospectus is provided as of the date set forth herein. Certain information with respect to FFC is incorporated by reference from filings it has made with the SEC, while information regarding First Illinois is included directly in this proxy statement/prospectus.

If, prior to the special meeting, there are any material changes to the information relating to the merger, FFC, First Illinois, or any other information required to be disclosed under applicable securities laws, such changes will be disclosed in an amendment or supplement to this proxy statement/prospectus, if required, or, where permitted, through filings incorporated by reference, which will be publicly available and provided to shareholders upon request at no cost.
Q:
Whom should I contact with questions or to obtain additional copies of this proxy statement/prospectus?

A:
If you would like additional copies of this proxy statement/prospectus, or if you would like to ask any questions about the merger and related matters, you should contact:

For First Illinois shareholders:
First Illinois Corporation
225 N. Water Street
Decatur, Illinois 62523
Attention: Brett Swallow, Corporate Secretary
Telephone No.: (217) 872-6261

SUMMARY
We have prepared this summary of certain selected information to assist you in your review of this proxy statement/prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement/prospectus. To understand the merger and the issuance of shares of FFC common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices included in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item. In addition, we incorporate by reference important business and financial information about FFC into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 93. We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of your company’s shareholders. The financial information of FFC as of September 30, 2026 presented herein is preliminary, unaudited, and subject to completion of FFC’s financial closing procedures. This information reflects management’s current estimates based on information available as of the date hereof. FFC has not completed its quarter-end financial closing processes or internal reviews, and because this information has not been reviewed or audited by Crowe LLP, FFC’s independent registered public accounting firm, the actual financial results may differ materially from these preliminary estimates. Independent auditors have not expressed an opinion or any other form of assurance on this preliminary data.
The Companies (Page 10)
First Financial Corporation
FFC is a financial holding company incorporated under Indiana law in 1982 and headquartered in Terre Haute, Indiana. FFC owns all of the outstanding shares of common stock of First Financial Bank. At September 30, 2026, FFC had, on a consolidated basis, approximately $6.1 billion in assets, $4.9 billion in deposits, and shareholders’ equity of $660 million. First Financial Bank is headquartered in Terre Haute, Indiana and is the principal bank subsidiary of FFC. With approximately $6.0 billion in assets and [•] full-time equivalent employees as of September 30, 2026, First Financial Bank accounts for substantially all of FFC’s consolidated assets and results of operation. Through First Financial Bank, FFC offers a wide variety of financial services including commercial, mortgage, and consumer lending, lease financing, trust account services, and depositor services. First Financial Bank operates 84 full service offices in Indiana, Illinois, Kentucky, Tennessee, and Georgia, and six limited services offices.
FFC’s principal office is located at One First Financial Plaza, Terre Haute, Indiana 47807, and its telephone number at that location is (812) 238-6000. FFC common stock is traded on Nasdaq under the symbol “THFF.” First Financial Bank maintains an internet website at www.first-online.bank. The information on this website is not part of this proxy statement/prospectus. Additional information about FFC and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. For more information, see “Information About FFC” beginning on page 73 and “Where You Can Find More Information” beginning on page 93.
First Illinois Corporation
First Illinois, based in Decatur, Illinois, operates as the indirect bank holding company for Hickory Point Bank. Its material operations are limited to those of its principal subsidiary, Hickory Point Bank, an indirectly owned Illinois chartered commercial bank.
Founded in 1979, Hickory Point Bank is a full-service financial institution headquartered at 225 N. Water Street, Decatur, Illinois 62523. Hickory Point Bank provides a full range of banking services through its 8 full-service offices located in Champaign, Decatur, Forsyth and Springfield, Illinois. As an Illinois-chartered commercial bank, it is regulated by the Illinois Department of Financial and Professional Regulation (the “IDFPR”) and the Federal Deposit Insurance Corporation (the “FDIC”). Hickory Point Bank owns a 2% interest in The Title Center LLC, an Illinois limited liability company.
At September 30, 2026, First Illinois had total consolidated assets of $696.0 million, total loans and leases, net of allowance, of $434.3 million, total deposits of $601.2 million and total consolidated shareholders’ equity of $82.6 million.

First Illinois’ corporate offices are located at 225 N. Water Street, Decatur, Illinois 62523, and the telephone number is (217) 872-6375. Hickory Point Bank maintains an internet website at www.hickorypointbank.com. The information on this website is not part of this proxy statement/prospectus.
The Merger and Merger Agreement (Pages 34 and 56)
The merger agreement is attached to this proxy statement/prospectus as Appendix A, which is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.
Pursuant to the terms and conditions set forth in the merger agreement, First Illinois will be acquired by FFC in a transaction in which First Illinois will merge with and into FFC, with FFC as the surviving entity. Immediately prior to the merger, HPB Holdings, Inc., a wholly owned subsidiary of First Illinois, will merge with and into First Illinois, with First Illinois surviving and becoming the direct owner of Hickory Point Bank. Immediately after the merger, Hickory Point Bank will merge with and into First Financial Bank, a wholly owned subsidiary of FFC, with First Financial Bank as the surviving bank. First Financial Bank will continue as a national banking association under its existing charter and bylaws and will operate under the name “First Financial Bank, National Association,” with its home office at One First Financial Plaza, Terre Haute, Indiana 47807. The directors and officers of FFC immediately before the effective time will continue as the directors and officers of the surviving company, and the directors and officers of First Financial Bank immediately before the bank merger will continue as the directors and officers of the surviving bank. As a result of the mergers, First Illinois will cease to exist as a separate corporation and Hickory Point Bank will cease to exist as a separate financial institution.
Consideration to be Received in the Merger (Page 56)
At the effective time, each share of First Illinois common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will, by virtue of the merger and without any action on the part of the holder, be converted into the right to receive, at the holder’s election, subject to the allocation and election procedures and any adjustment and proration provided in the merger agreement, (i) the stock consideration of 0.5727 shares of FFC common stock, (ii) the cash consideration of $44.35, or (iii) pursuant to a combination election, the cash consideration with respect to the number of such holder’s shares designated by the holder and the stock consideration with respect to the holder’s remaining shares, in each case without interest. The stock consideration and cash consideration, including as received pursuant to a combination election, are referred to collectively as the “merger consideration.” Holders of First Illinois common stock may elect to receive cash, stock or a combination of cash and stock, subject to the maximum cash and stock election amounts and the applicable proration provisions in the merger agreement. Shares designated to receive cash pursuant to a combination election will be treated as cash election shares, and shares designated to receive stock pursuant to a combination election will be treated as stock election shares, for purposes of proration. The maximum number of First Illinois shares that may be converted into the cash consideration is 727,377, and the maximum number that may be converted into the stock consideration is 1,697,213, subject to proportionate increases if shares are issued upon the exercise of First Illinois stock options. Because of proration, First Illinois shareholders who elect cash consideration may receive part of their consideration in FFC common stock, First Illinois shareholders who elect stock consideration may receive part of their consideration in cash, and First Illinois shareholders who make a combination election may receive a mix of cash and FFC common stock that differs from the mix they elected. FFC may increase, but not decrease, the maximum number of shares of First Illinois common stock to be converted into the right to receive stock consideration in its sole discretion only if cash elections are below the maximum number of shares of First Illinois common stock to be converted into the right to receive cash consideration. As a result of proration, a First Illinois shareholder may receive a mix of cash and FFC common stock that differs from the shareholder’s election. Shares for which no valid election is made will be treated as stock election shares.
In addition, if First Illinois’ adjusted consolidated shareholders’ equity (estimated on a parent company only basis in the manner reported on its FR Y-9SP regulatory report, after accruing for all taxes for periods ending on or before the closing date) as of the close of business on the closing date is less than $82,437,826, the merger consideration will be adjusted downward on a dollar-for-dollar basis by the amount of the shortfall, subject to the exclusions specified in the merger agreement.
No fractional shares of FFC common stock will be issued in the merger. Instead, each First Illinois shareholder who would otherwise be entitled to a fractional share will receive cash, rounded to the nearest cent, equal to $44.35 multiplied by the fraction of a share of FFC common stock otherwise issuable, after aggregating all shares held by that holder and rounding the fractional share to the nearest one ten-thousandth.
Because the exchange ratio for the stock consideration is fixed at 0.5727 shares of FFC common stock per First Illinois share, the market value of the stock consideration will vary with the trading price of FFC common stock between now and completion of the merger. The value of the cash consideration is fixed at $44.35 per share, subject to any downward adjustment described above.
First Illinois Shareholders Will Own Approximately [8]% of the Outstanding FFC Common Stock after the Merger
Based on the number of shares of FFC common stock and First Illinois common stock outstanding as of the record date, First Illinois shareholders will collectively own approximately [8]% of the outstanding shares of FFC common stock after the merger on a fully diluted basis (disregarding any FFC common stock they may already own).
Expected Timing of the Merger (Page 56)
First Illinois and FFC currently expect the merger to be completed in the first quarter of 2027. However, neither company can predict the actual date on which the merger will be completed, or whether it will be completed at all, because closing is subject to conditions and factors outside the control of both companies. First Illinois must obtain approval from its shareholders, and the parties must also obtain the required regulatory approvals and satisfy the other conditions to closing set forth in the merger agreement. The merger is expected to be completed promptly once these conditions have been satisfied or waived.
If the merger is not completed by March 31, 2027, either FFC or First Illinois may terminate the merger agreement, subject to the right to extend such date for up to 60 additional days in 30-day increments if a required regulatory authorization, consent, order or approval is pending and has not been denied by a non-appealable decision, by written notice no later than 5:00 p.m. Indianapolis time at least two business days before such date. No extension is available if the failure to obtain the approval is primarily the result of that party’s failure to perform its obligations. If the SEC has not declared the registration statement effective by March 31, 2027, such date automatically extends to May 31, 2027. The parties may also agree in writing to a later date.
Treatment of First Illinois Equity Awards (Page 59)
At the effective time, the First Illinois Corporation 2011 Stock Compensation Plan and 2022 Stock Compensation Plan, and all award agreements thereunder, will terminate, and no First Illinois equity awards will be assumed by or converted into awards of FFC. The equity awards, which following amounts are as of the record date, shall be treated as follows, (i) the [166,840] outstanding First Illinois stock options will be canceled in exchange for a cash payment based on the $44.35 cash consideration and the applicable exercise price; (ii) each of the [5,629] shares subject to outstanding First Illinois restricted stock awards will vest in full and receive the merger consideration; and (iii) each of the [180,100] outstanding First Illinois stock appreciation rights will be canceled in exchange for a cash payment determined in accordance with the applicable award agreement and Company Equity Plan. Option and stock appreciation right payments will be treated as compensation and paid on or as soon as administratively practicable following the effective time, net of applicable withholding taxes. FFC and the exchange agent may deduct and withhold amounts required by applicable tax law from any consideration payable under the merger agreement. As a condition to closing, First Illinois must deliver a certificate signed by its chief executive officer and chief financial officer confirming that no payments to any disqualified individual in connection with the merger will constitute excess parachute payments under Section 280G of the Code.

Recommendation of the First Illinois Board of Directors and Reasons of First Illinois for the Merger (Page 38)
After careful consideration, the First Illinois board of directors, at a special meeting held on August 26, 2026, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of First Illinois and its shareholders, (ii) approved and adopted the merger agreement and (iii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the First Illinois board of directors unanimously recommends that First Illinois shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. For the factors considered by the First Illinois board of directors in reaching its decision to approve the merger agreement, including the merger, and making its recommendation, see the section entitled “The Merger — Recommendation of the First Illinois Board of Directors and Reasons of First Illinois for the Merger.”
Opinion of First Illinois’ Financial Advisor (Page 41)
At the August 26, 2026 meeting at which the First Illinois board of directors considered the transaction and the merger agreement, Piper Sandler & Co. (“Piper Sandler”) delivered its written opinion to the First Illinois board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration was fair from a financial point of view to the holders of First Illinois common stock.
The Piper Sandler written opinion, dated August 26, 2026, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The Piper Sandler opinion was addressed to the First Illinois board of directors in connection with its consideration of the financial terms of the merger. It did not address First Illinois’ business decision to enter into the merger, the form or structure of the merger, any other transactions contemplated in the merger agreement, the merits of the merger as compared to alternative transactions or business strategies, or the effect of any transaction in which First Illinois might engage. Piper Sandler also did not express any opinion regarding the fairness of the amount or nature of the compensation to be received in the merger by any officer, director, or employee of First Illinois, or any class of such persons, relative to the compensation to be received by other First Illinois shareholders. First Illinois shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
First Illinois’ Directors and Executive Officers Have Interests in the Merger that Differ From, or are in Addition to, Your Interests in the Merger (Page 52)
You should be aware that the directors and executive officers of First Illinois have interests in the merger that are different from, or are in addition to, the interests of First Illinois shareholders. These interests may create potential conflicts of interest. The First Illinois board of directors was aware of and considered these interests, among other matters, when making its decisions to approve the merger agreement and in recommending that First Illinois shareholders vote in favor of approving the merger agreement.
For a complete description of these interests, see “The Merger — Interests of Certain Persons in the Merger” on page 52.
Governance of the Combined Company and the Combined Bank After the Merger (Page 55)
The directors and officers of FFC and First Financial Bank in office immediately before the effective time of the mergers will continue to serve as the directors and officers of FFC and First Financial Bank, respectively, following completion of the merger and the bank merger. No director or officer of First Illinois will become a director or officer of FFC or First Financial Bank as a result of the merger or the bank merger.
Headquarters and Name of the Combined Company (Page 55)
After the effective time, FFC’s headquarters will remain at One First Financial Plaza, Terre Haute, Indiana 47807. The combined company will continue under the name “First Financial Corporation” and its common stock will continue to trade on Nasdaq under the ticker symbol “THFF.” The combined bank will be First Financial Bank, National Association, operated under its existing charter and bylaws, with its home office at One First Financial Plaza, Terre Haute, Indiana 47807.
In Order to Complete the Merger, We Must First Obtain Certain Regulatory Approvals (Page 52)
In order to complete the merger, FFC and First Illinois must obtain all regulatory approvals, consents and orders required in connection with the MidCo merger, the merger and the bank merger. The required approvals include the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the OCC under the Bank Merger Act, and the IDFPR. FFC has filed the required applications, filings and notices. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition. First Illinois will file the required application, filing or notice required by the Federal Reserve Board for the MidCo merger.
Additional Conditions to Consummation of the Merger (Page 61)
In addition to the First Illinois shareholder approval and receipt of required regulatory approvals, consummation of the merger is subject to the satisfaction of a number of conditions set forth in the merger agreement, including, among others, Nasdaq authorization for listing the FFC common stock issuable in the merger, effectiveness of the Form S-4 registering such shares of FFC common stock with the SEC, the absence of legal restraints, receipt of the required tax opinions, the absence of any change, event, circumstance or effect that would materially adversely affect the business, properties, results of operations or financial condition of either party and its subsidiaries, taken as a whole, subject to the exclusions and exceptions set forth in the merger agreement, satisfaction of the applicable representation and warranty standards, performance of the parties’ obligations as set forth in the merger agreement, First Illinois’ delivery of the required certificate of non-U.S. real property holding corporation status and IRS notice, delivery of a certificate confirming that no payments to any “disqualified individual” in connection with the merger will constitute “excess parachute payments” within the meaning of Section 280G of the Code, and First Illinois’ use of commercially reasonable efforts to obtain the required third-party consents.
Where the law permits, either FFC or First Illinois could elect to waive a condition to its obligation to complete the merger, although that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.
In addition, after the shareholders of First Illinois have approved the merger proposal, we may not amend the merger agreement to reduce the amount or change the form of consideration to be received by First Illinois shareholders in the merger without the approval of First Illinois shareholders as required by law.
We May Decide Not to Complete the Merger (Page 62)
First Illinois and FFC, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of First Illinois have voted to approve the merger proposal. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:
•
if any governmental entity that must grant a required regulatory approval of the merger or the bank merger has denied such approval and such denial has become final and nonappealable, unless the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement;

•
if any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger;

•
failure to complete the merger by March 31, 2027 (or such later date as may be agreed in writing by the parties or as extended under the merger agreement if a required regulatory authorization, consent, order or approval is not received and all mandatory waiting periods have expired or the SEC has not declared the registration statement effective);

•
if the other party has breached any of its covenants, agreements, representations or warranties contained in the merger agreement based on the closing condition standards set forth in the merger agreement, and the party seeking to terminate is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within twenty (20) days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured within such twenty (20) day period; and
•
if the shareholders of First Illinois fail to approve the merger proposal at a duly held meeting of shareholders (including any adjournment or postponement thereof), provided that FFC does not have a separate termination right arising from First Illinois’ failure to make its board recommendation or a change in or withdrawal of such recommendation, or First Illinois’ material breach of its obligations relating to the solicitation of competing acquisition proposals;

Under some circumstances, First Illinois will be required to pay a termination fee to FFC if the merger agreement is terminated.
First Illinois must pay FFC a termination fee of $4.4 million if:
•
FFC terminates the merger agreement because (A) the First Illinois board of directors has failed to make a unanimous recommendation that the First Illinois shareholders approve the merger agreement and the merger or has changed or withdrawn its recommendation, or (B) First Illinois has materially breached its non-solicitation obligations. First Illinois must pay the termination fee immediately following termination, except that FFC may pursue remedies for a willful and material breach of the non-solicitation obligations in lieu of the fee in the case of certain material breaches of the merger agreement;

•
First Illinois terminates the merger agreement before the special meeting to enter into an agreement relating to a proposal which its board of directors has concluded, in good faith, to be materially more favorable from a financial point of view to the First Illinois shareholders than the merger, provided that First Illinois has not materially breached its non-solicitation obligations and pays the termination fee simultaneously with and as a condition of termination;

•
if the merger agreement is terminated by either party as a result of the failure of First Illinois’ shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal (which has not been withdrawn at least two (2) business days prior to the First Illinois shareholder meeting) for a tender or exchange offer, for a merger or consolidation or other business combination involving First Illinois or Hickory Point Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, First Illinois or Hickory Point Bank and, within one year of the termination, First Illinois or Hickory Point Bank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

Material U.S. Federal Income Tax Consequences of the Merger (Page 68)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to FFC’s and First Illinois’ obligations to complete the merger that each receives a legal opinion to that effect. Neither FFC nor First Illinois will request or receive a ruling from the U.S. Internal Revenue Service (the “IRS”) that the merger will qualify as a reorganization.
If the merger is completed, holders of First Illinois common stock may elect to receive cash, stock or a combination of cash and stock, subject to allocation and proration, and proration may result in a holder receiving a combination of cash and stock that differs from the holder’s election. Cash will also be paid in lieu of fractional shares.
Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 68, a First Illinois shareholder that is a U.S. holder and receives solely cash consideration generally will recognize gain or loss equal to the difference between the cash received and the holder’s adjusted tax basis in the shares exchanged, subject to possible dividend treatment. A U.S. holder that receives a combination of FFC common stock and cash, whether by election or as a result of proration, generally will recognize gain, but not loss, in an amount not exceeding the cash received, subject to possible dividend treatment. A U.S. holder that receives solely stock consideration generally will not recognize gain or loss, except with respect to cash received in lieu of a fractional share. In addition, First Illinois shareholders will generally recognize gain or loss if they exercise dissenters’ rights and receive cash in exchange for shares of First Illinois common stock.
The tax consequences of the merger to a particular First Illinois shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, each First Illinois shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of U.S. federal, state, local and foreign income, and other tax laws.
Accounting Treatment (Page 52)
The merger will be accounted for as an acquisition of First Illinois by FFC under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles.
Voting Agreement (Page 64)
As an inducement for FFC to enter into the merger agreement, each director of First Illinois, in his individual capacity as a shareholder of First Illinois, and who in the aggregate own approximately 40.7% of the outstanding shares of First Illinois common stock as of the record date, has entered into a voting agreement with FFC. Subject to the terms of the voting agreement, such directors have agreed, among other things, to vote all of their First Illinois common stock covered by the voting agreement “FOR” the merger proposal. The voting agreement will terminate upon the earliest of termination of the merger agreement, approval of the transactions contemplated by the merger agreement by First Illinois shareholders, or mutual written agreement of the parties.
Comparison of Shareholder Rights (Page 77)
The conversion of your First Illinois common stock into the right to receive FFC common stock or cash in the merger will result in differences between your rights as a First Illinois shareholder, which are governed by the ILBCA and First Illinois’ articles of incorporation and bylaws, and your rights as an FFC shareholder, which are governed by the Indiana Business Corporation Law and FFC’s articles of incorporation and bylaws.
The Special Meeting (Page 27)
The special meeting will be held on [• at 10:00 a.m., Central Time] at the Hickory Point Bank Building, 225 North Water Street, Decatur, IL 62523, unless adjourned or postponed. At the special meeting, First Illinois shareholders will be asked to consider and vote on the following matters:
•
the merger proposal; and

•
the adjournment proposal.

No other business may be conducted at the special meeting.
You may vote at the special meeting if you owned First Illinois common stock as of the close of business on [November 6], 2026, the record date. Each share of First Illinois common stock entitles the holder to one vote at the special meeting on each proposal to be considered.
To approve the merger proposal, the affirmative vote of the holders of at least a majority of the total outstanding shares of First Illinois common stock entitled to vote as of the record date is required. If you do not submit a proxy, do not vote in person, or do not instruct your bank, broker, or other nominee, your shares will be treated the same as a vote “AGAINST” the merger proposal. Abstentions are also treated as votes “AGAINST” the merger proposal because approval requires a majority of the total outstanding shares entitled to vote.
To approve the adjournment proposal, the affirmative vote of a majority of the shares of First Illinois common stock represented at the special meeting in person or by proxy is required. Abstentions will be treated as votes “AGAINST” the adjournment proposal. Broker non-votes are not counted as shares entitled to vote, and therefore have no effect on the outcome of the adjournment proposal.

A quorum for the special meeting consists of at least a majority of the outstanding shares of First Illinois common stock entitled to vote, represented in person or by proxy at the special meeting. For quorum purposes, shares present in person or by proxy, including votes marked “FOR,” “AGAINST,” or “ABSTAIN” are counted as present. Because none of the proposals to be presented at the special meeting are considered “routine” matters, banks, brokers, and other nominees do not have discretionary authority to vote. As a result, if shares are held in street name and voting instructions are not provided, those shares will not be counted as present for purposes of establishing a quorum. Without a quorum, no business, including the merger or adjournment proposals, can be conducted.
First Illinois shareholders of record may vote by mail, or by attending the special meeting and voting in person. Each proxy returned to First Illinois by a record holder of First Illinois common stock which is not revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed First Illinois proxy that is returned, such proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. First Illinois shareholders who hold their shares in “street name” through a bank, broker, or other nominee must follow the instructions provided by their bank, broker, or other nominee to vote their shares.
First Illinois Shareholders Have Dissenters’ Rights (Page 88)
First Illinois shareholders may dissent from the merger and, upon complying with the requirements of Illinois law, demand cash in the amount of the fair value of their shares instead of the merger consideration specified in the merger agreement. A copy of the section of the ILBCA pertaining to dissenters’ rights is attached as Appendix C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.
The exercise of dissenters’ rights by holders of First Illinois common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.
Risk Factors (Page 18)
You should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors.” You should also read and consider the risk factors relating to the businesses of FFC and ownership of FFC common stock described in FFC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and its other filings with the SEC, as well as any subsequent documents filed by FFC with the SEC, which are incorporated into this proxy statement/prospectus by reference. See the section entitled “Where You Can Find More Information” beginning on page 93.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption entitled “Cautionary Statement Regarding Forward-Looking Statements,” First Illinois shareholders should carefully consider the following factors in deciding whether to approve the merger proposal or otherwise evaluate the merger. Please see the section entitled “Where You Can Find More Information.”
Risks Related to the Merger
The exchange ratio is fixed for the stock consideration and will not be adjusted in the event of any change in FFC’s stock price. Because the market price of FFC common stock will fluctuate, holders of First Illinois common stock who receive stock consideration cannot be certain of the market value of the merger consideration they will receive.
In the merger, each share of First Illinois common stock issued and outstanding immediately prior to the effective time (other than cancelled shares and dissenting shares) will be converted into the right to receive, at the holder’s election, 0.5727 shares of FFC common stock, $44.35 in cash or a combination of 0.5727 shares of FFC common stock and $44.35 in cash with respect to designated portions of the holder’s shares, subject to allocation and proration. The exchange ratio for the stock consideration is fixed and will not be adjusted for changes in the market price of either FFC common stock or First Illinois common stock. Changes in the price of FFC common stock prior to the merger will affect the market value of the stock consideration. Neither FFC nor First Illinois is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of FFC common stock or First Illinois common stock.
Stock price changes may result from a variety of factors, including general market and economic conditions, impacts and disruptions resulting from changes in FFC’s or First Illinois’ businesses, operations and prospects and regulatory considerations, many of which factors are beyond FFC’s or First Illinois’ control. There will be a time lapse between the date on which First Illinois shareholders vote on the merger agreement at the special meeting and the date on which First Illinois shareholders actually receive shares of FFC common stock in the merger. In addition, there will be a time lapse between the deadline for First Illinois shareholders to make an election as to which form of merger consideration they wish to receive, and the date on which First Illinois shareholders actually receive shares of FFC common stock in the merger. Therefore, at the time of the special meeting, First Illinois shareholders electing to receive stock consideration, including pursuant to a combination election, or that are otherwise allocated stock consideration as a result of the election and proration procedures in the merger agreement, will not know the market value of the stock consideration to be delivered by FFC at the effective time. You should obtain current market quotations for shares of FFC common stock.
First Illinois shareholders who make a combination election may not receive the mix of cash and stock they elect, and the tax consequences of a combination election will not be known at the time of election.
The cash election and stock election portions of a combination election are each subject to proration, so a shareholder making a combination election may receive more stock or more cash than elected. A shareholder receiving a combination of cash and FFC common stock generally will recognize gain, but not loss, up to the amount of cash received, and such cash may be treated as a dividend depending on the shareholder’s circumstances. Because the final allocation will not be determined until after the election deadline, shareholders cannot know the precise tax consequences of their election when they make it. In addition, a combination election that does not properly designate all covered shares will be treated, in whole or in part, as a non-election, and the undesignated shares will be converted into the stock consideration, subject to proration.
The merger will involve significant transaction and integration costs, some of which will be incurred even if the merger is not completed, and FFC may incur additional charges after closing.
FFC and First Illinois have incurred, and will continue to incur, substantial expenses in connection with negotiating and completing the transactions contemplated by the merger agreement. These expenses include legal, financial advisory, accounting, consulting, and other advisory fees, as well as public company filing fees, regulatory fees, financial printing costs, and other related expenditures. Certain of these costs are payable by one or both parties regardless of whether the merger is completed. Accordingly, if the merger is not completed, FFC and First Illinois would be required to recognize these expenses without realizing the anticipated benefits of the transaction.
Following the consummation of the merger, FFC is expected to incur significant integration costs. A wide range of processes, policies, procedures, operations, technologies, and systems may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing, and employee benefits. Although FFC and First Illinois have made assumptions regarding the level of integration costs, numerous factors outside their control could affect both the total amount and the timing of such costs, many of which are inherently difficult to estimate. These integration activities may result in FFC recording charges against earnings after completion of the merger, and the amount and timing of any such charges are uncertain.
FFC may not realize the anticipated cost savings and other benefits of the merger within the expected time frame or at all.
The success of the merger will depend in part on the ability of FFC to realize the cost savings and other anticipated benefits expected to result from combining First Illinois into FFC. Achieving these benefits will require effective integration of operations, processes, systems, and personnel. If FFC is unable to successfully integrate First Illinois’ businesses in a manner that permits the expected efficiencies and cost savings to be realized, the anticipated benefits of the merger to FFC may not be realized fully or at all, or may take longer to realize than currently expected. In addition, the amount of actual cost savings and other benefits may be lower than anticipated, and the integration process may involve additional and unforeseen expenses.
Until completion of the merger, FFC and First Illinois must continue to operate independently. The integration process could result in the loss of key employees, disruption of ongoing business operations, or inconsistencies in standards, controls, procedures and policies, which could adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts may also divert management attention and resources from ongoing business operations. These integration-related risks could adversely affect both companies during the transition period and could continue to adversely impact FFC for an undetermined period following completion of the merger.
FFC may be unable to retain key FFC or First Illinois personnel while the merger is pending or after it is completed, which could result in loss of customers and make integration more difficult.
Until the completion of the merger, FFC and First Illinois will continue to operate independently. Uncertainty regarding the effects of the merger on employees, customers, and other stakeholders may adversely affect First Illinois and, in turn, FFC. Such uncertainty could impair the companies’ ability to attract, retain, or motivate key personnel and could lead customers or business partners to reconsider or change their existing relationships with First Illinois.
Retention of certain employees may be particularly challenging during the pendency of the merger, as employees may be uncertain about their future roles with FFC. Some employees may choose not to remain with First Illinois while the merger is pending or with FFC after the merger is completed. If key employees, including management or other personnel critical to the integration and future operations of the combined company, depart, the companies could experience operational disruptions, loss of institutional knowledge, expertise or other important capabilities, and the loss of existing customers or business relationships. Employee departures may also result in unanticipated recruitment and training costs, and management’s attention may be diverted from integration efforts to hiring and onboarding replacements. FFC and First Illinois may not be able to identify, attract, or retain suitable replacement personnel in a timely manner, which could further impair FFC’s operations following the merger. For more information, see the section entitled “The Merger-Governance of the Combined Company and Combined Bank After the Merger” beginning on page 55.

First Illinois shareholders will have a reduced ownership and voting interest in FFC after the merger and will exercise less influence over its management.
First Illinois shareholders currently have the right to vote in the election of First Illinois’ board of directors and on other matters affecting First Illinois. Upon completion of the merger, shareholders of First Illinois will hold a smaller percentage ownership interest in FFC than the percentage they now hold in First Illinois. Based on 11,891,896 FFC shares outstanding at signing and the maximum stock issuance described in the merger agreement, former First Illinois shareholders would own approximately [8]% of the outstanding shares of FFC common stock immediately following the merger, subject to adjustment and confirmation as of the applicable record date. As a result, First Illinois shareholders will have reduced relative voting power and, accordingly, less influence over the management, strategic direction and policies of FFC than they currently exercise with respect to First Illinois.
The shares of FFC common stock to be received by holders of First Illinois common stock will have different rights from the shares of First Illinois common stock.
Upon completion of the merger, First Illinois shareholders who received stock consideration will become shareholders of FFC, and the rights of those shareholders will be governed by FFC’s articles of incorporation and bylaws. The rights associated with First Illinois common stock differ in certain respects from the rights associated with FFC common stock. As a result, First Illinois shareholders will be subject to a different set of shareholder rights, corporate governance provisions, and procedural requirements after the merger than those that currently apply to their First Illinois common stock. For more information, see the section entitled “Comparison of Shareholder Rights” beginning on page 77.
If the merger does not constitute a reorganization under Section 368(a) of the Code, then First Illinois shareholders may be responsible for the payment of additional U.S. federal income taxes related to the merger.
First Illinois and FFC believe that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, because neither First Illinois nor FFC has sought, or will seek, a ruling from the IRS regarding the merger, and the opinions of counsel are not binding on the IRS or any court, there can be no assurance that the IRS will agree with this position or that a court would sustain such qualification if challenged. If the merger were determined not to qualify as a tax-deferred reorganization under Section 368(a) of the Code, the exchange of First Illinois common stock for FFC common stock could be treated as a taxable transaction for U.S. federal income tax purposes. In such case, the merger could be treated as a taxable sale by First Illinois of all of its assets to FFC, followed by a deemed liquidation of First Illinois. First Illinois would recognize gain or loss on the deemed sale of its assets, and each First Illinois shareholder would recognize gain or loss equal to the difference between (i) the fair market value of the FFC merger consideration received and (ii) the shareholder’s adjusted tax basis in the shares of First Illinois common stock surrendered in the merger. As a result, First Illinois shareholders could incur U.S. federal income tax liabilities that would not arise if the merger qualifies as a tax-deferred reorganization.
The merger agreement and termination fee provisions may discourage competing acquisition proposals for First Illinois.
Until completion of the merger, First Illinois is generally prohibited under the merger agreement from soliciting, initiating, encouraging, or participating in discussions or negotiations regarding any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal from a third party. “Acquisition proposal” means a proposal involving a merger or other business combination or an offer to acquire more than 20% of the voting power or fair market value of First Illinois or Hickory Point Bank, other than the transactions contemplated by the merger agreement. While the First Illinois board of directors may take certain actions in response to a competing acquisition proposal if it determines in good faith, after consultation with outside counsel, that failing to do so would reasonably be likely to violate its fiduciary duties, the board may engage before the special meeting only as permitted by the merger agreement and an acceptable confidentiality agreement. A change in recommendation requires a bona fide written unsolicited post-signing acquisition proposal determined, after consultation with outside counsel and a financial advisor, to be materially more favorable from a financial point of view to the First Illinois shareholders than the merger, at least four business days’ notice to FFC and consideration of FFC’s proposed amendments. First Illinois must pay FFC a termination fee of $4.4 million in specified circumstances.
These provisions, including the termination fee, could discourage other companies from seeking to acquire First Illinois, even if a third party were willing to propose a transaction that offers greater value to First Illinois shareholders than the merger consideration currently being offered. They could also result in a competing acquiror proposing a lower per-share price than it otherwise might have offered. In addition, the payment of the termination fee could have an adverse effect on First Illinois’ financial condition.
The opinion received by the First Illinois board of directors prior to the signing of the merger agreement does not reflect changes occurring after the date of such opinion.
The First Illinois board of directors received an opinion from Piper Sandler, dated August 26, 2026, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration was fair from a financial point of view to the holders of First Illinois common stock. The opinion does not speak as of any date subsequent to the date of the opinion and does not reflect changes that may occur or have occurred after that date, including changes in the operations or prospects of FFC or First Illinois, general market and economic conditions, or other factors that could affect the value of the companies or the market price of FFC or First Illinois common stock. Accordingly, changes in these factors may materially affect the value of FFC or First Illinois or the price at which their common stock trades at the time the merger is completed. For a description of Piper Sandler’s opinion, see the section entitled “The Merger-Opinion of First Illinois’ Financial Advisor” beginning on page 41.
The merger agreement subjects FFC and First Illinois to certain restrictions on their respective business activities prior to the effective time.
The merger agreement subjects FFC and First Illinois to certain restrictions on their respective business activities prior to the effective time. Subject to specified exceptions, the merger agreement obligates FFC and First Illinois to, and to cause each of their subsidiaries to, conduct their businesses in the ordinary course consistent with past practice, use commercially reasonable best efforts to maintain and preserve intact their business organizations, employees and advantageous business relationships, and take no action reasonably expected to materially adversely affect or materially delay the ability to obtain all required regulatory authorizations, consents, orders or approvals, or perform the merger agreement. These restrictions could prevent FFC and First Illinois from pursuing certain business opportunities that arise prior to the effective time. See the section entitled “The Merger Agreement-Conduct of Business Pending the Merger” beginning on page 60.
First Illinois’ directors and executive officers have interests in the merger that may differ from, or be in addition to, the interests of holders of First Illinois common stock generally.
Holders of First Illinois common stock should be aware that First Illinois’ directors and executive officers have interests in the merger that are different from, or in addition to, those of holders of First Illinois common stock generally. These interests and arrangements may create potential conflicts of interest. The First Illinois board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and recommending that First Illinois shareholders vote to approve the merger proposal. For a more complete description of these interests, see the section entitled “The Merger-Interests of Certain Persons in the Merger” beginning on page 52.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on FFC following the merger.
In order to complete the merger, FFC and First Illinois must obtain all regulatory approvals, consents and orders required in connection with the MidCo merger, the merger and the bank merger. FFC has filed the applications, filings and notices required for completion of the merger and the bank merger, including filings with the Federal Reserve Board under the BHC Act, the OCC under the Bank Merger Act and the IDFPR. First Illinois will file the required application, filing or notice required by the Federal Reserve Board for the MidCo merger. The completion of the merger is also conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal completion of the transactions. Although FFC and First Illinois are committed to using commercially reasonable best efforts to respond to requests for information and resolve objections by regulators, neither party is required to take any action or agree to any condition that would be deemed unduly burdensome by FFC. See the sections entitled “The Merger-Regulatory Approvals Required for the Merger” beginning on page 52 and “The Merger Agreement-Conditions to Completion of the Merger” beginning on page 61.
The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed. Termination of the merger agreement could negatively affect FFC or First Illinois.
The merger is subject to customary conditions to closing, including receipt of required regulatory approvals, Nasdaq authorization for listing of the FFC common stock issuable in the merger, effectiveness of the Form S-4, the absence of injunctions or legal prohibitions, the absence of a Material Adverse Effect on First Illinois for purposes of FFC’s conditions and on FFC for purposes of First Illinois’ conditions, delivery of the required certificate confirming that no payments to any “disqualified individual” in connection with the merger will constitute “excess parachute payments” within the meaning of Section 280G of the Code, and a certificate of non-U.S. real property holding corporation status, and receipt by First Illinois and FFC of the required tax opinions. If any condition to the merger agreement is not satisfied or waived, to the extent permitted by law, the merger will not be completed. If the merger is not completed by March 31, 2027, subject to the extension provisions in the merger agreement, either FFC or First Illinois may terminate the merger agreement. The parties may mutually agree in writing to terminate the merger agreement at any time. If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly.
In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, the parties would have to recognize these expenses, including, in the case of First Illinois under certain circumstances, a termination fee, without realizing the expected benefits of the transaction. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the merger, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on each party’s ongoing business during the pendency of the merger, could have a material adverse effect on each party’s business, financial condition and results of operations.
If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger. For more information on closing conditions to the merger agreement, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 61.
The issuance and resale of FFC common stock in connection with the merger may adversely affect the market price of FFC common stock.
In connection with the payment of the merger consideration, FFC expects to issue up to approximately 971,994 shares of FFC common stock to First Illinois shareholders, subject to adjustment. The issuance of a substantial number of new shares could dilute existing shareholders and may result in fluctuations in, or a decrease in, the market price of FFC common stock. The shares issued to First Illinois shareholders will be freely tradable without restrictions under the Securities Act, except for shares received by persons who are or become affiliates of FFC, which may be resold only pursuant to Rule 144 or as otherwise permitted under the Securities Act. Following completion of the merger, sales of a significant number of shares of FFC common stock by former First Illinois shareholders in the public market could adversely affect the market price of FFC common stock and could impair FFC’s ability to raise additional capital through the sale of equity or equity-related securities on terms it considers acceptable.
The market price of the common stock of FFC after the merger may be affected by factors different from those currently affecting the shares of First Illinois common stock.
Upon completion of the merger, First Illinois shareholders who receive stock consideration will become shareholders of FFC. While the businesses of FFC and First Illinois may have similarities, the results of operations of FFC and the market price of its common stock could be affected by factors that differ from those currently influencing the shares of First Illinois. These factors could include changes in FFC’s business mix, competitive environment, financial performance, or other market conditions. For a discussion of the businesses of FFC and First Illinois and certain factors that may affect their operations, see the sections entitled “Information About FFC” beginning on page 73, “Information About First Illinois” beginning on page 74, and the documents incorporated by reference in this proxy statement/prospectus, as described in the section entitled “Where You Can Find More Information” beginning on page 93.
Future issuances of FFC common stock to fund acquisitions or raise capital may dilute your ownership and adversely affect the market price of FFC common stock.
FFC may pursue acquisitions of financial institutions or related businesses when it identifies appropriate strategic opportunities and may use shares of FFC common stock as consideration in those transactions. FFC may also sell additional shares of common stock, or securities convertible into or exchangeable for common stock, in public or private offerings to raise capital for acquisitions or other corporate purposes. Any such issuances could dilute your ownership interest and the value of your investment in FFC common stock. In addition, sales of a significant number of shares of FFC common stock, including shares issued in connection with an acquisition or capital-raising transaction, or the perception that such sales may occur, could adversely affect the prevailing market price of FFC common stock.
The future issuance of FFC preferred stock could dilute your rights as a common shareholder, adversely affect the market price of FFC common stock, or make it more difficult for another company to acquire FFC.
Although FFC currently has no preferred stock outstanding, its articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock in one or more series. FFC’s board of directors may issue preferred stock without shareholder approval and may establish the rights and preferences of any series, including dividend rights, liquidation preferences, conversion features, and voting rights. If FFC issues preferred stock with rights that are senior to those of its common stock, holders of common stock could experience reduced rights to dividends or assets upon liquidation, dilution of voting power, or other adverse effects, any of which could negatively affect the market price of FFC common stock. In addition, because the board is authorized to issue preferred stock without shareholder approval, the availability of preferred stock as an anti-takeover device could discourage or impede a transaction that shareholders may view as beneficial.
Litigation related to the merger could delay completion or result in significant costs, which may adversely affect FFC and its shareholders.
In connection with the merger, shareholders of FFC or First Illinois may file putative class action or other lawsuits against the boards of directors of either company, including actions seeking to enjoin or otherwise challenge the merger. The outcome of any such litigation is uncertain. If any lawsuit is not dismissed or resolved through settlement, it could delay or prevent completion of the merger and result in substantial costs to FFC and First Illinois, including potential indemnification obligations. Additionally, the defense or resolution of any unresolved claims at the time the merger is completed could adversely affect the combined company’s business, financial condition, results of operations, cash flows, or the market price of FFC common stock.
Directors of First Illinois who own approximately [40.7]% of the outstanding shares of First Illinois common stock have agreed to vote in favor of the merger, which makes approval of the merger proposal significantly more likely.
In connection with the execution of the merger agreement, each director of First Illinois, in his capacity as a shareholder, entered into a voting agreement with FFC. As of the record date, the directors who are parties to the voting agreement beneficially owned [985,824] shares of First Illinois common stock, representing approximately [40.7]% of the [2,424,590] shares outstanding and entitled to vote. Under the voting agreement, these directors have agreed to vote all of their shares in favor of the merger proposal and, with limited exceptions, not to transfer their shares prior to termination of the voting agreement.

Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Illinois common stock entitled to vote. Because of the voting agreement, only approximately [226,000] additional shares, representing approximately [9.3]% of the outstanding shares, would need to be voted in favor of the merger proposal for it to be approved. As a result, the voting agreement substantially reduces the ability of other First Illinois shareholders to defeat the merger by voting against it or not voting.
The voting agreement terminates only upon the earliest of termination of the merger agreement, approval of the merger by First Illinois shareholders, or mutual written agreement of the parties. The voting agreement does not terminate if the First Illinois board of directors changes or withdraws its recommendation, including in response to a competing acquisition proposal. The voting agreement, together with the non-solicitation provisions and the $4.4 million termination fee in the merger agreement, may discourage third parties from proposing a competing transaction, even one that could offer greater value to First Illinois shareholders. In addition, First Illinois’ directors have interests in the merger that are different from, or in addition to, those of First Illinois shareholders generally. See “The Merger — Interests of Certain Persons in the Merger” and “The Merger Agreement — Voting Agreement” beginning on pages 52 and 64, respectively.
Risks Relating to FFC’s Business
In addition to the risks described elsewhere in this proxy statement/prospectus, you should carefully consider the risks relating to FFC’s business, as described in the sections entitled “Risk Factors” in FFC’s Annual Report on Form 10-K for the year ended December 31, 2025, and in other documents incorporated by reference into this proxy statement/prospectus. Although First Illinois is not registered with the SEC and does not have separately enumerated risk factors, its business is generally comparable to FFC’s as both are depository institutions with primary operation in the Midwest and may be affected by similar risks. Accordingly, the risks described in FFC’s filings generally apply to the combined business following the merger.
Please see the section entitled “Where You Can Find More Information” beginning on page 93 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of FFC, First Financial Bank, First Illinois and Hickory Point Bank and the potential combined company and combined bank and may include statements for the periods following the completion of the merger. Shareholders of First Illinois can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. Statements about the expected timing, completion and effects of the merger and all other statements in this proxy statement/prospectus other than historical facts constitute forward-looking statements.
Forward-looking statements involve certain risks and uncertainties that are subject to change based on factors which are, in many instances, beyond FFC’s or First Illinois’ control. The ability of either FFC or First Illinois to predict results or actual effects of its plans and strategies, or those of the combined company or combined bank, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in FFC’s Annual Report on Form 10-K for the year ended December 31, 2025, which are incorporated by reference into this proxy statement/prospectus, as well as the following:
•
Events, changes, or circumstances that could give rise to the right of either party to terminate the merger agreement;

•
The possibility that the merger may not be completed on the anticipated terms, within the expected timeframe, or at all;

•
Failure to obtain required regulatory or shareholder approvals, or the imposition of conditions that could adversely affect the combined company or expected benefits;

•
Challenges in meeting expectations regarding the timing, completion, accounting, and tax treatment of the merger;

•
The potential that anticipated cost savings, synergies, or revenue enhancements may not be realized or may take longer to achieve;

•
Higher-than-expected transaction costs, integration costs, or unexpected events related to the transaction and subsequent integration;

•
Dilution from the issuance of additional FFC common stock in connection with the merger;

•
Potential litigation or other legal proceedings related to the merger;

•
Restrictions during the pendency of the transaction that may limit business opportunities or strategic initiatives;

•
The ability to successfully integrate operations, systems, personnel, and technologies post-merger;

•
Disruption to customer, employee, or vendor relationships, including key community relationships;

•
Diversion of management’s attention from ongoing operations and strategic initiatives;

•
Lower-than-expected revenues or profitability following the merger;

•
Changes in credit, capital markets, or economic, political, or regulatory conditions;

•
Competition from banks and other financial service providers;

•
FFC’s, First Illinois’ or the combined company’s success at managing the risks involved in the foregoing items; and

•
Other factors detailed in FFC’s filings with the SEC.

These forward-looking statements are predicated on the beliefs and assumptions of the management of each of FFC and First Illinois based on information known to them as of the date of this proxy statement/prospectus and speak only as of the date of this proxy statement/prospectus.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, FFC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus. Annualized, pro forma, projected, and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither FFC nor First Illinois undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions, or events that occur after the date the forward-looking statements are made.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, see the reports that FFC has filed with the SEC as described under the section entitled “Where You Can Find More Information” beginning on page 93.
All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to FFC and First Illinois or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE SPECIAL MEETING
This section contains information for First Illinois shareholders about the special meeting that First Illinois has called to allow First Illinois shareholders to consider and vote on the merger proposal and the adjournment proposal. This proxy statement/prospectus is accompanied by a notice of the special meeting, and a form of proxy card that the First Illinois board of directors is soliciting for use by First Illinois shareholders at the special meeting and at any adjournments or postponements of the special meeting.
A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and First Illinois shareholders are encouraged to read it carefully in its entirety.
Time, Date and Place
The special meeting will be held on [• at 10:00 a.m., Central Time], at the Hickory Point Bank Building, 225 North Water Street, Decatur, IL 62523.
Matters to be Considered
At the special meeting, First Illinois shareholders will be asked to consider and vote upon the following proposals:
•
the merger proposal; and

•
the adjournment proposal.

No other business may be conducted at the special meeting.
Recommendation of the First Illinois Board of Directors
After careful consideration, the First Illinois board of directors, at a special meeting held on August 26, 2026, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of First Illinois and its shareholders, (ii) approved and adopted the merger agreement and (iii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The First Illinois board of directors unanimously recommends that First Illinois shareholders vote “FOR” the merger proposal. See the section entitled “The Merger — Recommendation of First Illinois Board of Directors and Reasons of First Illinois for the Merger” beginning on page 38.
The First Illinois board of directors also unanimously recommends that First Illinois shareholders vote “FOR” the adjournment proposal.
Shares Outstanding and Entitled to Vote; Record Date
The close of business on [November 6], 2026, has been fixed by First Illinois as the record date, for the determination of First Illinois shareholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. Each share of First Illinois common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting. At the close of business on the record date, there were [2,424,590] shares of First Illinois common stock outstanding and entitled to vote.
Quorum
A quorum for the special meeting consists of at least a majority of the outstanding shares of First Illinois common stock entitled to vote, represented in person or by proxy at the special meeting. For quorum purposes, shares present in person or by proxy, including votes marked “FOR,” “AGAINST,” or “ABSTAIN” are counted as present. Because none of the proposals to be presented at the special meeting is considered a “routine” matter, banks, brokers, and other nominees do not have discretionary authority to vote. As a result, if shares are held in street name and voting instructions are not provided, those shares will not be counted as present for purposes of establishing a quorum. Without a quorum, no business, including the merger or adjournment proposals, can be conducted.

Once a share of First Illinois common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, or other nominee has discretionary authority. It is expected that all proposals to be voted on at the special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the special meeting. If your bank, broker, or other nominee holds your shares of First Illinois common stock in “street name,” such entity will vote your shares of First Illinois common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, or other nominee with this proxy statement/prospectus.
Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the merger proposal or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow First Illinois shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.
Voting Agreement
Each director of First Illinois, in his individual capacity as a shareholder of First Illinois, and who in the aggregate own approximately 40.7% of the outstanding shares of First Illinois common stock as of the record date, has entered into a voting agreement with FFC. Subject to the terms of the voting agreement, such directors have agreed, among other things, to vote (or cause to be voted), in person, or by proxy, all of their First Illinois common stock in favor of the merger proposal. See the section entitled “The Merger Agreement — Voting Agreement” beginning on page 64. These shareholders also agreed to certain restrictions on their ability to transfer their shares of First Illinois common stock or their voting rights of such shares while the voting agreement remains in effect.
Vote Required
Merger Proposal
Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the total outstanding shares of First Illinois common stock entitled to vote as of the record date. Approval of the merger proposal is a condition to the completion of the merger. If you do not submit a proxy, do not vote in person, or do not instruct your bank, broker, or other nominee, your shares will be treated the same as a vote “AGAINST” this proposal. Abstentions are also treated as votes “AGAINST” because approval requires a majority of the total outstanding shares entitled to vote.
Adjournment Proposal
Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of First Illinois common stock represented at the special meeting in person or by proxy. Abstentions will be treated as votes “AGAINST” this proposal. Broker non-votes are not counted as shares entitled to vote, and therefore have no effect on the outcome of this proposal.

Attending the Special Meeting
While not required, all holders of First Illinois common stock, including shareholders of record and those who hold their shares in street name through banks, brokers, or other nominees, are invited to attend the special meeting. If you were a shareholder as of the close of business on the record date, you may attend the special meeting. First Illinois shareholders who hold their shares in street name will need proof of ownership to be admitted. A recent brokerage statement or a letter from your bank, broker, or other nominee are examples of acceptable proof. If you wish to vote your shares held in street name in person at the special meeting, you must obtain a written proxy in your name from the bank, broker, or other nominee that holds your shares.
How to Vote Shares of First Illinois Common Stock
If you hold shares of First Illinois common stock in your name as a record holder, you may vote by submitting a proxy by mail by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. No additional postage is required if mailed within the United States. If you plan to attend the special meeting and vote in person, you will receive a ballot to vote at the meeting.
Even if you plan to attend the special meeting, First Illinois requests that you vote in advance by returning a completed and signed proxy card as soon as possible. Properly executed proxy cards will be voted at the special meeting according to the instructions provided. If no instructions are given, proxies will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. This will ensure that your vote is counted, even if your plans change.
If you hold shares in street name through a bank, broker, or other nominee, please follow the voting instructions provided by your nominee to determine how you may vote.
Every vote is important.   Accordingly, you should sign, date, and return the enclosed proxy card, whether or not you plan to attend the meeting. Submitting your proxy by mail will not prevent you from voting in person at the meeting, as you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, or other nominee, you must instruct the bank, broker, or other nominee on how to vote your shares. Your bank, broker, or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, or other nominee.
Further, banks, brokers, or other nominees who hold shares of First Illinois common stock on behalf of their customers may not give a proxy to First Illinois to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, or other nominees do not have discretionary voting power on the proposals that will be voted upon at the special meeting, including the merger proposal and the adjournment proposal. Broker non-votes will be treated the same as a vote “AGAINST” the merger proposal, and will have no effect on the outcome of the adjournment proposal.
If you hold your shares of First Illinois common stock beneficially through a bank, broker, or other nominee, you must provide a legal proxy from your bank, broker, or other nominee in order to vote your shares of First Illinois common stock during the special meeting. If you are unable to obtain a legal proxy to vote your shares of First Illinois common stock, you will still be able to attend the special meeting (but will not be able to vote your shares of First Illinois common stock) so long as you demonstrate proof of stock ownership.
Revocation of Proxies
A First Illinois shareholder may revoke a proxy at any time before the shares are voted at the special meeting.
If you are a First Illinois shareholder of record, you may revoke your proxy by:
•
Delivering written notice of revocation to: Brett Swallow, Corporate Secretary, First Illinois Corporation, 225 N. Water Street, Decatur, Illinois 62523;

•
Completing, signing, and returning a new proxy card with a later date before the date of the special meeting, which automatically revokes any earlier dated proxy; or

•
Attending the special meeting and voting in person (simply attending without voting will not revoke your proxy).

If your shares of First Illinois common stock are held in street name through a bank, broker, or other nominee, you must follow the instructions provided by your nominee to revoke or change your vote.
Any proxy received by First Illinois after the shares have been voted at the special meeting will not affect the vote.
Solicitation of Proxies
First Illinois will pay the costs of soliciting its shareholders’ proxies, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of the First Illinois board of directors. In addition to solicitation by mail, directors, officers, and employees of First Illinois may solicit proxies from First Illinois shareholders in person or by telephone, facsimile, or other electronic methods without compensation other than reimbursement for their actual expenses.
Arrangements also will be made with custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and First Illinois will reimburse such custodians, nominees, and fiduciaries for their reasonable out of pocket expenses in connection therewith.
Other Matters to Come Before the Special Meeting
First Illinois management knows of no other business to be presented at the special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the recommendations of the First Illinois board of directors.
Questions and Additional Information
If a First Illinois shareholder has questions about the special meeting, the merger proposal, or the process for voting, or if additional copies of this document or a replacement proxy card are needed, please contact Brett Swallow, Corporate Secretary, at (217) 872-6261.
Security Ownership of Management and Certain Beneficial Owners
The following table sets forth the beneficial ownership of First Illinois common stock as of the record date by: (i) each director of First Illinois; (ii) First Illinois’ executive officers; and (iii) all directors and executive officers of First Illinois as a group. Except as set forth in the following table, as of the record date, no person known by First Illinois beneficially owned more than 5% of the outstanding First Illinois common stock.
The percentage of beneficial ownership is calculated in relation to the [2,424,590] shares of First Illinois common stock that were issued and outstanding as of the record date. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days, including any right to acquire such securities (i) through the exercise of any option, warrant or right, (ii) through the conversion of a security, (iii) pursuant to the power to revoke a trust, discretionary account or similar arrangement or (iv) pursuant to the automatic termination of a trust, discretionary account or similar arrangement. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name. Unless otherwise indicated, and subject to the voting agreement entered into with FFC in connection with the merger (see “The Merger Agreement — Voting Agreement”), to First Illinois’ knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Names and Offices Held with First Illinois and Hickory Point Bank(1)	Common Shares Beneficially Owned(2)	Percentage of Shares Outstanding
David W. Rathje (Director)	243,000	10.02%
Robert O. Wiesemann, II (Director)	225,905	9.32%
Douglas J. Schmalz (Director)	216,000	8.91%
Anthony G. Nestler (Director, President)	125,463	5.17%
Leon J. Mizeur (Director)	110,001	4.54%
Steven R. Mills (Director)	65,455	2.70%
Keith Burg (Chief Financial Officer)	1,000	*
Brett Swallow (EVP, Corporate Secretary)	19,800	*
Directors and Executive Officers as a group (11 individuals)	1,006,624	41.52%

*
Less than 1%.

(1)
The address of each person in the table is c/o First Illinois Corporation, 225 N. Water Street, Decatur, Illinois 62523.

(2)
Except as otherwise noted, may include shares held by or with such person’s spouse and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shared power with a spouse); shares held in street name for the benefit of such person; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

As an inducement for FFC to enter into the merger agreement, each director of First Illinois, in his individual capacity as a shareholder of First Illinois, and who in the aggregate own approximately 40.7% of the outstanding shares of First Illinois common stock as of the record date, has entered into a voting agreement with FFC. Subject to the terms of the voting agreement, such directors have agreed, among other things, to vote all of their First Illinois common stock covered by the voting agreement “FOR” the merger proposal.

FIRST ILLINOIS PROPOSAL NO. 1 THE MERGER PROPOSAL
Pursuant to the merger agreement, First Illinois is asking First Illinois shareholders to approve the merger agreement. Information concerning the merger, including the respective reasons of the parties for the merger, the material effects of the adoption of the merger agreement, and the terms of the merger and the expected timing of its completion, is described under the sections entitled “The Merger” beginning on page 34 and “The Merger Agreement” beginning on page 56 of this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Appendix A.
After careful consideration, the First Illinois board of directors, by a unanimous vote of all First Illinois directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of First Illinois and its shareholders. See “The Merger — Recommendation of the First Illinois Board of Directors and Reasons of First Illinois for the Merger” beginning on page 38 for a more detailed discussion of the First Illinois board of directors’ recommendation.
To approve the merger proposal, the affirmative vote of the holders of at least a majority of the total outstanding shares of First Illinois common stock entitled to vote as of the record date is required. If you do not submit a proxy, do not vote in person, or do not instruct your bank, broker, or other nominee, your shares will be treated the same as a vote “AGAINST” this proposal. Abstentions are also treated as votes “AGAINST” because approval requires a majority of the total outstanding shares entitled to vote.
The approval of the merger proposal is a condition to the completion of the merger.
The First Illinois board of directors unanimously recommends a vote “FOR”
approval of the merger proposal.

FIRST ILLINOIS PROPOSAL NO. 2 THE ADJOURNMENT PROPOSAL
If, at the time of the special meeting, there are insufficient votes to approve the merger proposal, First Illinois shareholders may be asked to vote on a proposal to adjourn the meeting to a later date to allow additional time to solicit proxies. The First Illinois board of directors does not currently intend to propose adjournment at the special meeting if sufficient votes are received to approve the merger proposal.
To approve the adjournment proposal, the affirmative vote of a majority of the shares of First Illinois common stock represented at the special meeting in person or by proxy is required. Abstentions will be treated as votes “AGAINST” this proposal. Broker non-votes are not counted as shares entitled to vote, and therefore have no effect on the outcome of this proposal.
The First Illinois board of directors unanimously recommends a vote “FOR”
the adjournment proposal.

THE MERGER
General
The boards of directors of FFC and First Illinois have approved the merger agreement providing for the merger of First Illinois with and into FFC, with FFC being the surviving entity, and the merger of Hickory Point Bank with and into First Financial Bank, with First Financial Bank being the surviving bank. The parties currently expect to complete the merger in the first quarter of 2027, subject to satisfaction or waiver of the conditions to closing.
Background of the Merger
The First Illinois board of directors and executive management team regularly review and discuss the company’s business strategy, performance and prospects in the context of trends and developments in the markets that First Illinois serves, the banking industry in general and the regulatory environment. Over the past few years, the First Illinois board of directors has evaluated several strategic alternatives, with the primary goal of enhancing shareholder value, including: remaining independent and continuing to grow organically; acquiring another financial institution; a merger of equals with a similarly sized institution; geographic expansion through branching or liftouts; or a potential sale of the company. In particular, with the assistance of its financial and legal advisors, First Illinois explored a potential merger of equals in 2023, a potential sale to a third party in 2024 and potential acquisitions in 2024, 2025 and early in 2026, but none of these transactions advanced beyond preliminary discussions. The First Illinois board of directors considered each of these alternatives in light of the highly competitive banking landscape, First Illinois’ recent and forecasted financial performance, changes in the regulatory environment, the impact of technology on the banking industry, board succession, bank stock values, bank merger and acquisition activity and possible strategic alternatives available to First Illinois. The First Illinois board of directors also had Piper Sandler present and discuss the various strategic alternatives available to First Illinois described above in May 2024 and November 2025.
Members of senior management of First Illinois have had informal discussions from time to time with representatives of other financial institutions regarding industry trends and developments and, on occasion, potential strategic transactions. On March 11, 2026, First Illinois’ President met with FFC’s President and CEO and CFO for an informal discussion about a possible transaction. Following this meeting, First Illinois’ management met several times with the company’s financial advisor, Piper Sandler, to discuss the implications of a possible transaction with FFC from a financial point of view. On April 10, 2026, First Illinois management authorized Piper Sandler to prepare and send to FFC a preliminary merger analysis and discuss First Illinois’ interest in a potential transaction with FFC.
Following its review of the analysis, and a number of discussions, FFC prepared and submitted to First Illinois on April 22, 2026, a non-binding indication of interest to engage in a merger transaction. The initial indication of interest provided for an offer of merger consideration valued at $44.50 per share of First Illinois common stock consisting of approximately 75% stock and 25% cash. The exchange ratio would be fixed closer to the announcement date. The initial indication of interest did not include an offer of a director seat on the FFC board for one of the First Illinois directors.
The First Illinois board of directors met on April 30, 2026, to review and discuss the proposed indication of interest from FFC, as well as the formal engagement of Piper Sandler as First Illinois’ financial advisor for the transaction. At the meeting, representatives of Barack Ferrazzano Kirschbaum & Nagelberg LLP (“Barack Ferrazzano”), First Illinois’ outside legal counsel, reviewed with the First Illinois directors their fiduciary duties when considering First Illinois’ strategic alternatives, including a potential transaction with FFC. The First Illinois board of directors reviewed and discussed with the company’s advisors the FFC proposal, including the financial and non-financial terms and the possible financial and strategic impacts of pursuing a transaction with FFC. Piper Sandler presented an overview of FFC, including information about its financial results, historical market performance, loan and deposit portfolios, shareholder base and executive officers and directors. Piper Sandler noted that FFC is an experienced acquiror and reviewed FFC’s recent acquisition history. Piper Sandler also presented combined franchise and pro forma analyses for the transaction. The First Illinois board of directors discussed the importance of reverse due diligence on FFC because the proposed transaction would result in First Illinois shareholders owning a significant amount of FFC’s stock. The First Illinois board of directors also discussed having a representative on the FFC board post-closing and agreed that it should be proportionate to the pro forma ownership of First Illinois’ shareholders in FFC post-closing.
In addition to reviewing the financial terms of the indication of interest, the First Illinois board of directors discussed the potential effect of the transaction on First Illinois’ customers, employees and communities. With Piper Sandler’s and Barack Ferrazzano’s assistance, the First Illinois board of directors considered the advantages and disadvantages of engaging in a transaction with FFC versus First Illinois’ primary strategic alternative of continuing to remain independent.
At the end of the meeting, the First Illinois board of directors approved continuing to explore a possible transaction with FFC and authorized First Illinois management to negotiate a revised version of the indication of interest with FFC with the assistance of Piper Sandler. The First Illinois board of directors also approved the formal engagement of Piper Sandler as First Illinois’ financial advisor in connection with the proposed transaction with FFC. Following the meeting, Piper Sandler conveyed First Illinois’ request for a board seat in connection with the transaction to FFC.
On May 8, 2026, FFC formally rejected the request for a board seat. In response to FFC’s rejection of a board seat, on May 11, 2026, First Illinois made a counteroffer to the original indication of interest of an increased purchase price of $45.00 per share, consisting of 70% stock and 30% cash consideration. The First Illinois board of directors held an informal conference call on May 14, 2026, to discuss the transaction. First Illinois management communicated with the First Illinois board of directors that FFC had orally agreed to First Illinois’ counterproposal. Piper Sandler presented an updated financial analysis of the proposed transaction, reflecting the increase in consideration. Mr. Nestler shared a list of pros and cons with the other directors, and following a detailed discussion, the First Illinois directors confirmed their consensus view that First Illinois should continue to explore the transaction with FFC.
On May 18, 2026, FFC sent to First Illinois a revised indication of interest reflecting an offer of consideration valued at $45.00 per share of First Illinois common stock consisting of approximately 70% stock and 30% cash. The First Illinois board of directors met on May 20, 2026, to review and discuss the revised indication of interest from FFC. At this meeting, the First Illinois board of directors continued its discussion and evaluation of First Illinois’ strategic alternatives, including a transaction with FFC. In addition to comparing the potential First Illinois transaction to remaining independent, the First Illinois board of directors discussed with Piper Sandler other possible transaction partners and whether any of them would have interest in a merger with First Illinois and the ability to complete a transaction with First Illinois on similar or superior terms. Based on the increase in merger consideration and Piper Sandler’s feedback, the First Illinois board of directors approved the indication of interest. FFC and First Illinois executed the indication of interest on May 20, 2026, which included a binding 60-day exclusivity period.
Following the execution of the indication of interest, throughout the remainder of May and into June, FFC executed a thorough due diligence review of First Illinois, including a review of First Illinois’ corporate records, loan files and other information requested by FFC, and numerous meetings between the parties’ management teams. During this time, as part of its reverse due diligence, First Illinois conducted a review of FFC’s reports and other materials filed with the SEC and other information requested by First Illinois and held due diligence meetings with FFC’s management. On August 19, 2026, First Illinois and representatives of Piper Sandler and Barack Ferrazzano engaged in a reverse diligence conference call with FFC and its financial and legal advisor, covering topics such as documents previously provided to First Illinois by FFC, the strategic plan and future growth prospects for FFC, integration of First Illinois into FFC, financial performance, strategic plans specific to First Illinois’ markets, shareholder liquidity, and existing lines of business.
Following the completion of its due diligence review of First Illinois, on July 1, 2026, FFC proposed an updated offer of $44.00 per share in cash consideration and a fixed exchange ratio of 0.568x ($44.00 per share based on the June 30, 2026, FFC stock price of $77.44) and a consideration mix of 70% stock and 30% cash. FFC communicated that the reduced offer was based on the results of its due diligence review, which led to several material changes in FFC’s financial analysis of the transaction, including a fixed asset mark, a material increase in the total expected one-time transaction expenses, including the early termination and deconversion fees related to First Illinois’ data processing contract, and lower FFC projections of First Illinois net income.
The First Illinois board of directors met on July 2, 2026, to discuss the revised offer received from FFC. The First Illinois board of directors discussed the increase in FFC’s stock price since executing the indication of interest, which would result in First Illinois shareholders receiving fewer shares of FFC stock than at the time the indication of interest was executed. The First Illinois board of directors discussed the results of FFC’s due diligence review and the impact those items had on their offer. The potential for a reduction of the expected fixed asset mark and one-time transaction expenses or an increase in the First Illinois net income projections utilized by FFC was discussed. The First Illinois board of directors again revisited First Illinois’ strategic alternatives, including completing a transaction with FFC and remaining independent. The First Illinois board of directors also discussed other constituencies, including First Illinois’ customers and employees, and it was noted that FFC would be a good transaction partner for First Illinois in that regard. After a detailed discussion, the First Illinois board of directors directed Piper Sandler to communicate to FFC’s financial advisor a proposal of $45.00 per share in cash consideration and an exchange ratio of 0.5811x and a consideration mix of 70% stock and 30% cash.
On July 8, 2026, FFC’s financial advisor responded with two new proposals. The first proposal was $44.25 per share in cash consideration and an exchange ratio of 0.5714x and a consideration mix of 70% stock and 30% cash. The second proposal was $44.50 per share in cash consideration and an exchange ratio of 0.5746x and a consideration mix of 75% stock and 25% cash.
The First Illinois board of directors met on July 16, 2026, to discuss the two new proposals from FFC. Piper Sandler presented an analysis of each offer and also compared FFC’s financial performance to that of its peers. The First Illinois board of directors discussed how a transaction with FFC would provide significant benefits to First Illinois shareholders, including liquidity through cash consideration and a publicly traded stock, risk mitigation associated with a larger more diversified bank and a significant increase in value relative to First Illinois’ most recent valuation and tangible book value per share. The First Illinois board of directors discussed other strategic benefits of a transaction with FFC, which include good cultural alignment leading to integration success, a similar conservative approach to credit underwriting, strengthened market position in central Illinois, increased lending capacity, and First Illinois’ low cost of funds when combined with FFC’s relatively higher yield on loans. The First Illinois board of directors asked for an update on the expected fixed asset mark and one-time transaction expenses which were discussed. After a detailed discussion, the First Illinois board of directors directed Piper Sandler to communicate First Illinois’ counteroffer of $45.00 per share of cash consideration and an exchange ratio of 0.5811x and a consideration mix of 70% stock and 30% cash, with additional potential consideration if the final amount of the early termination and deconversion fees for First Illinois’ data processing contract was less than the amount currently indicated by the data processing provider.
On July 20, 2026, FFC proposed an offer of $44.35 per share in cash consideration and an exchange ratio of 0.5727x and a consideration mix of 70% stock and 30% cash. The First Illinois board of directors met on July 22, 2026, to discuss the revised offer. Management provided an update on the discussions with First Illinois’ data processor on the early termination and deconversion fees and its attempts to reduce such fees. Following a discussion, the First Illinois board of directors approved moving forward under the newly proposed terms from FFC and also directed management to continue to pursue a reduction in the termination and deconversion fees. On July 24, 2026, First Illinois agreed to FFC’s revised proposal, with the additional request of increased consideration or dividends to First Illinois shareholders in the event that First Illinois can confirm in writing that the early termination and deconversion fees will be less than currently indicated by the data processing provider.
On August 6, 2026, the First Illinois board of directors met to discuss several transaction matters, including updates from management on the reverse due diligence review of FFC, the negotiation of the data processor termination and deconversion fees and plans for customer and employee communications. On the termination and deconversion fees, management reported that it was becoming clear that the data processor would not be willing to reduce the fees in response to First Illinois’ requests. Accordingly, management informed the First Illinois board of directors to not assume any increase in consideration based on any reduction in such fees, and the First Illinois board of directors agreed to continue to move forward without such expectation. At the meeting, the First Illinois board of directors also requested that

Piper Sandler perform a financial analysis of the transaction and render a fairness opinion to the First Illinois board of directors at the appropriate time.
Also on August 6, 2026, Amundsen Davis LLC (“Amundsen Davis”), FFC’s outside legal counsel, provided Barack Ferrazzano with a first draft of the merger agreement. Overall, the draft agreement was consistent with the indication of interest and the revised pricing proposal that First Illinois had agreed to on July 24, 2026. The draft included a minimum equity closing condition that would require First Illinois’ equity at closing to be in excess of the amount at June 30, 2026, with certain transaction expenses excluded.
Following a thorough review of the merger agreement by First Illinois’ management and its advisors, on August 14, 2026, Barack Ferrazzano delivered to Amundsen Davis a revised draft of the merger agreement. The revised merger agreement changed the minimum equity proposal to a dollar-for-dollar purchase price reduction and expanded the types of transaction expenses that would be excluded from the calculation, clarified that the merger consideration would be increased accordingly if any stock options are exercised prior to closing, lowered the termination fee from approximately 4% to 3% of the total transaction value and reflected other changes requested by First Illinois management.
Over the next two weeks in August, representatives of First Illinois and FFC, together with representatives of Barack Ferrazzano and Amundsen Davis, negotiated the specific terms of the merger agreement. FFC countered with a proposal that would require a higher minimum equity amount at closing with a $1.30 purchase price reduction for every $1.00 shortfall. First Illinois rejected that proposal and countered with a proposal using the equity number as of June 30, 2026, and a dollar-for-dollar adjustment.
On August 20, 2026, Amundsen Davis provided Barack Ferrazzano with a revised draft of the merger agreement and drafts of the ancillary agreements, which included the voting agreement and plan of bank merger. In the revised merger agreement, FFC agreed to First Illinois’ proposal on the minimum equity provision but rejected First Illinois’ request to lower the termination fee from approximately 4% to 3% of the total transaction value. Only two additional substantive changes were made to the merger agreement — First Illinois requested the addition of language confirming the payout of certain change in control severance payments and confirmation that the cost of the mid-tier holding company merger for First Illinois would be excluded for purposes of the minimum equity provision.
On August 26, 2026, the First Illinois board of directors met to review the merger agreement and related ancillary agreements. First Illinois’ legal and financial advisors reviewed with the First Illinois board of directors a substantially final, negotiated version of the merger agreement and related exhibits, including the final, negotiated version of the voting agreement to be entered into by directors of First Illinois. The First Illinois board of directors received copies of these materials in advance of the meeting. Barack Ferrazzano discussed with the First Illinois directors their fiduciary duties and reviewed in detail the terms of the proposed merger agreement and ancillary agreements.
Representatives of Piper Sandler reviewed its financial analysis of the proposed transaction with the First Illinois board of directors, and rendered Piper Sandler’s oral opinion (subsequently delivered in writing at the conclusion of the meeting), to the effect that, as of August 26, 2026, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the First Illinois common shareholders pursuant to the merger was fair, from a financial point of view, to those shareholders. For more information, please refer to “The Merger — Opinion of First Illinois’ Financial Advisor” beginning on page 41, as well as the full text of Piper Sandler’s opinion which is attached as Appendix B to this proxy statement/prospectus.
After considering the proposed terms of the merger agreement and the presentations of First Illinois’ advisors, and taking into consideration the matters discussed during the meeting, including those set forth under “— Recommendation of the First Illinois Board of Directors and Reasons of First Illinois for the Merger”, the members of the First Illinois board of directors unanimously determined that the merger agreement and the merger were in the best interests of First Illinois and its shareholders, authorized and approved the merger agreement and the merger, and recommended to First Illinois’ shareholders that they approve and adopt the merger agreement.
On August 26, 2026, FFC and First Illinois executed the merger agreement, and on the morning of August 27, 2026, they issued a joint press release announcing the transaction.

Recommendation of the First Illinois Board of Directors and Reasons of First Illinois for the Merger
After careful consideration, the First Illinois board of directors, at a special meeting held on August 26, 2026, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of First Illinois and its shareholders, (ii) approved and adopted the merger agreement and (iii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger.
Accordingly, the First Illinois board of directors unanimously recommends that First Illinois shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.
In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that First Illinois shareholders approve and adopt the merger proposal, the First Illinois board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with First Illinois management, as well as with First Illinois’ financial and legal advisors, and considered a number of factors, including the following:
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the premium being offered by FFC relative to First Illinois’ most recent valuation and tangible book value per share;

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the composition of the merger consideration, which provides First Illinois shareholders with the option of selecting:

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cash consideration, which provides the ability to realize immediate and certain value for a portion of their shares of First Illinois common stock;

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stock consideration, which offers the opportunity to participate in the future growth and opportunities of the combined company; or

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a combination of cash consideration and stock consideration;

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the First Illinois board of directors’ knowledge of First Illinois’ business, results of operations, financial condition, competitive position and future prospects, and the business, results of operations, financial condition, competitive position and future prospects of FFC, taking into account the results of First Illinois’ due diligence review of FFC and information provided by First Illinois’ financial advisor, including the benefit of combining First Illinois’ low cost of funds when combined with FFC’s high yield on loans;

•
the First Illinois board of directors’ assessment of the strategic alternatives available to First Illinois, including remaining independent and continuing to grow organically, acquiring another financial institution, a merger of equals with a similarly sized institution, geographic expansion through branching or liftouts, or a potential sale of the company, and the execution risk presented by those alternatives, along with the determination that none of the strategic alternatives considered were likely to create greater present value for First Illinois’ shareholders than the value to be paid by FFC in the merger;

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the fact that First Illinois and FFC have similar strategic outlooks and corporate cultures, including a similar conservative approach to credit underwriting;

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the fact that First Illinois’ and FFC’s respective geographic reach, products, customers and businesses complement each other, and will result in a strengthened market position for FFC in central Illinois;

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the ability of the combined bank to have greater scale, with pro forma asset size of approximately $6.9 billion, that may enable it to attract additional customers and employees and have the ability to invest and spread increasing costs more effectively in technology, risk and compliance;

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its view that the combined company will have the scale, resources and capabilities to drive technology and infrastructure investments to enhance the customer experience by leveraging the strengths of both First Illinois and FFC;

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the increased lending limits resulting from the increase in capital in the combined bank;

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the fact that First Illinois shareholders will become shareholders of FFC and will continue to share proportionately in the business successes of the legacy First Illinois business, including in any potential future change of control transaction involving FFC;

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its knowledge of the current and prospective environment in the financial services industry in general, including economic conditions and the regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on First Illinois’ and the combined company’s potential growth, development, productivity and strategic options;

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its view that the cost savings and synergies created by the merger create material value for the First Illinois shareholders and enables reinvestment of additional capital;

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the fact that both First Illinois and FFC have similar commitments to their respective customers and communities;

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its review of, and discussions with, First Illinois’ management regarding First Illinois’ due diligence examination of the operations, financial condition, credit quality, earnings, risk management and prospects of FFC;

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FFC’s experience as an acquiror of numerous financial institutions and track record of successfully integrating acquired financial institutions;

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the expectation that the required regulatory approvals could be obtained in a timely fashion;

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its expectation that, upon consummation of the merger, First Illinois shareholders would own approximately [8]% of the combined company on a fully diluted basis;

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the fact that First Illinois common stock is relatively illiquid and that the proposed merger, if consummated, will provide First Illinois shareholders with the opportunity to own a more liquid security that is traded on Nasdaq;

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the fact that First Illinois shareholders will have an opportunity to vote on the merger agreement and the merger;

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the First Illinois board of directors’ review, with the assistance of First Illinois’ legal and financial advisors, of strategic alternatives to the merger, including the possibility of remaining independent;

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the recent performance of FFC’s common stock on both a historical and prospective basis;

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FFC’s history of paying quarterly dividends and its dividend yield;

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the severance and other benefits agreed to be provided to First Illinois’ employees by FFC;

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the ability of First Illinois, subject to the satisfaction of certain conditions in the merger agreement, to terminate the merger agreement to enter into a superior proposal upon payment of the termination fee;

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the impact of the merger on depositors, customers and communities served by First Illinois and the expectation that the combined company will continue to provide quality service, and expanded product offerings, to the communities and customers currently served by First Illinois; and

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the opinion of Piper Sandler to the First Illinois board of directors, dated August 26, 2026, as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of First Illinois common stock of the merger consideration to be received in the proposed merger. See “— Opinion of First Illinois’ Financial Advisor” beginning on page 41.

The First Illinois board of directors also considered the potential risks associated with the transaction but concluded that the anticipated benefits of combining with FFC were likely to outweigh these risks. These potential risks include, among others, the following:
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the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of the strength of the economy, general market conditions and competitive factors in the areas where First Illinois and FFC operate businesses;
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the terms of the merger agreement, which First Illinois reviewed with its legal advisor, including the provisions that, subject to certain limited exceptions, restrict First Illinois from soliciting or negotiating alternative acquisition proposals following execution of the merger agreement, and the representations, warranties, covenants, deal protection provisions and termination provisions contained therein;

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the possibility that the merger consideration will be adjusted downward on a dollar-for-dollar basis if First Illinois’ adjusted consolidated shareholders’ equity as of the close of business on the closing date is less than $82,437,826;

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the fact that the merger agreement obligates First Illinois to pay a termination fee of $4.4 million if the merger agreement is terminated under certain circumstances;

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the possible effects on First Illinois should the parties fail to consummate the merger, including associated business and opportunity costs;

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the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;

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the risk of losing key employees during the pendency of the merger and thereafter;

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the restrictions on the conduct of First Illinois’ business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent First Illinois from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

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the potential effect of the merger on First Illinois’ overall business, including its relationships with customers, employees, suppliers and regulators;

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the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

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certain anticipated merger-related costs, which could also be higher than expected;

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the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions that may adversely affect the anticipated operations, synergies and financial results of the combined company following the completion of the merger;

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the lack of representation on the board of directors of FFC by any of First Illinois’ current directors;

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the potential for legal claims challenging the merger;

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the risk that the merger may not be completed despite the combined efforts of First Illinois and FFC or that completion may be unduly delayed, including as a result of delays in obtaining the required regulatory approvals; and

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the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 18 and 25, respectively.

The foregoing discussion of the information, risks and factors considered by the First Illinois board of directors is not intended to be exhaustive but includes the material factors and risks considered by the First Illinois board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, the First Illinois board of directors did not quantify or assign relative weights to the factors considered, and individual directors may have given different weight to different factors. The First Illinois board of directors considered these factors as a whole in evaluating the merger agreement and the transactions contemplated thereby, including the merger.
For the reasons described above, the First Illinois board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of First Illinois and its shareholders, and approved the merger agreement and the transactions contemplated thereby, including the merger.
In considering the recommendation of the First Illinois board of directors, First Illinois shareholders should be aware that certain directors and executive officers of First Illinois may have interests in the merger that differ from, or are in addition to, the interests of First Illinois shareholders generally and may give rise to potential conflicts of interest. The First Illinois board of directors was aware of these interests and considered them in evaluating and negotiating the merger agreement and the transactions contemplated thereby, including the merger, and in recommending that First Illinois shareholders vote in favor of the merger proposal. See “— Interests of Certain Persons in the Merger” beginning on page 52.
It should be noted that this explanation of the reasoning of the First Illinois board of directors, and all other information presented in this section, is forward-looking in nature and should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25.
For the reasons set forth above, the First Illinois board of directors unanimously recommends that the holders of First Illinois common stock vote “FOR” the merger proposal and “FOR” the adjournment proposal at the special meeting.
Opinion of First Illinois’ Financial Advisor
First Illinois retained Piper Sandler to act as financial advisor to the First Illinois board of directors in connection with First Illinois’ consideration of a possible business combination with FFC. First Illinois selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm which specializes in financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to the First Illinois board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the August 26, 2026 meeting at which the First Illinois board of directors considered the merger and the merger agreement, Piper Sandler delivered to the First Illinois board of directors its oral opinion, which was subsequently confirmed in writing on August 26, 2026, to the effect that, as of such date, the merger consideration was fair to the holders of First Illinois common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of First Illinois common stock are urged to read the entire opinion carefully in connection with their consideration of the First Illinois merger proposal.
Piper Sandler’s opinion was directed to the First Illinois board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of First Illinois as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of First Illinois common stock and did not address the underlying business decision of First Illinois to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for First Illinois or the effect of any other transaction in which First Illinois might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of First Illinois or FFC, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
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a draft of the merger agreement, dated August 25, 2026;

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certain publicly available financial statements and other historical financial information of First Illinois and its indirect banking subsidiary, Hickory Point Bank and Trust, that Piper Sandler deemed relevant;

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certain publicly available financial statements and other historical financial information of FFC and its wholly owned banking subsidiary, First Financial Bank, National Association, that Piper Sandler deemed relevant;

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certain internal financial projections for First Illinois for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of First Illinois;

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publicly available GAAP mean analyst earnings per share and dividends per share estimates for FFC for the years ending December 31, 2026 and December 31, 2027, as well as an estimated long-term annual balance sheet and earnings per share growth rate for the years ending December 31, 2028 through December 31, 2030 and estimated dividends per share for FFC for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of FFC and confirmed for use in Piper Sandler’s analyses by the senior management of First Illinois;

•
the pro forma financial impact of the Merger on FFC based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated annual net income for First Illinois for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of FFC;

•
the publicly reported historical price and trading activity for FFC Common Stock, including a comparison of certain stock trading information for FFC Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

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a comparison of certain financial and market information for First Illinois and FFC with similar financial institutions for which information is publicly available;

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the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

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the current market environment generally and the banking environment in particular; and

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such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of First Illinois and its representatives the business, financial condition, results of operations and prospects of First Illinois and held similar discussions with certain members of the senior management of FFC and its representatives regarding the business, financial condition, results of operations and prospects of FFC.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by First Illinois or FFC or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of First Illinois and FFC that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Illinois or FFC, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of First Illinois or FFC. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for credit losses of First Illinois or FFC, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to First Illinois or FFC. Piper Sandler assumed, with First Illinois’ consent, that the respective allowances for credit losses for both First Illinois and FFC were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for First Illinois for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of First Illinois. In addition, Piper Sandler used publicly available GAAP mean analyst earnings per share and dividends per share estimates for FFC for the years ending December 31, 2026 and December 31, 2027, as well as an estimated long-term annual balance sheet and earnings per share growth rate for the years ending December 31, 2028 through December 31, 2030 and estimated dividends per share for FFC for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of FFC and confirmed for use by the senior management of the First Illinois. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated annual net income for First Illinois for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of FFC. With respect to the foregoing information, the senior management of First Illinois confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, was consistent with) the best currently available projections, estimates and judgements of senior management as to the future financial performance of First Illinois and FFC, respectively, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of First Illinois or FFC since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analysis that First Illinois and FFC would remain as going concerns for all periods relevant to its analysis.
Piper Sandler also assumed, with First Illinois’ consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on First Illinois, FFC, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with First Illinois’ consent, Piper Sandler relied upon the advice that First Illinois received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of FFC common stock at any time or what the value of FFC common stock would be once it is actually received by the holders of First Illinois common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to the First Illinois board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to First Illinois or FFC and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of First Illinois and FFC and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of First Illinois common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of First Illinois, FFC, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the First Illinois board of directors at its August 26, 2026 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of First Illinois common stock or FFC common stock or the prices at which First Illinois or FFC common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the First Illinois board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the First Illinois board of directors with respect to the fairness of the merger consideration.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of First Illinois common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive, at the election of the holder thereof, either (i) $44.35 in cash (the “Cash Consideration”), or (ii) 0.5727 shares of FFC common stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration.” The merger agreement provides, generally, that the maximum number of shares of First Illinois common stock to be converted into the right to receive Cash Consideration in the merger shall be equal to 727,377 (the “Maximum Cash Election Number”) and the maximum number of shares of First Illinois common stock to be converted into the right to receive Stock Consideration in the merger shall be equal to 1,697,213, as may be increased (but not decreased) by FFC in its sole discretion, if and only if holders of shares of First Illinois common stock which have elected to receive cash is less than the Maximum Cash Election Number, upon written notice to First Illinois at any time prior to the closing (the “Maximum Stock Election Number”). In addition, the merger agreement provides that if First Illinois Adjusted Consolidated Shareholders’ Equity as of the close of business on the closing date is less than $82,437,826, the Merger Consideration shall be adjusted downward on a dollar-for-dollar basis in the amount of such shortfall. At First Illinois’ direction and with First Illinois’ consent, Piper Sandler assumed that the Maximum Stock Election Number would not be increased and the Merger Consideration would not be adjusted. Piper Sandler calculated an aggregate implied transaction value of approximately $111.5 million and an implied purchase price per share of $45.07 consisting of the implied value of 2,424,590 shares of First Illinois common stock and 166,840 First Illinois options outstanding with a weighted average strike of $31.02 based on the closing price of FFC common stock on August 25, 2026. Based upon financial information for First Illinois as of or for the last twelve months (“LTM”) ended June 30, 2026, and the closing price of FFC common stock on August 25, 2026, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / 2Q2026 Tangible Book Value Per Share	133%
Transaction Price Per Share / LTM Earnings	12.8x
Transaction Price Per Share / Estimated 2026 Earnings(1)	11.6x
Transaction Price Per Share / Estimated 2027 Earnings(1)	10.1x
Core Deposit Premium(2)	4.9%

(1)
Net income estimates provided by First Illinois senior management

(2)
Core deposits defined as total deposits less time deposits with balances greater than $100,000

Stock Trading History.
Piper Sandler reviewed the publicly available historical reported trading price of FFC common stock for the one-year and three-year periods ended August 25, 2026. Piper Sandler then compared the relationship between the movements in the price of FFC common stock to movements in their respective peer group (as described below) as well as certain stock indices.
FFC’s One-Year Stock Performance
	Beginning Value August 25, 2025	Ending Value August 25, 2026
FFC	0%	36.7%
FFC Peer Group	0%	26.1%
S&P 500 Index	0%	19.2%
NASDAQ Bank Index	0%	16.9%
FFC’s Three-Year Stock Performance
	Beginning Value August 25, 2023	Ending Value August 25, 2026
FFC	0%	119.9%
FFC Peer Group	0%	77.3%
S&P 500 Index	0%	74.3%
NASDAQ Bank Index	0%	70.2%
Comparable Company Analyses.
Piper Sandler used publicly available information to compare selected financial information for First Illinois with a group of financial institutions selected by Piper Sandler. The First Illinois peer group included banks and thrifts with common stock publicly traded on a major exchange (NASDAQ, NYSE, NYSEAM) that were headquartered in the Midwest with total assets between $500 million and $2.0 billion as of the most recently reported quarter, but excluded targets of announced merger transactions (the “First Illinois Peer Group”). The First Illinois Peer Group consisted of the following companies:
Central Plains Bancshares, Inc.	Ohio Valley Banc Corp.
Citizens Community Bancorp, Inc.	Richmond Mutual Bancorporation, Inc.
First Capital, Inc.	SB Financial Group, Inc.
Hawthorn Bancshares, Inc.	United Bancorp, Inc.
Landmark Bancorp, Inc.
The analysis compared publicly available financial information for First Illinois with corresponding data for the First Illinois Peer Group as of or for the quarter ended June 30, 2026 (unless otherwise noted) with pricing data as of August 25, 2026. The table below sets forth the data for First Illinois and the median, mean, low and high data for the First Illinois Peer Group.

First Illinois Comparable Company Analysis
	First Illinois(1)	First Illinois Peer Group Median	First Illinois Peer Group Mean	First Illinois Peer Group Low	First Illinois Peer Group High
Total assets ($mm)	718	1,607	1,418	562	1,814
Loans / Deposits (%)	69.9	88.5	86.0	59.7	106.8
Non-performing assets(2) / Total assets (%)	0.11	0.81	0.78	0.07	1.79
Tangible common equity/Tangible assets (%)	11.0	9.6	9.6	7.4	12.9
Tier 1 Ratio (%)	16.2	13.0	13.4	11.2	16.4
Total RBC Ratio (%)	17.3	14.5	14.9	13.2	17.6
LTM Core(3) Return on average assets (%)	1.20	1.08	1.07	0.73	1.45
LTM Core(3) Return on average tangible common equity (%)	11.3	11.2	12.1	8.0	16.9
LTM Net interest margin (%)	3.63	3.79	3.67	3.13	4.07
LTM Efficiency ratio (%)	66.0	62.5	65.2	55.4	76.9
Price/ Tangible book value (%)	—	133	132	93	153
Price/ Core(3) LTM Earnings per share (x)	—	11.4	12.3	9.4	17.8
Current Dividend Yield (%)	—	2.2	2.5	0.0	5.1
Market value ($mm)	—	201	187	82	269

(1)
Represents Call Report financial data

(2)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

(3)
Core financial metrics as defined by S&P Capital IQ Pro

Note:   Call report data used when consolidated unavailable; First Illinois Peer Group financial data not pro forma for pending or recently completed acquisitions or divestitures
Piper Sandler used publicly available information to perform a similar analysis for FFC by comparing selected financial information for FFC with a group of financial institutions selected by Piper Sandler. The FFC peer group included banks and thrifts with common stock publicly traded on a major exchange (NASDAQ, NYSE, NYSEAM) that were headquartered in the Midwest with total assets between $4.0 billion and $8.0 billion as of the most recently reported quarter, but excluded targets of announced merger transactions (the “FFC Peer Group”). The FFC Peer Group consisted of the following companies:
Alerus Financial Corporation	Horizon Bancorp, Inc.
Bank First Corporation	Independent Bank Corporation
Bridgewater Bancshares, Inc.	Lakeland Financial Corporation
ChoiceOne Financial Services, Inc.	Mercantile Bank Corporation
Civista Bancshares, Inc.	Midland States Bancorp, Inc.
Community Trust Bancorp, Inc.	Old Second Bancorp, Inc.
Equity Bancshares, Inc.	Republic Bancorp, Inc.
Farmers National Banc Corp.	Southern Missouri Bancorp, Inc.
Great Southern Bancorp, Inc.	West Bancorporation, Inc.
HBT Financial, Inc.
The analysis compared publicly available financial information for FFC with corresponding data for the FFC Peer Group as of or for the quarter ended June 30, 2026 (unless otherwise noted) with pricing data as of August 25, 2026. The table below sets forth the data for FFC and the median, mean, low and high data for the FFC Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in FFC’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
FFC Comparable Company Analysis
	FFC	FFC Peer Group Median	FFC Peer Group Mean	FFC Peer Group Low	FFC Peer Group High
Total assets ($mm)	6,178	6,574	6,088	4,030	7,726
Loans / Deposits (%)	92.4	90.8	91.0	74.4	101.7
Non-performing assets(1) / Total assets (%)	0.41	0.45	0.46	0.00	0.86
Tangible common equity/Tangible assets (%)	9.2	9.4	9.6	6.5	15.9
Tier 1 Ratio (%)	12.8	12.4	12.8	10.8	16.6
Total RBC Ratio (%)	13.8	14.8	14.9	12.1	18.9
LTM Core(2) Return on average assets (%)	1.63	1.46	1.44	0.98	1.88
LTM Core(2) Return on average tangible common equity (%)	18.0	15.0	15.7	10.0	23.2
LTM Net interest margin (%)	4.36	3.72	3.79	2.53	5.13
LTM Efficiency ratio (%)	53.9	54.6	54.4	43.5	63.9
Price/ Tangible book value (%)	169	166	171	127	319
Price/ Core LTM(2) Earnings per share (x)	9.9	11.8	11.6	8.2	16.6
Price/ 2026E Earnings per share (x)	10.4	10.9	11.5	9.3	16.6
Price/ 2027E Earnings per share (x)	10.1	10.5	10.8	8.8	14.4
Current Dividend Yield (%)	2.8	2.7	2.6	0.0	4.3
Market value ($mm)	942	925	1,007	486	1,854

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets

(2)
Core financial metrics as defined by S&P Capital IQ Pro

Note:   Call report data used when consolidated unavailable; FFC Peer Group financial data not pro forma for pending or recently completed acquisitions or divestitures
Analysis of Precedent Transactions.
Piper Sandler reviewed two groups of merger and acquisition transactions, including a regional and nationwide group. The regional group consisted of Midwest bank and thrift transactions announced from January 1, 2023 to August 25, 2026 with target total assets between $350 million and $1.25 billion, excluding transactions without disclosed deal values (the “Midwest Precedent Transactions”). The nationwide group consisted of nationwide bank and thrift transactions announced from January 1, 2026 to August 25, 2026 with target total assets between $350 million and $1.25 billion, excluding transactions where the target had LTM losses and transactions without disclosed deal values (the “Nationwide Precedent Transactions”).
The Midwest Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Pontiac Bancorp, Inc.	Ottawa Bancorp, Inc.
North Shore Bank	1895 Bancorp of Wisconsin, Inc.
Isabella Bank Corporation	Grand River Commerce, Inc.
OppFi Inc.	BNCCORP, Inc.
Hawthorn Bancshares, Inc.	FSC Bancshares, Inc.

Acquiror	Target
Peoples Bancorp Inc.	Citizens National Corporation
Independent Bank Corporation	HCB Financial Corp.
Stock Yards Bancorp, Inc.	Field & Main Bancorp, Inc.
Richmond Mutual Bancorporation, Inc.	Farmers Bancorp
First Mid Bancshares, Inc.	Two Rivers Financial Group, Inc.
ServBanc Holdco, Inc.	IF Bancorp, Inc.
Mercantile Bank Corporation	Eastern Michigan Financial Corporation
Byline Bancorp, Inc.	First Security Bancorp, Inc.
Alerus Financial Corporation	HMN Financial, Inc.
Equity Bancshares, Inc.	Rockhold Bancorp
First Busey Corporation	Merchants and Manufacturers Bank Corporation
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Pontiac Bancorp, Inc.	Ottawa Bancorp, Inc.
Northrim BanCorp, Inc.	PBCO Financial Corporation
First Bancorp	First Carolina Bancshares Corporation
Hometown Financial Group MHC	Primary Bank
Colony Bankcorp, Inc.	First Reliance Bancshares, Inc.
North Shore Bank	1895 Bancorp of Wisconsin, Inc.
ODNB Financial Corporation	National Capital Bancorp, Inc.
Isabella Bank Corporation	Grand River Commerce, Inc.
Coastal Carolina Bancshares, Inc.	Beacon Holding Company, Inc.
OppFi Inc.	BNCCORP, Inc.
Hawthorn Bancshares, Inc.	FSC Bancshares, Inc.
Peoples Bancorp Inc.	Citizens National Corporation
United Community Banks, Inc.	Peach State Bancshares, Inc.
Catalyst Bancorp, Inc.	Lakeside Bancshares, Inc.
Fidelity BancShares	Affinity Bancshares, Inc.
Independent Bank Corporation	HCB Financial Corp.
Arrow Financial Corporation	Adirondack Bancorp, Inc.
FS Bancorp, Inc.	Pacific West Bancorp
Stock Yards Bancorp, Inc.	Field & Main Bancorp, Inc.
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, and core deposit premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Midwest Precedent Transactions group as well as to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.
	FFC/ First Illinois	Midwest Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	12.8	12.9	14.5	7.9	29.8
Transaction Price / Tangible Book Value Per Share (%)	133	124	131	107	166
Tangible Book Value Premium to Core Deposits (%)	4.9	2.7	4.0	0.8	10.2

	FFC/ First Illinois	Nationwide Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	12.8	14.7	16.0	9.8	29.8
Transaction Price / Tangible Book Value Per Share (%)	133	138	137	96	194
Tangible Book Value Premium to Core Deposits (%)	4.9	4.8	5.2	(0.3)	11.6
Net Present Value Analyses.
Piper Sandler performed an analysis that estimated the net present value of a share of First Illinois common stock assuming First Illinois performed in accordance with certain internal financial projections for First Illinois for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of First Illinois. To approximate the terminal value of a share of First Illinois common stock at December 31, 2030, Piper Sandler applied price to 2030 earnings multiples ranging from 10.0x to 15.0x and multiples of 2030 adjusted tangible book value ranging from 100% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 9.00% to 13.00%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Illinois common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Illinois common stock of $33.91 to $57.65 when applying multiples of earnings and $32.88 to $51.70 when applying multiples of adjusted tangible book value.
Earnings Per Share Multiples
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
9.00%	$39.62	$43.22	$46.83	$50.44	$54.04	$57.65
10.00%	$38.08	$41.55	$45.01	$48.47	$51.93	$55.39
11.00%	$36.62	$39.95	$43.27	$46.59	$49.91	$53.24
12.00%	$35.23	$38.43	$41.62	$44.81	$48.00	$51.19
13.00%	$33.91	$36.98	$40.04	$43.11	$46.17	$49.24
Adjusted Tangible Book Value Per Share Multiples(1)
Discount Rate	100%	110%	120%	130%	140%	150%
9.00%	$38.41	$41.06	$43.72	$46.38	$49.04	$51.70
10.00%	$36.92	$39.47	$42.02	$44.57	$47.12	$49.68
11.00%	$35.51	$37.96	$40.41	$42.85	$45.30	$47.75
12.00%	$34.16	$36.51	$38.87	$41.22	$43.57	$45.92
13.00%	$32.88	$35.14	$37.40	$39.66	$41.92	$44.18

(1)
First Illinois 2030 tangible book value per share adjusted for dividend of excess capital of $12.15 per share; Assumed adjusted capital represented 11.50% of tangible assets and that excess capital was paid out dollar-for-dollar

Piper Sandler also considered and discussed with the First Illinois board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming First Illinois’ earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for First Illinois’ common stock, applying the price to 2030 earnings multiples range of 10.0x to 15.0x referred to above and a discount rate of 11.32%.

Earnings Per Share Multiples
Annual Estimate Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
(15.0%)	$31.62	$34.44	$37.26	$40.09	$42.91	$45.74
(10.0%)	$33.28	$36.27	$39.26	$42.25	$45.24	$48.23
(5.0%)	$34.94	$38.09	$41.25	$44.41	$47.56	$50.72
0.0%	$36.60	$39.92	$43.24	$46.57	$49.89	$53.21
5.0%	$38.26	$41.75	$45.24	$48.73	$52.22	$55.70
10.0%	$39.92	$43.58	$47.23	$50.89	$54.54	$58.20
15.0%	$41.58	$45.40	$49.23	$53.05	$56.87	$60.69
Piper Sandler also performed an analysis that estimated the net present value per share of FFC common stock, assuming FFC performed in accordance with publicly available GAAP mean analyst earnings per share and dividends per share estimates for FFC for the years ending December 31, 2026 and December 31, 2027, as well as an estimated long-term annual balance sheet and earnings per share growth rate for the years ending December 31, 2028 through December 31, 2030 and estimated dividends per share for FFC for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of FFC and confirmed for use in Piper Sandler’s analyses by the senior management of First Illinois. To approximate the terminal value of FFC common stock at December 31, 2030, Piper Sandler applied price to 2030 earnings multiples ranging from 10.0x to 15.0x and multiples of 2030 tangible book value ranging from 150% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 8.50% to 12.50%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FFC common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of FFC common stock of $60.98 to $102.52 when applying multiples of earnings and $74.61 to $113.46 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
8.50%	$71.16	$77.43	$83.71	$89.98	$96.25	$102.52
9.50%	$68.43	$74.44	$80.46	$86.48	$92.50	$98.51
10.50%	$65.82	$71.60	$77.38	$83.15	$88.93	$94.70
11.50%	$63.34	$68.89	$74.44	$79.98	$85.53	$91.08
12.50%	$60.98	$66.31	$71.64	$76.97	$82.29	$87.62
Tangible Book Value Per Share Multiples
Discount Rate	150%	160%	170%	180%	190%	200%
8.50%	$87.21	$92.46	$97.71	$102.96	$108.21	$113.46
9.50%	$83.82	$88.86	$93.90	$98.94	$103.98	$109.01
10.50%	$80.60	$85.44	$90.27	$95.11	$99.95	$104.78
11.50%	$77.54	$82.18	$86.82	$91.47	$96.11	$100.76
12.50%	$74.61	$79.08	$83.54	$88.00	$92.46	$96.92
Piper Sandler also considered and discussed with the First Illinois board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming FFC’s earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for FFC common stock, applying the price to 2030 earnings multiples range of 10.0x to 15.0x referred to above and a discount rate of 10.52%.

Earnings Per Share Multiples
Annual Estimate Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
(15.0%)	$57.16	$62.07	$66.98	$71.89	$76.80	$81.71
(10.0%)	$60.04	$65.24	$70.44	$75.64	$80.84	$86.04
(5.0%)	$62.93	$68.42	$73.91	$79.39	$84.88	$90.37
0.0%	$65.82	$71.60	$77.37	$83.15	$88.93	$94.70
5.0%	$68.71	$74.77	$80.84	$86.90	$92.97	$99.03
10.0%	$71.60	$77.95	$84.30	$90.66	$97.01	$103.37
15.0%	$74.48	$81.13	$87.77	$94.41	$101.06	$107.70
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
Piper Sandler analyzed certain potential pro forma effects of the merger on FFC assuming the transaction closes on December 31, 2026. Piper Sandler utilized the following information and assumptions: (a) certain internal financial projections for First Illinois for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of First Illinois as well as estimated annual net income for First Illinois for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of FFC, (b) publicly available GAAP mean analyst earnings per share and dividends per share estimates for FFC for the years ending December 31, 2026 and December 31, 2027, as well as an estimated long-term annual balance sheet and earnings per share growth rate for the years ending December 31, 2028 through December 31, 2030 and estimated dividends per share for FFC for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of FFC and confirmed for use in Piper Sandler’s analyses by the senior management of First Illinois, and (c) estimated transaction expenses, cost savings and purchase accounting adjustments as provided by the senior management of FFC. The analysis indicated that the transaction could be accretive to FFC’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2027 through December 31, 2030 and dilutive to FFC’s estimated tangible book value per share at close and accretive in the years ending December 31, 2029 through December 31, 2030.
In connection with this analysis, Piper Sandler considered and discussed with the First Illinois board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship.
Piper Sandler is acting as First Illinois’ financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.50% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction Piper Sandler’s fee was approximately $1.7 million. Piper Sandler also received a $200,000 fee from First Illinois upon rendering its opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Piper Sandler upon closing of the transaction. First Illinois has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler did not provide any other investment banking services to First Illinois. Piper Sandler did not provide any investment banking services to FFC in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker/dealer, Piper Sandler may purchase securities from and sell securities to First Illinois,

FFC and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of First Illinois, FFC and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
Conversion of Shares and Exchange of Certificates
As soon as reasonably practicable after the effective time of the merger, and in any event within 20 days thereafter, FFC’s exchange agent will mail each former holder of First Illinois common stock (other than dissenting shares) a letter of transmittal and instructions for surrendering such holder’s certificate(s) or book entry shares representing former First Illinois common stock. The exchange agent is expected to be Equiniti, subject to confirmation. Upon receipt and acceptance of the certificate(s) or book entry shares together with duly executed transmittal materials, the holder will be entitled to the applicable merger consideration and cash in lieu of any fractional share interest.
Regulatory Approvals Required for the Merger
The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the MidCo merger, the merger and the bank merger. Under the terms of the merger agreement, FFC and First Illinois have agreed to use their commercially reasonable best efforts to obtain all necessary permits, consents, approvals, and authorizations from any governmental authority necessary, proper, or advisable to consummate the MidCo merger, the merger and the bank merger.
The MidCo merger, the merger and the bank merger are subject to the required approvals and filings with the Federal Reserve Board under the BHC Act, the OCC under the Bank Merger Act and the IDFPR. FFC has filed the required applications, filings and notices. First Illinois will file the required application, filing or notice required by the Federal Reserve Board for the MidCo merger.
The required regulatory approvals have not been received as of the date of this proxy statement/prospectus. Completion remains subject to receipt of all required regulatory authorizations, consents, orders or approvals and expiration of all applicable statutory waiting periods. See the section entitled “The Merger Agreement-Conditions to Completion of the Merger.”
Accounting Treatment
The costs incurred by FFC related to the merger are expected to be approximately $3.5 million and are expensed as incurred. The merger will be accounted for under the acquisition method in accordance with accounting principles generally accepted in the United States. For purposes of preparing FFC’s consolidated financial statements, FFC will establish a new accounting basis for First Illinois’ assets and liabilities based upon their estimated fair values as of the acquisition date. If the fair value of the aggregate merger consideration exceeds the fair value of the net assets acquired, including any identifiable intangible assets of First Illinois, then FFC will record the excess as goodwill and will periodically review the goodwill for impairment not less often than annually. Intangible assets with definite lives will be amortized against FFC’s earnings following completion of the merger. If the fair value of the net assets acquired from First Illinois exceeds the fair value of the merger consideration, then FFC will record the excess as a gain on acquisition. The acquisition method of accounting will result in the operating results of First Illinois being included in the operating results of FFC beginning from the date of completion of the merger.
Interests of Certain Persons in the Merger
In the merger, the directors and executive officers of First Illinois will receive the same consideration for their First Illinois common stock as the other shareholders of First Illinois. In considering the recommendation of the First Illinois board of directors that First Illinois shareholders vote “FOR” the merger proposal, First Illinois shareholders should be aware that First Illinois’ executive officers and directors may have interests in the merger and may have arrangements, as described below, which may be considered to be different from, or in addition to, those of First Illinois’ shareholders generally. The First Illinois board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that First Illinois shareholders vote “FOR” the merger proposal. Further, each director of First Illinois has entered into a voting agreement in favor of FFC agreeing to vote his or her shares in favor of the merger agreement at any meeting called to consider and vote on the merger agreement, for no additional consideration.
These interests include the following, as discussed in greater detail below:
Mr. Nestler’s Employment Agreement.   Hickory Point Bank is a party to an employment agreement with Mr. Nestler, dated October 3, 2011, under which Mr. Nestler serves as President and Chief Executive Officer of Hickory Point Bank. Mr. Nestler also serves as a director and the President of First Illinois. The agreement has a one-year term that renews daily. Under the agreement, if within six months following a “change of control” (as defined in this employment agreement) Mr. Nestler’s employment is terminated without “cause” or Mr. Nestler terminates his employment for “good reason,” (as each term is defined in this employment agreement), Mr. Nestler is entitled to a lump sum cash payment equal to two times the sum of (i) his base salary then in effect and (ii) the average of any bonuses paid to him for the three-year period ending with his termination. Mr. Nestler would also be entitled to continued two-party coverage under Hickory Point Bank’s health care, life insurance and disability insurance plans, subject to applicable employee co-pay requirements, for two years following termination (or a cash payment of substantially equivalent value). [In connection with the merger, and pursuant to a settlement agreement, in satisfaction of any potential benefits due pursuant to Mr. Nestler’s employment agreement as a result of the Merger, and with respect to Mr. Nestler’s currently estimated 2026 bonus, Mr. Nestler will be paid approximately [$1,335,407].]
Retention Bonus Agreements.   Messrs. Burg and Swallow, the Chief Financial Officer and EVP, Corporate Secretary of First Illinois, respectively, entered into retention bonus agreements in connection with the mergers. Pursuant to the terms of the retention bonus agreements, Messrs. Burg and Swallow are entitled to receive bonuses of $50,000 and $65,000, respectively, following the consummation of the merger, provided they remain employed through such time. Pursuant to the terms of the retention bonus agreements, if Messrs. Burg or Swallow are terminated prior to the consummation of the merger other than for cause (as defined in the relevant retention bonus agreement), such individual shall be paid the retention bonus in connection with the termination.
Restricted Stock Awards.   Each outstanding and unvested restricted stock award in respect to a share of First Illinois common stock will become fully vested immediately prior to the effective time of the merger, with each such vested share of First Illinois common stock eligible to receive the merger consideration. Mr. Nestler, director and President of First Illinois and director, President and CEO of Hickory Point Bank, holds unvested restricted stock awards in respect to [979] shares of First Illinois common stock.
Stock Options.   Each option granted by First Illinois to purchase shares of First Illinois common stock that is outstanding immediately prior to the effective time of the merger will be canceled in exchange for a cash payment, without interest, equal to the product of (i)(A) the excess, if any, of the per share cash consideration under the merger agreement of $44.35 over (B) the exercise price per share of First Illinois common stock under such option, multiplied by (ii) the number of shares of First Illinois common stock covered by such option. Mr. Nestler holds outstanding options in respect to [89,728] shares of First Illinois common stock. Additionally, Mr. Keith Burg (Chief Financial Officer), holds outstanding options in respect to [2,123] shares of First Illinois common stock.
Stock Appreciation Rights.   Each stock appreciation right granted by First Illinois that is outstanding immediately prior to the effective time of the merger will be canceled in exchange for a cash payment, without interest, pursuant to the terms and conditions of the applicable award agreement and First Illinois equity plan. Mr. Nestler holds [5,000] outstanding stock appreciation rights. Additionally, executive officers Messrs. Burg and Brett Swallow (EVP, Corporate Secretary) hold [4,750] and [3,750] outstanding stock appreciation rights, respectively.
Indemnification and Insurance.   As described under “The Merger Agreement — Indemnification and Continuance of Director and Officer Liability Coverage,” FFC will indemnify (and advance expenses to) the directors and officers of First Illinois and its subsidiaries, for a period of six years from and after the effective time of the merger, to the fullest extent permitted by First Illinois’ articles of incorporation, bylaws and applicable law, with respect to claims pertaining to matters occurring at or prior to the effective time of the merger. Prior to the completion of the merger, FFC will purchase a prepaid tail policy for First Illinois directors’ and officers’ liability insurance for a coverage period of up to six years with respect to actions, omissions, events, matters and circumstances occurring prior to the effective time, provided that the cost thereof will not exceed 200% of First Illinois’ current annual premium for such insurance. FFC will cause such policy to be maintained in full force and effect for its full term and will cause all obligations thereunder to be honored by the combined company after the merger.
Voting Agreement.   Each director of First Illinois, in his individual capacity as a shareholder of First Illinois, and who in the aggregate own approximately 40.7% of the outstanding shares of First Illinois common stock as of the record date, has entered into a voting agreement in favor of FFC agreeing to vote his First Illinois common stock for approval of the merger proposal.
Stock Ownership.   The current directors of First Illinois beneficially owned, as of the record date, a total of 985,824 shares of First Illinois common stock, representing approximately 40.7% of the total outstanding shares of First Illinois common stock entitled to vote at the First Illinois special meeting. As indicated above, each of First Illinois’ directors holding in the aggregate approximately 40.7% of the outstanding shares of First Illinois common stock has executed a voting agreement, agreeing to vote his shares for approval of the merger proposal. See “The Merger Agreement — Voting Agreement” beginning on page 64.
Method of Effecting the Acquisition
Subject to the written consent of First Illinois, which may not be unreasonably withheld or delayed, FFC may at any time change the method of effecting the combination, including by providing for the merger of a wholly owned subsidiary of FFC with First Illinois, if and to the extent requested by FFC. No such change may (i) alter or change the amount or kind of consideration to be received by First Illinois shareholders, (ii) adversely affect the tax consequences of the merger to First Illinois shareholders or the tax treatment of either party under the merger agreement, or (iii) impede or materially delay consummation of the transactions contemplated by the merger agreement.
Effective Time
The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Secretaries of State of Indiana and Illinois on the closing date of the merger. The closing will occur remotely at 10:00 a.m. on a date no later than five business days after the latest to occur of the satisfaction or waiver of the conditions to completion of the merger, other than those conditions that by their nature are to be satisfied or waived at closing, or on a date mutually agreed to by FFC and First Illinois.
The parties currently expect that the merger will be completed in the first quarter of 2027, subject to First Illinois shareholder approval, receipt of the required regulatory approvals and expiration of all regulatory waiting periods, and satisfaction or waiver of the other conditions to closing. However, completion of the merger could be delayed if there is a delay in obtaining the required approvals or satisfying any other conditions to the merger. There can be no assurance as to whether, or when, FFC and First Illinois will obtain the required approvals or complete the merger. See the sections entitled “Regulatory Approvals Required for the Merger” and “The Merger Agreement-Conditions to Completion of the Merger.”
Declaration and Payment of Dividends and Stock Transfers
Holders of First Illinois common stock will not be paid dividends or other distributions declared after the effective time with respect to FFC common stock into which their First Illinois common stock has been converted until they surrender their First Illinois stock certificates for exchange after the effective time. Upon surrender of those certificates after the effective time of the merger, the combined company will pay any unpaid dividends or other distributions, without interest. No interest will be paid on any cash amount payable in connection with the merger, including any cash paid in lieu of fractional shares or any cash consideration elected by a First Illinois shareholder. After the effective time of the merger, there will be no transfers on First Illinois’ stock transfer books of First Illinois common stock issued and outstanding immediately prior to the effective time. If certificates representing First Illinois common stock are presented for transfer after the effective time of the merger, they will be cancelled and exchanged for a statement evidencing the applicable number of shares of FFC common stock issued as merger consideration, any cash in lieu of fractional shares, any cash consideration elected by the holder in lieu of FFC common stock, and any unpaid dividends or other distributions with respect to the FFC common stock represented thereby.
No Fractional Shares
No fractional share interests will be issued to any shareholder of First Illinois upon completion of the merger. For each fractional share that would otherwise be issued, FFC will pay cash, rounded to the nearest cent, determined by multiplying $44.35 by the fraction of a share of FFC common stock to which the holder would otherwise be entitled after taking into account all shares of First Illinois common stock held by that holder at the effective time and rounding the fraction to the nearest one ten-thousandth when expressed in decimal form. No interest will be paid or accrued on the cash payable in lieu of fractional shares.
Share Matters
None of FFC, First Illinois, the exchange agent or any other person will be liable to any former shareholder of First Illinois for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat, or similar laws.
If a certificate for First Illinois common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and, to the extent required by FFC or the exchange agent, the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against FFC with respect to that lost certificate.
For a description of FFC common stock and a description of the differences between the rights of the holders of First Illinois common stock compared to the rights of the holders of FFC common stock, see the sections entitled “Description of FFC Capital Stock” and “Comparison of Shareholder Rights.”
Public Trading Markets
FFC’s common stock is listed on Nasdaq under the symbol “THFF.” There is no established public trading market for First Illinois common stock. First Illinois is a privately held company, and its shares are not listed or quoted on any securities exchange or quotation system. The FFC common stock issuable in the merger will be listed on Nasdaq, subject to official notice of issuance.
Resale of FFC Common Stock
The shares of FFC common stock that First Illinois shareholders receive as a result of the merger will be registered under the Securities Act. First Illinois shareholders may freely trade these shares of FFC common stock if such First Illinois shareholder is not considered an “affiliate” of FFC, as that term is defined in the federal securities laws. Generally, “affiliates” include directors, certain executive officers and holders of 10% or more of the outstanding shares of FFC common stock.
Governance of the Combined Company and Combined Bank After the Merger
The directors and officers of FFC and First Financial Bank in office immediately before the effective time of the mergers will continue to serve as the directors and officers of FFC and First Financial Bank, respectively, following completion of the merger and the bank merger. No director or officer of First Illinois will become a director or officer of FFC or First Financial Bank as a result of the merger or the bank merger.
Headquarters and Name of the Combined Company
After the effective time, FFC’s headquarters will remain at One First Financial Plaza, Terre Haute, Indiana 47807. The combined company will continue under the name “First Financial Corporation” and its common stock will continue to trade on Nasdaq under the ticker symbol “THFF.” The combined bank will be First Financial Bank, National Association, operated under its existing charter and bylaws, with its home office at One First Financial Plaza, Terre Haute, Indiana 47807.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.
The Merger
The boards of directors of FFC and First Illinois have each approved the merger agreement, which provides for the merger of First Illinois with and into FFC, with FFC continuing as the surviving corporation. Immediately prior to the effective time of the merger, HPB Holdings, Inc., a wholly owned subsidiary of First Illinois, will merge with and into First Illinois in the MidCo merger, such that Hickory Point Bank will become a wholly owned subsidiary of First Illinois immediately prior to the effective time of the merger. The merger agreement further provides that, immediately after the effective time of the merger, Hickory Point Bank will merge with and into First Financial Bank, a wholly owned subsidiary of FFC, with First Financial Bank as the surviving bank.
Effective Time and Completion of the Merger
The merger agreement provides that the filings necessary to make the merger effective, consisting of articles of merger to be filed with the Secretaries of State of Indiana and Illinois, will be made on the closing date. The closing will occur remotely at 10:00 a.m. on a date no later than five business days after the latest to occur of the satisfaction or waiver of the conditions to completion of the merger, other than those conditions that by their nature are to be satisfied or waived at closing, or on a date mutually agreed to by FFC and First Illinois.
The parties currently expect that the merger will be completed in the first quarter of 2027, subject to First Illinois shareholder approval, receipt of the required regulatory approvals and expiration of all regulatory waiting periods, and satisfaction or waiver of the other conditions to closing. However, completion of the merger could be delayed if there is a delay in obtaining the required approvals or satisfying any other conditions to the merger. There can be no assurance as to whether, or when, FFC and First Illinois will obtain the required approvals or complete the merger. See “— Conditions to Completion of the Merger.”
Consideration to be Received in the Merger
Under the terms of the merger agreement, upon completion of the merger, each share of First Illinois common stock issued and outstanding immediately prior to the effective time (other than cancelled shares and dissenting shares) will be converted into the right to receive, at the election of the holder and subject to the proration procedures described below, (i) the stock consideration of 0.5727 shares of FFC common stock, (ii) the cash consideration of $44.35, or (iii) pursuant to a combination election, the cash consideration with respect to the number of such holder’s shares designated by the holder and the stock consideration with respect to the holder’s remaining shares.
The maximum number of shares of First Illinois common stock that may be converted into the cash consideration is 727,377, and the maximum number that may be converted into the stock consideration is 1,697,213. For purposes of the maximum amounts and proration, the shares designated to receive cash under a combination election will be treated as cash election shares, and the shares designated to receive stock under a combination election will be treated as stock election shares. FFC may increase, but not decrease, the maximum number of shares of First Illinois common stock to be converted into the right to receive stock consideration in its sole discretion only if cash elections (including shares designated to receive cash under combination elections) are below the maximum number of shares of First Illinois common stock to be converted into the right to receive cash consideration. Both maximums will increase proportionately if shares are issued upon the exercise of First Illinois Stock Options. If cash elections exceed the maximum number of shares of First Illinois common stock to be converted into the right to receive cash consideration, the cash election shares will be prorated, with the cash amount rounded down to the nearest cent, and the remaining portion will receive the stock consideration. If stock election shares exceed the maximum number of shares of First Illinois common stock to be converted into the right to receive stock consideration, the stock election shares will be prorated using the stock proration fraction, with the cash amount for the remaining portion rounded down to the nearest cent. Holders who do not make a valid election will be treated as having made a Stock Election.
Election Procedures; Allocation of Merger Consideration
FFC to Make Consideration Available
At or prior to the effective time of the merger, FFC will deposit, or cause to be deposited, with the exchange agent, for exchange in accordance with the merger agreement, (i) certificates or evidence of shares in book entry form representing shares of FFC common stock to be issued in accordance with the merger agreement, and (ii) an amount in cash sufficient in the aggregate to provide all funds necessary for the exchange agent to make the cash payments to be paid pursuant to the merger agreement, plus cash in lieu of any fractional shares to be paid pursuant to the merger agreement.
Election Procedures
The merger agreement provides that First Illinois shareholders will be provided with an election form and other customary transmittal materials. The election form will allow each holder of First Illinois common stock to make an election with respect to their shares of First Illinois common stock by specifying whether the shareholder desires the cash consideration, the stock consideration or a combination election (specifying the number of shares to be converted into each of the cash consideration and the stock consideration), or makes no election.
FFC and First Illinois will initially make available and mail the election form to holders of First Illinois common stock (other than excluded shares) prior to the anticipated election deadline of 5:00 p.m., Eastern Time on [•], 2026, or at such other time as First Illinois and FFC shall agree. First Illinois will use its reasonable best efforts to make an election form available to any person who becomes a First Illinois shareholder between the initial election form mailing date and the election deadline.
To make a valid election, First Illinois shareholders must submit to the exchange agent a properly completed election form (including duly executed transmittal materials included in the election form) by the election deadline. A form of election will be properly completed only if accompanied by an authorization for book entry transfer of uncertificated shares representing all shares of First Illinois common stock covered by the form of election (or an affidavit as to the loss, theft or destruction and appropriate and customary indemnification, as will be described in the form of election). A combination election will be properly completed only if the number of shares designated for the cash consideration and the stock consideration together equal all shares covered by the election form, and any shares not so designated will be deemed to be no election shares. Shareholders who do not submit an effective election form prior to the election deadline will be treated as having elected the stock consideration.
A First Illinois shareholder may change or revoke an election, including a combination election, by providing written notice to the exchange agent prior to the election deadline and, in the case of a change of election (including a change to or from a combination election or in the number of shares designated under a combination election), accompanied by a properly completed and signed revised election form. If any election is not properly made with respect to any shares of First Illinois common stock (neither FFC nor First Illinois or the exchange agent being under any duty to notify any such First Illinois shareholder of any such defect), such election will be deemed to be not in effect, and the shares of First Illinois common stock covered by such election will be deemed to be “no election shares,” unless a proper election is subsequently timely made.
Allocation of Merger Consideration
The merger agreement provides that the maximum number of First Illinois shares that may be converted into the cash consideration is 727,377, and the maximum number that may be converted into the stock consideration is 1,697,213, subject to proportionate increases if shares are issued upon the exercise of First Illinois stock options. As a result, if more First Illinois shareholders make valid elections (including the applicable portions of combination elections) to receive either the stock consideration or the cash consideration than is available under the maximum amounts provided for in the merger agreement, those First Illinois shareholders electing the oversubscribed form of consideration, including with respect to the applicable portion of a combination election, will have the over-subscribed consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election. If the number of outstanding shares of First Illinois common stock increases prior to the date of completion of the mergers due to the exercise of stock options, the maximum amounts provided for in the merger agreement will be increased proportionately, such that the ratio of the maximum cash election number and maximum stock election number is maintained. Additionally, FFC may increase, but not decrease, the maximum number of shares of First Illinois common stock to be converted into the right to receive stock consideration in its sole discretion only if cash elections are below the maximum number of shares of First Illinois common stock to be converted into the right to receive cash consideration. The cash and stock elections are subject to adjustment to preserve the limitations described above on the cash to be paid in the mergers. As a result, you may receive a mix of cash and stock, despite your election.
Adjustment if Cash Consideration is Oversubscribed
In the event that the number of shares of First Illinois common stock electing the cash consideration, including shares designated to receive cash under combination elections (the “cash election number”), is greater than 727,377, then:
•
stock election shares (as defined below) and no election shares will be converted into the right to receive the stock consideration; and

•
cash election shares will be converted into the right to receive:

(i)
an amount in cash (without interest) equal to the product of (x) the cash consideration and (y) a fraction (the “cash proration fraction”), the numerator of which is 727,377 and the denominator of which is the aggregate number of cash election shares (with the resulting cash amount rounded down to the nearest cent); and

(ii)
a number of shares of FFC common stock equal to the product of (x) the stock consideration and (y) one minus the cash proration fraction.

FFC may increase, but not decrease, the maximum number of shares of First Illinois common stock to be converted into the right to receive stock consideration in its sole discretion only if cash elections are below the maximum number of shares of First Illinois common stock to be converted into the right to receive cash consideration.
Adjustment if Stock Consideration is Oversubscribed
In the event that the number of shares of First Illinois common stock electing the stock consideration, including shares designated to receive stock under combination elections (the “stock election shares”), is greater than 1,697,213, then:
•
all cash election shares will be converted into the right to receive the cash consideration;

•
no election shares and stock election shares will be converted into the right to receive:

(i)
a number of shares of FFC common stock equal to the product of (x) the stock consideration and (y) a fraction (the “stock proration fraction”), the numerator of which is 1,697,213 and the denominator of which is the aggregate number of stock election shares; and

(ii)
an amount in cash (without interest) equal to the product of (x) the cash consideration and (y) one minus the stock proration fraction (with the resulting cash amount rounded down to the nearest cent).

Exchange Procedures
As soon as reasonably practicable after the effective time of the merger, and in any event within 20 days thereafter, FFC’s exchange agent will mail each former holder of First Illinois common stock (other than dissenting shares) a letter of transmittal and instructions for surrendering such holder’s certificate(s) or book entry shares representing former First Illinois common stock. The exchange agent is expected to be Equiniti, subject to confirmation. Upon receipt and acceptance of the certificate(s) or book entry shares together with duly executed transmittal materials, the holder will be entitled to the applicable merger consideration and cash in lieu of any fractional share interest.
First Illinois shareholders should not send in their First Illinois stock certificate(s) until they receive the letter of transmittal and instructions after the effective time.
As soon as reasonably practicable upon proper surrender of certificates or book entry shares together with a properly completed letter of transmittal, the holder will be entitled to receive the merger consideration (stock consideration and/or cash consideration, as applicable, plus cash in lieu of any fractional share). FFC or the exchange agent will be entitled to deduct and withhold any amounts required under applicable tax law. Amounts so withheld and paid over will be treated as having been paid to the holder.
No dividends or other distributions on FFC common stock with a record date after the effective time will be paid to the holder of any unsurrendered First Illinois certificate until the certificate is properly surrendered. After surrender, the holder will be entitled to receive, without interest, any unpaid dividends or distributions with a record date after the effective time.
After the effective time, there will be no further transfers on the stock transfer books of First Illinois. Any portion of the exchange fund provided to the exchange agent that remains unclaimed 12 months after the effective time may be returned to FFC, after which former First Illinois shareholders may look only to FFC for payment of the merger consideration (without interest). None of FFC, the exchange agent or any other person will be liable for any amount delivered in good faith to a public official under abandoned property, escheat or similar laws.
If a certificate is lost, stolen or destroyed, the holder must submit an affidavit of loss and, if required by FFC, a bond or other indemnity satisfactory to FFC against claims relating to the certificate.
Treatment of First Illinois Equity Awards
At the effective time, the First Illinois Corporation 2011 Stock Compensation Plan and the First Illinois Corporation 2022 Stock Compensation Plan, and all award agreements under them, will terminate, and no First Illinois equity award will be assumed or converted into an award of FFC. At the record date, the outstanding awards consisted of [166,840] First Illinois Stock Options, [5,629] shares subject to First Illinois restricted stock awards and [180,100] First Illinois stock appreciation rights. There are no other equity awards. Each outstanding First Illinois equity award will instead be settled as described below.
•
Stock options.   Each outstanding First Illinois Stock Option will be canceled in exchange for the applicable cash option payment, calculated using the $44.35 cash consideration and the option’s exercise price.

•
Restricted stock awards.   Each outstanding First Illinois restricted stock award will vest in full at the effective time, and the underlying shares will receive the merger consideration.

•
Stock appreciation rights.   Each outstanding First Illinois stock appreciation right will be canceled in exchange for the applicable cash stock appreciation right payment under the award agreement and Company Equity Plan.

•
Timing, tax treatment and withholding.   Option and stock appreciation right payments will be treated as compensation and paid on or as soon as administratively practicable following the effective time, net of applicable withholding taxes. FFC and the exchange agent are entitled to deduct and withhold amounts required under applicable tax law from any consideration payable under the merger agreement.

•
Section 280G.   As a condition to closing, First Illinois must deliver a certificate of its chief executive officer and chief financial officer confirming that no payments to any “disqualified individual” in connection with the merger will constitute “excess parachute payments” within the meaning of Section 280G of the Code.

Conduct of Business Pending the Merger
Pursuant to the merger agreement, First Illinois and FFC have agreed to conduct their respective businesses in the ordinary course consistent with past practice, use commercially reasonable best efforts to preserve their organizations, employees and advantageous relationships, and take no action reasonably expected to materially adversely affect or materially delay the required regulatory approvals or performance of the merger agreement. The principal party-specific restrictions are summarized below.
In addition, except as expressly permitted by the merger agreement, required by applicable law or a governmental entity, or with the prior written consent of FFC (which consent may not be unreasonably withheld or delayed with respect to certain items), First Illinois may not, and may not permit its subsidiaries to, issue additional capital stock or other securities (other than in connection with stock options and restricted stock awards); pay dividends except consistent with past practice as to timing and amount and not exceeding $0.25 per share per calendar quarter or from its subsidiaries to First Illinois; enter into or modify compensation or employment arrangements, hire new officers or promote employees to vice president or above subject to certain exceptions; adopt or modify benefit plans; dispose of assets outside the ordinary course; enter into or modify material contracts, leases, licenses or data-processing arrangements; make acquisitions or investments other than in a First Illinois subsidiary or permitted foreclosures, fiduciary acquisitions or debt-contracted acquisitions; make loans or loan participations outside ordinary course, including unsecured loans over $250,000 or secured loans over $1,000,000 without prior approval of First Financial Bank’s Chief Credit Officer, deemed given if no response within 2 business days; make capital expenditures over $100,000 individually or $200,000 in the aggregate; make charitable contributions over $10,000 individually or $100,000 in the aggregate; incur indebtedness or guaranties; open or close branches; make specified investment-security or risk-management changes; take action that would impair performance or cause a breach or failure of a condition; or make tax elections or agree to do any of the foregoing.
Similarly, except as expressly permitted by the merger agreement, required by applicable law or a governmental entity, or with the prior written consent of First Illinois, FFC may not, and may not permit its subsidiaries to, amend its articles of incorporation or bylaws or alter the rights of FFC common stock in a manner materially and adversely affecting the economic benefits to First Illinois holders; take adverse action that would cause the merger to fail to qualify as a reorganization, make FFC representations materially untrue, prevent satisfaction of a closing condition or violate the merger agreement; acquire assets, businesses, deposits or properties or make investments other than in an FFC subsidiary, subject to permitted foreclosures, fiduciary acquisitions and debt-contracted acquisitions; materially change accounting methods; take action impairing performance; materially change risk-management policies or fail to use commercially reasonable means to avoid a material increase in interest-rate risk; or agree to do any of the foregoing.
Agreement Not to Solicit Other Offers
First Illinois has agreed that, from the date of the merger agreement until the effective time or earlier termination of the merger agreement, it will not, and will cause its subsidiaries and each of their respective officers, directors, and employees, agents, advisors and controlled affiliates not to, initiate, solicit, encourage or knowingly facilitate an acquisition proposal or engage in related discussions or negotiations or provide confidential information with respect thereto. Before the special meeting, however, in response to an unsolicited acquisition proposal that the First Illinois board of directors determines in good faith is or is reasonably likely to result in a proposal that is materially more favorable from a financial point of view to the First Illinois shareholders than the merger, and after consultation with counsel, First Illinois may take the limited actions permitted by the merger agreement if failure to act would reasonably be likely to violate fiduciary duties and the recipient enters into an acceptable confidentiality agreement. The First Illinois board of directors may change its recommendation only before the special meeting in response to a bona fide written unsolicited post-signing acquisition proposal that the board determines, after consulting outside counsel and its financial advisor, is materially more favorable from a financial point of view to the First Illinois shareholders than the merger, after at least four business days’ notice to FFC and consideration of FFC’s proposed amendments. First Illinois must notify FFC within two business days after receipt of any acquisition proposal.

If the merger agreement is terminated under certain circumstances involving a change in recommendation by the First Illinois board of directors, a material breach of the non-solicitation covenant, or the pursuit of a superior proposal, First Illinois must pay FFC a termination fee of $4.4 million. See “— Termination of the Merger Agreement.”
Representations and Warranties
The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of FFC and First Illinois, may be subject to limitations, qualifications or exceptions agreed upon by the parties (including those set forth in the confidential disclosure schedules), and are subject to the material adverse effect and warranty standards described below and in the merger agreement. You should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of FFC, First Illinois or any of their respective subsidiaries. The representations and warranties do not survive completion of the merger.
The merger agreement contains customary representations and warranties by each of FFC and First Illinois relating to, among other things, corporate organization and qualification, capitalization, authority and non-contravention, required consents and approvals, regulatory reports, financial statements and internal controls, brokers’ fees, absence of certain changes, legal proceedings, tax matters, employee benefit plans, compliance with laws, agreements with regulatory agencies, risk-management instruments, insurance, information security, reorganization treatment and the accuracy of information supplied for this proxy statement/prospectus. Certain representations are made by First Illinois only, including those concerning certain contracts, the Piper Sandler fairness opinion, loan portfolio matters, and lack of investment advisor or broker/dealer subsidiaries. FFC also makes representations concerning its SEC reports and that no FFC shareholder approval is required.
Under the standards defined in the merger agreement, the representations of First Illinois and FFC relating to their respective capitalization and the absence of certain changes must be true and correct in all respects, specified representations must be true and correct in all material respects, and the remaining representations are subject to the applicable material adverse effect standard. The material adverse effect definition generally covers a material adverse effect on a party’s business, properties, results of operations or financial condition, taken as a whole, or on its ability or that of its bank subsidiary to timely consummate the transactions, subject to carve-outs for changes in GAAP or regulatory accounting requirements, generally applicable laws and regulations, general political, economic or financial-services conditions, transaction disclosure or permitted actions, stock-price declines or failure to meet projections absent underlying causes, transaction expenses, and natural disasters or public-health events, subject to a disproportionate-effect exception for certain carve-outs.
Special Meeting of First Illinois Shareholders and Recommendation of the First Illinois Board of Directors
First Illinois has agreed to take all actions necessary to hold a special meeting of its shareholders for the purpose of voting upon the merger proposal and to use commercially reasonable best efforts to obtain the required shareholder approval. These efforts include communicating to its shareholders the First Illinois board of directors’ recommendation that they vote “FOR” the merger proposal.
No FFC Shareholder Approval Required
Under the merger agreement, applicable law, and Nasdaq rules, no vote or consent of the holders of FFC common stock is required to approve the merger or the issuance of FFC common stock in the merger.
Conditions to Completion of the Merger
Mutual Closing Conditions.   The obligations of FFC and First Illinois to complete the merger are subject to the satisfaction of the following conditions:
•
receipt of the First Illinois shareholder approval;

•
authorization for listing on Nasdaq of the FFC common stock to be issued in the merger;

•
the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part being effective under the Securities Act and not subject to any stop order;

•
absence of any order, injunction or law preventing or making illegal the consummation of the merger or the bank merger; and

•
receipt of all required regulatory approvals, without the imposition of any condition or requirement deemed unduly burdensome by FFC, and expiration of all applicable statutory waiting periods.

Additional Closing Conditions for the Benefit of FFC.   FFC’s obligation to complete the merger is also subject to:
•
the accuracy of First Illinois’ representations and warranties (subject to the standards set forth in the merger agreement) and delivery of a corresponding officer’s certificate;

•
performance in all material respects by First Illinois of its obligations under the merger agreement and delivery of a corresponding officer’s certificate;

•
First Illinois having used commercially reasonable efforts to obtain the required third-party consents and approvals, with any consents and approvals received remaining in full force and effect;

•
receipt by FFC of an opinion from Levenfeld Pearlstein, LLC, dated as of the closing date, that the merger will qualify as a reorganization under Section 368(a) of the Code;

•
the lack of any material adverse effect on First Illinois or its subsidiaries;

•
receipt by FFC of an officer’s certificate from First Illinois certifying that First Illinois conducted a comprehensive analysis of all payments that may be made to any “disqualified individual” (as defined in Section 280G of the Code) in connection with the mergers, and no such payments will constitute “excess parachute payments” within the meaning of Section 280G of the Code; and

•
delivery by First Illinois of the required certificate of non-U.S. real property holding corporation status and IRS notice.

Additional Closing Conditions for the Benefit of First Illinois.   First Illinois’ obligation to complete the merger is also subject to:
•
the accuracy of FFC’s representations and warranties (subject to the standards set forth in the merger agreement) and delivery of a corresponding officer’s certificate;

•
performance in all material respects by FFC of its obligations under the merger agreement and delivery of a corresponding officer’s certificate;

•
receipt of an opinion from Barack Ferrazzano, dated as of the closing date, that the merger will qualify as a reorganization under Section 368(a) of the Code; and

•
the lack of any material adverse effect on FFC or its subsidiaries.

Termination of the Merger Agreement
FFC and First Illinois may jointly agree to terminate the merger agreement at any time. Either party may also terminate the merger agreement:
•
if any governmental entity that must grant a required regulatory approval has denied approval of the merger or bank merger and the denial has become final and nonappealable, if any such governmental entity issues a final and nonappealable order prohibiting the merger or bank merger, or if any required regulatory application has been permanently withdrawn at the request of the applicable governmental entity or has been withdrawn and has not been resubmitted within 30 days thereafter;

•
if the merger has not been consummated on or before March 31, 2027, subject to the extension provisions in the merger agreement, without a carve-out for delay caused by the terminating party;

•
if the other party has breached any representation, warranty, covenant or agreement (and the terminating party is not then in material breach), which breach results in the failure of a closing condition and is not cured within 20 days after written notice (or is incapable of being cured within that period); or

•
if the shareholders of First Illinois fail to approve the merger proposal at a duly held meeting of shareholders, provided that FFC does not have a separate termination right arising from First Illinois’ failure to make its board recommendation in favor of the merger proposal or a change in or withdrawal of such recommendation, or arising from First Illinois’ material breach of its obligations relating to the solicitation of competing acquisition proposals.

In addition, FFC may terminate the merger agreement if (A) the First Illinois board of directors fails to recommend the merger proposal to First Illinois shareholders or changes its recommendation, or (B) First Illinois materially breaches its non-solicitation obligations. First Illinois must pay FFC the $4.4 million termination fee immediately following a termination under this circumstance, except that FFC may pursue any remedies available for a willful and material breach of the non-solicitation obligations in lieu of the termination fee.
First Illinois may terminate the merger agreement prior to the special meeting to enter into an agreement relating to a proposal which its board of directors, has in good faith, determined to be materially more favorable from a financial point of view to the First Illinois shareholders than the merger, provided it has not materially breached its non-solicitation obligations and pays the $4.4 million termination fee simultaneously with and as a condition of termination.
First Illinois must also pay the $4.4 million termination fee if the merger agreement is terminated by either party as a result of the First Illinois shareholders failing to approve the merger, if a public acquisition proposal was announced before termination and was not withdrawn at least two business days before the special meeting, and within one year after termination First Illinois or Hickory Point Bank enters into a definitive agreement for or consummates an acquisition proposal. For this purpose, the 20% thresholds in the merger agreement’s definition of acquisition proposal are read as 50%.
Payment of the termination fee fully discharges First Illinois from all liability under the merger agreement and related transactions and is FFC’s sole remedy, except that FFC may pursue remedies for a willful and material breach of the non-solicitation obligations in lieu of the termination fee in certain cases, and may pursue remedies for a willful and material breach if no termination fee is payable. The merger agreement becomes void upon termination, except that certain enumerated sections survive, and the non-terminating party remains liable for willful and material breach in certain circumstances.
Employee and Benefit Plan Matters
Following the effective time, FFC will provide, or cause to be provided, employee benefits and compensation opportunities to continuing full-time employees of First Illinois and its subsidiaries (“covered employees”) that are substantially comparable, in the aggregate, to those provided to similarly situated employees of FFC. Until covered employees are transitioned to FFC plans, continued participation in First Illinois plans will satisfy this obligation. Covered employees will not be eligible to participate in any closed or frozen FFC plan. Employees who are eligible to participate in the FFC employee stock ownership plan will become eligible effective as of the closing date and will receive full credit for prior service with First Illinois and its subsidiaries for all purposes under that plan.
Service with First Illinois and its subsidiaries will be recognized for purposes of eligibility, participation and vesting under FFC plans, but not for benefit accrual. For health, dental, vision and similar plans, FFC will use commercially reasonable best efforts to waive pre-existing condition limitations and waiting periods to the extent the condition was or would have been covered, or the waiting period was or would have been satisfied, under a First Illinois plan.
First Illinois has agreed to take all actions reasonably requested by FFC on at least 30 days’ notice to terminate plans, cease benefit accruals, continue contracts or insurance policies, or facilitate plan mergers. Prior to closing, FFC, First Financial Bank, First Illinois and Hickory Point Bank will enter into Settlement and Release Agreements with certain individuals identified by the parties, providing for payment of their Change in Control Payments at or as soon as administratively reasonable following closing.
Employees not covered by a written severance agreement who become employees of FFC or First Financial Bank and are terminated without cause within six months after the effective time, or who are not offered a comparable position within 25 miles of their existing work location and terminate employment before the effective time, will be entitled to severance in accordance with the merger agreement, subject to execution of a release.
Indemnification and Continuance of Director and Officer Liability Coverage
FFC will indemnify (and advance expenses to) the directors and officers of First Illinois and its subsidiaries, for a period of six years from and after the effective time of the merger, to the fullest extent permitted by First Illinois’ articles of incorporation, bylaws and applicable law, including 12 U.S.C. 1828(k), with respect to claims pertaining to matters occurring at or prior to the effective time of the merger. Settlement requires FFC’s prior written consent, not to be unreasonably withheld, and advancement is subject to an undertaking to repay. Absent a conflict, one counsel plus local counsel may be used.
Prior to the completion of the merger, FFC will purchase a prepaid tail policy for First Illinois directors’ and officers’ liability insurance for a coverage period of up to six years with respect to actions, omissions, events, matters and circumstances occurring prior to the effective time, provided that the cost thereof will not exceed 200% of First Illinois’ current annual premium for such insurance. FFC will cause such policy to be maintained in full force and effect for its full term and will cause all obligations thereunder to be honored by the combined company after the merger.
Expenses
Except as otherwise provided in the merger agreement, including with respect to the termination fee, each party will pay its own expenses incurred in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement, whether or not the merger is consummated.
The merger agreement may be amended by mutual agreement of the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by First Illinois shareholders, subject to applicable law. The merger agreement may not be amended except by a written instrument signed on behalf of each party.
Amendment, Waiver and Extension of the Merger Agreement
Subject to applicable law, the merger agreement may be amended by the parties at any time before or after First Illinois shareholder approval. After First Illinois shareholder approval, no amendment that would require further shareholder approval under applicable law may be made without such additional approval.
At any time prior to the effective time, the parties may extend the time for performance of any obligations, waive any inaccuracies in the representations and warranties, or waive compliance with any agreements or conditions contained in the merger agreement, in each case to the extent permitted by law and only by a written instrument signed by the waiving party.
Voting Agreement
As an inducement for FFC to enter into the merger agreement, each director of First Illinois, in his individual capacity as a shareholder of First Illinois, and who in the aggregate own approximately 40.7% of the outstanding shares of First Illinois common stock as of the record date, has entered into a voting agreement with FFC. Pursuant to the voting agreement, each director has agreed, among other things to:
•
vote (or cause to be voted) all of his shares of First Illinois common stock in favor of the merger agreement at any meeting of First Illinois shareholders called to consider and vote on the merger agreement;

•
refrain from transferring such shares, except for (i) a transfer to a transferee that agrees in writing to be bound by the voting agreement, (ii) a transfer by will or operation of law, (iii) a transfer for estate or tax planning purposes subject to the transferee agreeing in writing to be bound by the voting agreement, (iv) a transfer to satisfy tax liability arising from vesting, exercise or settlement of First Illinois equity awards subject to the transferee agreeing in writing to be bound by the voting agreement, or (v) a transfer with FFC’s prior written consent, not to be unreasonably withheld, delayed or conditioned;

•
exercise fiduciary duties as an officer or director of First Illinois or Hickory Point Bank, with no acts taken in that capacity constituting a breach of the voting agreement.

The voting agreement terminates automatically upon the earliest of (i) termination of the merger agreement in accordance with its terms, (ii) approval of the transactions contemplated by the merger agreement by First Illinois shareholders, or (iii) mutual agreement in writing of the parties.

INFORMATION ABOUT FFC AND FIRST ILLINOIS COMMON STOCK
Equivalent Value Per Share
FFC
FFC common stock is listed on Nasdaq under the symbol “THFF.” As of September 30, 2026 there were approximately 686 holders of record of FFC common stock. As of such date, approximately 11,891,896 shares of FFC common stock were outstanding.
The following table shows (1) the market value of FFC common stock at the close of business on August 26, 2026, the last trading day prior to the announcement of the merger, and as of the most recent practicable date preceding the date of this proxy statement/prospectus, and (2) the equivalent value of a share of First Illinois common stock at such date based on the value of the merger consideration.
	FFC Common Stock(1)		Equivalent Pro Forma Value Per Share of First Illinois Common Stock(2)
August 26, 2026		$79.07		$45.28
[•], 2026	$		$

(1)
Represents the closing price of FFC common stock on Nasdaq.

(2)
Calculated by multiplying the price of FFC common stock on Nasdaq as of the specified date by the exchange ratio of 0.5727, rounded to the nearest cent.

FFC has historically paid a quarterly cash dividend to the holders of FFC common stock. FFC paid regular quarterly dividends of $0.56 per share of FFC common stock in January, April, July, and October of 2026 and a dividend of $0.51 per share of FFC common stock in October of 2025. Holders of FFC common stock are not entitled to receive dividends, and there can be no assurance that FFC will continue to pay dividends in the future. Downturns in the domestic and global economies could cause FFC’s board of directors to consider, among other things, the elimination of dividends paid on FFC common stock. This could adversely affect the market price of FFC common stock. Furthermore, as a bank holding company, FFC’s ability to pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. Dividends also may be limited as a result of safety and soundness considerations.
First Illinois
There is no established public trading market for the First Illinois common stock, and no market for First Illinois common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in the First Illinois common stock, and no shares of First Illinois common stock are listed for trading or quoted on any stock exchange or automated quotation system. Hickory Point Bank serves as the transfer agent and registrar for shares of First Illinois common stock. As of the record date, there were [2,424,590] shares of First Illinois common stock outstanding and entitled to notice of, and to vote at, the special meeting or any adjournment thereof, and such outstanding shares of First Illinois common stock were held by approximately [•] holders of record. First Illinois is [not aware] of any trades of First Illinois common stock during the period from December 31, 2025 through [•], 2026 the latest practicable date prior to the finalization of this proxy statement/prospectus.
Holders of First Illinois common stock are entitled to receive dividends when, as and if declared by the First Illinois board of directors, in its discretion, out of funds legally available therefor and subject to the restrictions imposed by the merger agreement. The First Illinois board of directors has historically declared and paid regular quarterly cash dividends on First Illinois common stock.

Under the ILBCA, First Illinois may pay dividends or make other distributions unless, after giving effect to the distribution: (i) First Illinois would be unable to pay its debts as they become due in the ordinary course of business; or (ii) First Illinois’ total assets would be less than the sum of its total liabilities plus (unless otherwise permitted by the First Illinois articles of incorporation) the amount necessary to satisfy the preferential rights of shareholders whose rights are senior to those receiving the distribution. In addition, applicable federal and state banking laws and regulations, as well as the restrictions imposed by the merger agreement, may further limit the amount of dividends and other distributions that First Illinois may declare or pay.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of First Illinois common stock. The discussion is based on the provisions of the Code, its legislative history, U.S. Treasury Regulations, administrative rulings, and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state or local laws, or any federal laws other than those pertaining to income tax, are not addressed in this proxy statement/prospectus.
The following discussion neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement/prospectus, and we cannot assure you that such contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger.
For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of First Illinois common stock that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•
an estate that is subject to U.S. federal income taxation on its income regardless of its source.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds First Illinois common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of First Illinois common stock, and any such partners in such partnership, should consult their tax advisors about the tax consequences of the merger to them.
This discussion applies only to U.S. holders that hold their First Illinois common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of its individual circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including without limitation the following:
•
banks and other financial institutions;

•
insurance companies;

•
mutual funds;

•
regulated investment companies;

•
real estate investment trusts;

•
tax-exempt organizations;

•
retirement plans, pension funds, individual retirement accounts or other tax-deferred accounts;

•
S corporations or other pass-through entities (or entities or arrangements classified as pass-through entities for U.S. federal income tax purposes), or investors in pass-through entities;

•
brokers or dealers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting;

•
persons liable for the alternative minimum tax;

•
persons that hold First Illinois common stock as part of a straddle, hedge, constructive sale or conversion transaction or other integrated transaction;

•
persons with “applicable financial statements” within the meaning of Section 451(b) of the Code;

•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons whose “functional currency” is not the U.S. dollar; and

•
shareholders who acquired their shares of First Illinois common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation or through a tax-qualified retirement plan.

Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Barack Ferrazzano and Levenfeld Pearlstein, LLC (“Levenfeld Pearlstein”) has delivered a tax opinion, dated October 30, 2026, and filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, to this effect. Additionally, it is a condition to First Illinois’ obligation to complete the merger that First Illinois receive an opinion from Barack Ferrazzano, special tax counsel to First Illinois, dated as of the closing date, and it is a condition to FFC’s obligation to complete the merger that FFC receive an opinion from Levenfeld Pearlstein, special tax counsel to FFC, dated as of the closing date, in each case to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These conditions are waivable, and First Illinois and FFC undertake to recirculate and resolicit if either of these conditions is waived and the change in U.S. federal income tax consequences is material.
These opinions are and will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, upon representation letters provided or to be provided by First Illinois and FFC and upon customary factual assumptions. If any of these facts, assumptions, representations and warranties or covenants underlying the tax opinions described above is or becomes incorrect, incomplete, inaccurate or is violated, the validity of, and the conclusions reached in, such tax opinions may be affected, no longer accurate or jeopardized. In addition, the tax opinions will be subject to certain qualifications and limitations as set forth therein.
In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement will be binding on the IRS. Neither First Illinois nor FFC intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and consequently, there is no assurance that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain a position contrary to any of the positions set forth herein. If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder generally would recognize gain or loss equal to the difference between the fair market value of the consideration received in the merger and such holder’s adjusted tax basis in the First Illinois common stock surrendered. Accordingly, each U.S. holder of First Illinois common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
The actual U.S. federal income tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. This discussion does not constitute tax advice. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax, the estate and gift tax, and any state, local or non-U.S. and other tax laws and of changes in those laws.
U.S. Federal Income Tax Consequences of the Merger
Based upon the terms of the merger agreement and the facts and representations contained in the representation letters received from First Illinois and FFC in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, it is the opinion of Barack Ferrazzano and Levenfeld Pearlstein that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, on the basis of the foregoing opinions, no gain or loss will be recognized by First Illinois or FFC as a result of the merger, and the material U.S. federal income tax consequences of the merger to U.S. holders will be as follows:
The U.S. federal income tax consequences of the merger to a U.S. holder generally will depend on whether such holder exchanges its First Illinois common stock for cash consideration, stock consideration or a combination of cash consideration and stock consideration (whether pursuant to a combination election or as a result of proration).
U.S. Holders that Exchange First Illinois Common Stock Solely for FFC Common Stock.   Subject to the discussion below relating to the receipt of cash in lieu of a fractional share, a U.S. holder that exchanges all of its First Illinois common stock solely for shares of FFC common stock generally:
•
will not recognize any gain or loss upon the exchange of shares of First Illinois common stock for shares of FFC common stock in the merger;

•
will have an aggregate tax basis in the FFC common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) equal to the aggregate tax basis of the First Illinois common stock surrendered in exchange therefor; and

•
will have a holding period for shares of FFC common stock received in the merger (including fractional shares of FFC common stock deemed received and exchanged for cash, as described below) that includes its holding period for its shares of First Illinois common stock surrendered in exchange therefor, provided that such stock was held by such holder as a capital asset at the time of the exchange.

U.S. Holders that Exchange First Illinois Common Stock Solely for Cash.   A U.S. holder that exchanges all of its First Illinois common stock solely for cash generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and such holder’s adjusted tax basis in the First Illinois common stock surrendered. Subject to the discussion below relating to blocks of stock that were purchased at different times or at different prices, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, such holder’s holding period for the First Illinois common stock surrendered is greater than one year. The deductibility of capital losses is subject to limitations. See the discussion below under “Possible Dividend Treatment.”
U.S. Holders that Exchange First Illinois Common Stock for a Combination of FFC Common Stock and Cash.   A U.S. holder that receives a combination of shares of FFC common stock and cash (other than cash received in lieu of a fractional share of FFC common stock) in exchange for shares of First Illinois common stock pursuant to the merger generally:
•
will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the FFC common stock and the amount of cash received by such holder exceeds such holder’s adjusted tax basis in the First Illinois common stock surrendered and (ii) the amount of cash received by such holder (in each case excluding any cash received in lieu of a fractional share of FFC common stock, which will be treated as described below);

•
will have an aggregate tax basis in the FFC common stock received in the merger (including any fractional share of FFC common stock deemed received and exchanged for cash, as described below) equal to the aggregate tax basis of the First Illinois common stock surrendered in exchange therefor, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share of FFC common stock), and increased by the amount of gain recognized in the merger (including any recognized gain treated as dividend income, as described below); and

•
will have a holding period for the shares of FFC common stock received in the merger (including fractional shares of FFC common stock deemed received and exchanged for cash, as described below) that includes its holding period for its shares of First Illinois common stock surrendered in exchange therefor, provided that such stock was held by such holder as a capital asset at the time of the exchange.

Any gain recognized generally will be capital gain and will be long-term capital gain if, as of the effective time of the merger, such holder’s holding period for the First Illinois common stock surrendered is greater than one year. The deductibility of capital losses is subject to limitations.
If a U.S. holder of First Illinois common stock acquired different blocks of shares of First Illinois common stock at different times or at different prices, such holder’s basis and holding period may be determined with reference to each block of First Illinois common stock. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by its other recognized capital losses in determining its U.S. federal income tax liability. Each U.S. holder of First Illinois common stock is urged to consult such holder’s tax advisor regarding the manner in which gain or loss should be calculated among different blocks of First Illinois common stock exchanged in the merger and with respect to identifying the bases or holding periods of the particular shares of FFC common stock received in the merger.
Possible Dividend Treatment.   In some cases, including without limitation if a U.S. holder of First Illinois common stock actually or constructively owns FFC common stock other than the FFC common stock received pursuant to the merger, gain recognized by such holder pursuant to the merger could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of such holder’s ratable share of FFC’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of certain constructive ownership rules, holders of First Illinois common stock should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.
Cash Received Instead of a Fractional Share of FFC Common Stock.   A U.S. holder of First Illinois common stock that receives cash in lieu of a fractional share of FFC common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by FFC. This deemed redemption generally will be treated as a sale or exchange, and as a result, a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s adjusted tax basis allocable to such fractional share, as set forth above. This gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such stock is greater than one year. Long-term capital gain of non-corporate holders of First Illinois common stock, including individuals, generally is taxed at preferential rates. The deductibility of capital losses is subject to limitations. See the above discussion regarding blocks of stock that were purchased at different times or at different prices. In addition, gain recognized by non-corporate taxpayers may be subject to the net investment income tax. See the below discussion under “Net Investment Income Tax.”
Cash Received on Exercise of Dissenters’ Rights.   A U.S. holder of First Illinois common stock that receives cash in exchange for such holder’s First Illinois common stock upon a valid exercise of dissenters’ rights under the ILBCA, as amended, generally will recognize gain or loss equal to the difference between the amount of cash received and such holder’s adjusted tax basis in the First Illinois common stock exchanged therefor. Such gain or loss will generally be long-term or short-term capital gain or loss, depending on such holder’s holding period in the First Illinois common stock exchanged. See the above discussion under “Possible Dividend Treatment.” The tax consequences of cash received may vary depending upon a holder’s individual circumstances. Each holder of First Illinois common stock who contemplates exercising statutory dissenters’ rights should consult such holder’s tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.
Net Investment Income Tax
In addition to regular U.S. federal income tax, certain individual U.S. holders of First Illinois common stock may be subject to a 3.8% tax (i.e., the net investment income tax) on the lesser of: (1) his or her “net investment income” for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of First Illinois common stock should consult their tax advisors as to the application of this additional tax to their circumstances.
Backup Withholding and Information Reporting
A non-corporate U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash received in the merger, including cash received in lieu of a fractional share of FFC common stock. Backup withholding generally will not apply, however, to such U.S. holders who:
•
furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on IRS Form W-9 or an applicable substitute or successor form and otherwise comply with all the applicable requirements of the backup withholding rules; or

•
provide proof that they are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
A U.S. holder receiving shares of FFC common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. federal income tax return and is a “significant holder” will be required to attach a statement to such holder’s U.S. federal income tax return for the taxable year in which the merger occurs containing the information required by Treasury Regulations Section 1.368-3(b), including information regarding the parties to and the date of the merger and the fair market value and adjusted tax basis, each determined immediately before the exchange, of the First Illinois common stock surrendered by such holder in the merger. A “significant holder” is a U.S. holder that receives shares of FFC common stock in the merger and that, immediately before the merger, owned at least 1% of the outstanding stock of First Illinois (by vote or value) or securities of First Illinois with a tax basis of $1 million or more.
The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular First Illinois shareholder will depend on that shareholder’s particular situation. First Illinois shareholders are strongly encouraged to consult their own tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws to them.

INFORMATION ABOUT FFC
FFC is an Indiana corporation and financial holding company headquartered at One First Financial Plaza, Terre Haute, Indiana 47807 and its telephone number is (812) 238-6000. FFC owns all outstanding shares of First Financial Bank, National Association, its principal bank subsidiary. At September 30, 2026, FFC had, on a consolidated basis, approximately $6.1 billion in assets, $4.9 billion in deposits and shareholders’ equity of $660 million.
FFC is regulated by the Federal Reserve Board. FFC’s principal executive offices are located at One First Financial Plaza, Terre Haute, Indiana 47807, and its telephone number is (812) 238-6000. Its primary business is community banking, conducted through First Financial Bank, National Association, its wholly owned operating subsidiary. FFC trades on Nasdaq under the symbol “THFF.” The contents of any FFC website are not incorporated into this proxy statement/prospectus.
First Financial Bank attracts deposits from the public and brokered sources and invests primarily in commercial and multi-family real estate loans, residential first mortgages, consumer loans, direct finance leases, and commercial and industrial loans. It also uses Federal Home Loan Bank advances and invests in mortgage-backed and municipal securities.
Its primary market area includes Indiana, Illinois, Kentucky, Tennessee, and Georgia. Loans are typically secured by real property, consumer, or business assets. Leasing operations focus on equipment integral to small businesses, including technology, medical, manufacturing, industrial, construction, and transportation equipment.
First Financial Bank provides trust and wealth management services, including acting as executor, trustee, or custodian, and managing private investment accounts. Wealth management assets under administration were $2.3 billion as of September 30, 2026.

INFORMATION ABOUT FIRST ILLINOIS
General
First Illinois is an Illinois corporation and bank holding company headquartered at 225 N. Water Street, Decatur, Illinois 62523. First Illinois was formed to serve as the indirect holding company for Hickory Point Bank and Trust, an Illinois chartered commercial bank, which is an indirect wholly owned subsidiary through HPB Holdings, Inc. First Illinois is a privately held company, and there is no established public trading market for its shares. The contents of any First Illinois website are not incorporated into this proxy statement/prospectus.
HPB Holdings, Inc. is a Delaware corporation and bank holding company headquartered at 225 N. Water Street, Decatur, Illinois 62523.
Hickory Point Bank is an Illinois chartered commercial bank founded in 1979 regulated by the IDFPR and the FDIC, and is an indirect wholly owned subsidiary of First Illinois through HPB Holdings, Inc. Hickory Point Bank provides full banking services through branches in Champaign, Decatur, Forsyth and Springfield, Illinois, including the offices listed in Appendix A to the Plan of Bank Merger, a form of which is included as Exhibit B to the merger agreement attached to this proxy statement/prospectus as Appendix A.
Hickory Point Bank attracts deposits and provides banking services primarily through its Illinois branches in Champaign, Decatur, Forsyth and Springfield, and provides trust and wealth-management services and other banking services through its Illinois operations.
Hickory Point Bank is committed to serving its primary market area through community-focused banking, providing a full range of consumer and commercial products. Key elements of its business strategy include:
•
Lending:   Hickory Point Bank’s loan portfolio focuses on quality commercial and multi-family real estate loans, equipment loans, commercial construction, and commercial and industrial loans. Its consumer loan portfolio focuses on direct consumer loans, residential mortgage loans, and home equity lines of credit. Its commercial loan portfolio totaled $390.5 million at September 30, 2026, representing 88.87% of its total loans, while its consumer loan portfolio totaled $47.8 million at September 30, 2026, representing 10.90% of its total loans.

•
Deposits:   Hickory Point Bank places an emphasis on growing core deposits, particularly noninterest-bearing deposits, which noninterest-bearing deposits comprised 21.40% of its total deposits at September 30, 2026.

•
Balance Sheet Growth:   Hickory Point Bank seeks targeted growth of its loan portfolio and deposits while managing overhead and operational and credit risks.

•
Asset Quality:   Hickory Point Bank maintains strong credit standards, active monitoring and experienced credit personnel to maintain its emphasis on its strong asset quality. Non-performing loans were 0.07% of total loans and leases at September 30, 2026.

•
Capital and Interest Rate Management:   Hickory Point Bank maintains a strong capital position above regulatory requirements and actively manages interest rate risk to support stable net interest income and balance sheet values.

First Illinois has no direct or indirect subsidiaries other than HPB Holdings, Inc. and Hickory Point Bank. Hickory Point Bank owns a 2% interest in The Title Center LLC, an Illinois limited liability company.

DESCRIPTION OF FFC CAPITAL STOCK
The following briefly summarizes the material terms of FFC’s capital stock. In connection with this summary, we urge you to read FFC’s articles of incorporation and bylaws in their entirety, copies of which have been filed with the SEC and are available, without charge, to any person by following the instructions listed under “Where You Can Find More Information.”
Authorized Capital Stock
FFC’s articles of incorporation authorize the issuance of up to 40,000,000 shares of common stock, $0.125 stated value per share, and up to 10,000,000 shares of preferred stock, with no par value per share. The articles of incorporation authorize the board of directors, without shareholder approval except as required by law, to amend the articles to change the number of authorized shares of stock.
Each share of FFC common stock has identical rights to every other share of common stock.
At September 30, 2026, FFC had issued and outstanding 11,891,896 shares of common stock, and no shares of preferred stock.
Common Stock
Governing Documents.   Holders of shares of FFC common stock have the rights set forth in its articles, bylaws and the Indiana Business Corporation Law.
Dividends and Distributions.   Subject to the rights of any class or series of preferred stock that may be issued, holders of FFC common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor.
Under Indiana law, dividends may be declared only to the extent permitted by the Indiana Business Corporation Law, including its limitations designed to ensure that the corporation can pay its debts as they become due and that its assets are not less than its liabilities and applicable preferential rights.
As a bank holding company, FFC is also subject to the regulatory policies of the Federal Reserve Board relating to the payment of dividends. The Federal Reserve Board’s policy provides that bank holding companies should generally pay dividends only out of net income for the past year and only when prospective earnings retention is consistent with the organization’s expected financial condition and future needs. In addition, the Federal Reserve Board expects bank holding companies to avoid dividend practices that would impair their ability to serve as a source of strength to their subsidiary depository institution.
If FFC issues preferred stock in the future, the terms of that preferred stock may provide dividend rights senior to those of the common stock.
Ranking.   FFC’s common stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding up of FFC to all outstanding indebtedness and to other securities of FFC.
Upon liquidation, dissolution or winding up of FFC, holders of common stock are entitled to share ratably in the distribution of assets legally available for distribution to shareholders after payment of all debts and liabilities and after satisfaction of the preferential rights of any outstanding preferred stock.
Conversion Rights.   FFC’s common stock is not convertible into any other shares of its capital stock.
Preemptive Rights.   Holders of FFC common stock do not have any preemptive rights.
Voting Rights.   Except with respect to greater than 10% shareholders, full voting rights are vested in the holders of FFC common stock and each share is entitled to one vote. See “Comparison of Shareholder Rights-Voting Rights.” Holders of common stock do not have cumulative voting rights in the election of directors. Directors are elected by a plurality of the votes cast.
Redemption.   FFC has no obligation or right to redeem its common stock.

Stock Exchange Listing.   FFC’s common stock is listed on Nasdaq under the symbol “THFF.”
Preferred Stock
FFC may issue preferred stock in one or more series at such times and for such consideration as the FFC board of directors may determine, generally without shareholder approval. The FFC board of directors is expressly authorized, at any time and from time to time, to issue preferred stock with such voting powers, designations, preferences, rights, qualifications, limitations and restrictions as the board may establish.
The authority of the FFC board of directors to issue preferred stock without shareholder approval could, among other things, make it more difficult, time-consuming or costly for an unwanted suitor to acquire a controlling interest in FFC or could otherwise discourage an attempt to obtain control.
Shares of preferred stock redeemed or otherwise acquired by FFC may be restored to the status of authorized but unissued shares, without designation as to series, and may be reissued by FFC upon approval of its board of directors.
Anti-Takeover Provisions
In addition to the ability to issue common and preferred stock without shareholder approval, FFC’s articles of incorporation and bylaws, as well as Indiana law, contain certain provisions that may have the effect of delaying, deferring or preventing a change in control of FFC. See “Comparison of Shareholder Rights.”
Further, provisions of federal banking laws and regulations, including requirements for prior regulatory approval, could make it more difficult for a third party to acquire FFC, even if such a transaction were viewed as beneficial by shareholders. Under the Change in Bank Control Act, the acquisition of 10% or more of any class of voting securities of a bank holding company or depository institution, including FFC following completion of the merger, generally creates a rebuttable presumption of “control,” requiring the acquirer to provide prior notice to, and receive non-objection from, the appropriate federal banking regulator.
In addition, under the Bank Holding Company Act, a bank holding company must obtain the prior approval of the Federal Reserve Board before acquiring direct or indirect ownership or control of more than 5% of the voting securities of any bank, including First Financial Bank.
Transfer Agent
FFC’s transfer agent is Equiniti Trust Company, LLC. For express mail, courier, or other expedited service, correspondence should be sent to Equiniti Trust Company, LLC, 1110 Centre Pointe Curve, Suite # 101, Mendota Heights, MN 55120-4100, Attn: Onbase — Reorganization Department. For regular mail, correspondence should be sent to Equiniti Trust Company, LLC, Operations Center, Attn: Onbase — Reorganization Department, P.O. Box 64858, Saint Paul, MN 55164-0858. The telephone number is (800) 937-5499.

COMPARISON OF SHAREHOLDER RIGHTS
If the merger is completed, First Illinois shareholders will become FFC shareholders. Currently, the rights of First Illinois shareholders are governed by the ILBCA and the First Illinois articles of incorporation and bylaws; following the merger, the rights of former First Illinois shareholders who receive shares of FFC common stock will be governed by the Indiana Business Corporation Law, and the FFC articles of incorporation and bylaws. The following summary describes certain material differences between the rights of holders of First Illinois common stock and FFC common stock, does not purport to be complete, and is qualified in its entirety by reference to applicable Indiana and Illinois law and the respective governing documents of each company, copies of which are available as described under “Where You Can Find More Information.”
FFC	First Illinois
Corporate Governance
FFC is an Indiana corporation. The rights of FFC shareholders are governed by the Indiana Business Corporation Law, the FFC articles of incorporation and bylaws.	First Illinois is an Illinois corporation. The rights of First Illinois shareholders are governed by the ILBCA, the First Illinois articles of incorporation and bylaws, as amended.
Authorized Capital Stock

FFC is authorized to issue 40,000,000 shares of common stock, $0.125 stated value per share, and 10,000,000 shares of preferred stock, no par value per share.
As of September 30, 2026, FFC had 11,891,896 shares of common stock outstanding and no shares of preferred stock outstanding. FFC’s common stock is listed on Nasdaq under the symbol “THFF.”
FFC’s board of directors is authorized, by filing an amendment to the FFC Articles of Incorporation, to determine and to state the designations and the relative preferences, limitations, voting rights, and other rights of preferred stock and of each series of preferred stock.

The authorized capital stock of First Illinois is 8,500,000 shares, of which 7,500,000 shares are classified as common stock, $1.00 par value, and 1,000,000 shares are classified as preferred stock, having no par value per share.
First Illinois’ board of directors is authorized under its articles of incorporation to issue shares of stock, including preferred stock, for such consideration as the board of directors shall determine.
First Illinois may create and issue rights and options to purchase shares of stock, and set terms, times which, and prices which, shares or fractional shares may be purchased in a manner consistent with the articles of incorporation and applicable law.
As of the record date, there were [2,424,590] shares of First Illinois common stock outstanding.

Preemptive Rights
Although permitted by the Indiana Business Corporation Law, the FFC Articles of Incorporation expressly provide that neither holders of common stock nor holders of preferred stock have preemptive rights to subscribe to or purchase any shares of common stock, preferred stock, or other securities of FFC.	The First Illinois articles of incorporation and bylaws do not provide shareholders with preemptive rights.

FFC	First Illinois
Voting Rights

At each shareholders’ meeting, every shareholder entitled to vote will have one vote for each share standing in his, her, or its name on the books of FFC as of the record date fixed by the board of directors for such meeting, except as otherwise provided by applicable law or the FFC Articles of Incorporation, and except that no share shall be voted at any meeting upon which any installment is due and unpaid.
Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.
On all other matters, the action will be approved if the number of votes cast thereon in favor of the action exceeds the number of votes cast opposing the action, except as otherwise provided by applicable law or the FFC Articles of Incorporation.
FFC’s Articles of Incorporation provide that shareholders do not have the right to vote cumulatively in the election of directors.

Each owner of First Illinois common stock has the right to one vote for each share of stock outstanding in the shareholder’s name. Holders of shares of First Illinois common stock do not have cumulative voting rights.
The First Illinois bylaws state that when quorum is present at any meeting, the affirmative vote of the majority of the shares represented at the meeting shall be the act of the shareholders, unless the vote of a greater number voting by classes is required by the ILBCA, the articles of incorporation or the bylaws.
The First Illinois articles of incorporation provide that a plan of merger shall require for its approval the affirmative vote of the holders of at least a majority of the total outstanding shares of each class of stock entitled to vote as a class on the matter.
Directors are elected at the annual meeting of shareholders (or at a special meeting called for that purpose). Under the Bylaws, the affirmative vote of a majority of the shares represented at a meeting at which a quorum is present is the act of the shareholders, unless a greater vote or voting by classes is required by the ILBCA, the Articles, or the Bylaws.

Voting Limitations

Under the Indiana Business Corporation Law, Indiana corporations may, if they adopt specified disclosure procedures, deny voting rights to “objecting beneficial owners” whose shares are held through a nominee and who refuse to disclose their identity and ownership information. FFC’s articles of incorporation include this statutory limitation.
The Indiana Business Corporation Law also contains a “control share acquisition” statute. Under this statute, a person acquiring “control shares” generally defined as shares representing (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of the voting power-does not obtain voting rights with respect to those shares unless and until such rights are approved by the corporation’s shareholders by resolution.
The ILBCA does not contain an equivalent to Indiana’s objecting-beneficial-owner voting-denial statute or a control-share-acquisition statute of the type found in the Indiana Business Corporation Law. First Illinois’ articles and bylaws do not impose any additional voting limitations of that character.

FFC	First Illinois
Shareholder Quorum
The holders of a majority of the voting power of all shares issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum, unless otherwise provided by applicable law or the FFC’s Articles of Incorporation or Bylaws.	At any meeting of shareholders, a majority of the outstanding shares of First Illinois common stock entitled to vote on a matter, represented in person or by proxy, shall constitute quorum for consideration of such matter. If less than a majority of the outstanding shares are represented, a majority of the shares so represented may adjourn the meeting from time to time without further notice. Withdrawal of shareholders after a quorum is established does not cause failure of the quorum.
Number of Directors

FFC’s board of directors currently consists of sixteen (16) members. FFC’s Articles of Incorporation provide that the number of directors shall be not less than five (5) and not more than twenty (20), as fixed by resolution adopted by a majority of the total number of members of the board of directors.
FFC’s board of directors consists of three (3) classes of directors, divided as nearly equal in number as possible. Directors are elected for a term of three (3) years, provided, however, each director holds his or her office until his or her successor is chosen and qualified.
The First Illinois bylaws state that the board of directors shall not consist of less than five or more than 12 members. The board of directors currently consists of six directors. Directors need not be residents of Illinois or shareholders of First Illinois.
Independent Directors
As a Nasdaq-listed company, a majority of the FFC board of directors must be comprised of independent directors as defined in the listing rules of Nasdaq. The Articles of Incorporation and By-laws do not impose any additional independence requirements beyond those of the applicable listing rules.	Neither the articles nor the bylaws of First Illinois require any members of the board to be an independent director. First Illinois is not listed on Nasdaq or any other national stock exchange.
Term of Directors and Classified Board
The FFC Articles of Incorporation provide that, except for any directors who may be elected by the holders of any series of preferred stock, the board of directors shall be divided into three classes, as nearly equal in number as possible. The term of office of the first class shall expire at the Annual Meeting of Shareholders held following the fiscal year ended December 31, 1997; the term of office of the second class shall expire at the Annual Meeting of Shareholders held following the fiscal year ended December 31, 1998; and the term of office of the third class shall expire at the Annual Meeting of Shareholders held following the fiscal year ended December 31, 1999.	First Illinois’ board of directors consists of a single class of directors to be elected at the annual meeting of shareholders, with each director to hold office until a successor is elected and qualified or such director’s earlier resignation or removal.

FFC	First Illinois
At each Annual Meeting of Shareholders following such initial classification, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after their election. Each director shall hold office until his or her successor has been duly elected and qualified.
Vacancies

Subject to the rights of any preferred shareholder then outstanding, the FFC directors are elected at a meeting of shareholders, except that newly-created directorships resulting from any increase in the authorized number of directors or any vacancy may be filled by a majority vote of the “Continuing Directors” although less than a quorum of the board of directors.
For these purposes, the term “Continuing Director” means any director then serving as such who was a member of the board of directors on April 16, 1997 or was recommended for appointment or election (before such person’s initial assumption of office as a director) by a majority of the Continuing Directors then on the board.
The bylaws of First Illinois state that any vacancy in the board of directors may be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose, or by appointment by a majority vote of the directors then in office, though less than a quorum. A director appointed to fill a vacancy will serve until the next meeting of the shareholders at which directors are elected.
Removal of Directors
Subject to the rights of any preferred shareholder then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the shares entitled to vote generally in the election of directors, voting together as a single class. For these purposes, removal for cause is limited to removal because of the director’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract.	The First Illinois bylaws and articles of incorporation state that directors may be removed, with or without cause, at a meeting of the shareholders by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at an election of directors, except that no director may be removed at a meeting of the shareholders unless the notice of such meeting stated that the purpose of the meeting is to vote on the removal of one or more directors named in the notice.
Amendments to Corporate Governance Documents
FFC’s Articles of Incorporation may be amended, altered, changed, added to, or repealed in accordance with applicable law, except, in addition to any other required vote, the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then-outstanding shares of voting stock, voting together as a single class, is required to alter, amend, or repeal certain provisions relating to the	Amendment of Articles of Incorporation. The First Illinois articles of incorporation provide that an amendment to the articles of incorporation shall require for its approval the affirmative vote of the holders of at least a majority of the total outstanding shares of each class of stock entitled to vote as a class on the matter.

FFC	First Illinois

board of directors and the provisions relating to business combinations with interested shareholders. The Indiana Business Corporation Law generally requires the approval of at least a majority of a quorum of shareholders present at a shareholders’ meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to an Indiana corporation’s articles of incorporation.
FFC’s Bylaws may be made, altered, amended, or repealed by the affirmative vote of a number of directors equal to a majority of the number who constitute a full board of directors at the time of such action. Shareholders do not have any power to make, alter, amend, or repeal FFC’s Bylaws.
Amendment of Bylaws. The First Illinois bylaws may be made, altered, adopted or repealed by the shareholders or the board of directors, unless otherwise provided in the articles of incorporation; provided, that no bylaw adopted by the shareholders may be altered, amended or repealed by the board of directors.
Business Combinations with Certain Persons

Article 10 of FFC’s Articles of Incorporation require the affirmative vote of at least 80% of the voting power of all outstanding Voting Stock, voting as a single class, for certain “Business Combinations” with an “Interested Shareholder” (generally any person beneficially owning 10% or more of the voting power, or who owned 10% or more within the prior two years, and that person’s affiliates and associates).
Covered transactions include mergers or consolidations with an Interested Shareholder or its affiliate, sales or other dispositions of assets equaling or exceeding 25% of the combined assets of the Corporation and its subsidiaries, certain issuances of securities, liquidations or dissolutions proposed by or on behalf of an Interested Shareholder, and reclassifications or other transactions that increase the Interested Shareholder’s proportionate ownership.
The 80% vote is not required if the transaction is approved by a majority of the Continuing Directors (with at least three Continuing Directors then in office) or if the detailed fair-price and procedural conditions in Article 10 are satisfied. Amendment or repeal of Article 10 itself requires a 66 2∕3% vote of Voting Stock.
First Illinois’ articles of incorporation and bylaws do not contain a special “business-combination” or “interested-shareholder” supermajority provision of the type found in Article 10 of the FFC Articles.
Super-Majority Shareholder Vote for Mergers, Acquisitions and Certain Other Transactions
FFC’s Articles of Incorporation and Bylaws do not contemplate a required vote for certain transactions, such as those involving merger, consolidation, or sale, lease, or exchange of all or substantially all of the property or assets of the corporation, except with respect to business combinations with interested shareholders.	The First Illinois bylaws state that when quorum is present at any meeting, the affirmative vote of the majority of the shares represented at the meeting shall be the act of the shareholders, unless the vote of a greater number voting by classes is required by the ILBCA, the articles of incorporation or the bylaws.

FFC	First Illinois
Annual Meetings of the Shareholders
The FFC bylaws provide that the annual meeting of shareholders for the election of FFC directors and such other business as may properly be brought before the meeting shall be held at such time and place as designated by the FFC board.	The First Illinois bylaws state that the annual meeting of shareholders shall be held on such date at such time and place as shall be fixed by the board of directors.
Special Meetings of the Shareholders
The FFC bylaws provide that special meetings of shareholders can be called by the chairman or by the board of directors pursuant to a resolution adopted by a majority of the total number of directors. Only business within the purpose or purposes described in the meeting notice may be conducted at a special meeting.	The First Illinois bylaws state that special meetings may be called only by the President, the board of directors, or by the holders of not less than one-fifth of all outstanding shares of First Illinois.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings

FFC’s Bylaws provide that nominations for election of directors and other business may be properly brought before an annual meeting by a shareholder only if the shareholder is a shareholder of record at the time the notice of meeting is mailed, is entitled to vote at the meeting, and has given timely written notice to the Secretary of FFC in the form and containing the information required by the Bylaws.
To be timely, such notice must be received at the principal executive offices of FFC: (x) neither later than the close of business on the 90th day nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s annual meeting if the annual meeting is to be held on a day that is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after such anniversary; or (y) with respect to any other annual meeting (including if no annual meeting was held in the previous year), not earlier than the close of business 120 days prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the first date of public disclosure of the date of such annual meeting. Public disclosure means a press release reported by a national news service or a document publicly filed by FFC with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934. The public disclosure of an adjournment or postponement does not commence a new notice period.
The notice must include, among other things, specified information regarding any proposed nominee (including age, addresses, occupation,

First Illinois’ bylaws state that business may be brought to the annual meeting by any shareholder who was a shareholder of record at the timing of giving of notice of the annual meeting, who is entitled to vote and who complies with the notice procedures set forth in the bylaws. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to First Illinois’ Secretary and such proposed business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice must be delivered to or mailed to and received at the principal executive offices of First Illinois not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Such notice shall set forth (i) as to any business the shareholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, (B) the reasons for conducting such business at the annual meeting, (C) the beneficial owner, if any, on whose behalf the proposal is made, and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposed business is to be brought, (A) the name and address of such shareholder and of such beneficial owner and (B) the class and number of shares of First Illinois stock that are owned beneficially and of record by such shareholder and beneficial owner.
First Illinois’ bylaws state that nominees for election to the board of directors may be brought to the annual meeting by any shareholder who was a shareholder of record at the timing of giving of

FFC	First Illinois

share ownership, and information required under the proxy rules), a completed questionnaire and written agreement from the nominee, and detailed information regarding the proposing shareholder and any beneficial owner (including share ownership, agreements, arrangements or understandings relating to the nomination or proposal, derivative or hedging positions, and representations concerning appearance at the meeting and intent to solicit proxies). For proposals other than nominations, the notice must also include a description of the business, the reasons for conducting it, the text of any proposal or resolutions, and any substantial interest of the shareholder or beneficial owner.
Only persons nominated in accordance with these procedures are eligible for election, and only business properly brought in accordance with these procedures may be conducted. The chairman of the meeting has the power to determine compliance and to disregard noncompliant nominations or proposals. These provisions do not apply to proposals submitted solely pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 that are included in FFC’s proxy statement.
notice of the annual meeting, who is entitled to vote and who complies with the notice procedures set forth in the bylaws. For nominations to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of First Illinois. To be timely, notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of First Illinois not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Such notice shall set forth (i) as to each person whom such shareholder proposes to nominate for election or reelection as a director, the (A) name, age, business and residential address, (B) principal occupation or employment, and (C) the class and number of shares of First Illinois stock, that are owned beneficially and of record by such person (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director and, (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, (A) the name and address of such shareholder and of such beneficial owner and (B) the class and number of shares of First Illinois stock that are owned beneficially thereby.
Notice of Shareholder Meetings
FFC’s Articles of Incorporation and Bylaws provide that special meetings of the shareholders may only be called by the Chairman of the Board or by the board of directors pursuant to a resolution adopted by a majority of the total number of directors.	The bylaws of First Illinois state that written or printed notice stating the place, day, and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 60 days before the date of the meeting or, in the case of a merger, not less than 20 nor more than 60 days before the date of the meeting.
Liability and Indemnification of Directors and Officers

Indiana Business Corporation Law
An Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation and, in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual either had

ILBCA and First Illinois Governing Documents
Articles of Incorporation.   The articles of incorporation provide that directors shall not be liable to First Illinois or its shareholders for monetary damages for breach of fiduciary duties as a director, provided that nothing shall eliminate or limit the liability of the director (i) for any breach of their duty of loyalty to First Illinois or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 8.65 of the ILBCA, or (iv) for any transaction for which the director derived an

FFC	First Illinois

reasonable cause to believe that the individual’s conduct was lawful or the individual had no reasonable cause to believe that the individual’s conduct was unlawful. A corporation may not indemnify a director under the foregoing provision unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct.
Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding. Unless limited by its articles of incorporation, officers of the corporation, whether or not a director, are similarly entitled this mandatory indemnification to the same extent as a director.
A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of the director’s good faith belief that the director has met the standard of conduct; (2) the director furnishes the corporation a written undertaking, executed personally or on the director’s behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Indiana Business Corporation Law.
Unless limited by its articles of incorporation, a corporation may also indemnify and advance expenses to an officer, employee, or agent of the corporation, whether or not a director, to the same extent as to a director under the Indiana Business Corporation Law.

improper personal benefit. Directors are also entitled to advancement of expenses to the fullest extent permitted by the ILBCA.
Bylaws.   The bylaws provide that First Illinois shall indemnify directors and officers against actions (other than derivative suits) arising out of service as a director or officer if such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of First Illinois, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. With respect to derivative suits, First Illinois shall indemnify directors and officers if they acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of First Illinois, provided that no indemnification shall be made with respect to any matter as to which such person has been adjudged to have been liable to First Illinois unless and only to the extent that the court in which such matter was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Limitation of Director Liability

Indiana Business Corporation Law
The Indiana Business Corporation Law provides that a director is not liable for any action taken as a director, or any failure to take any action, regardless of the nature of the alleged breach of duty, including alleged breaches of the duty of care, the duty of loyalty, and the duty of good faith, unless: (1) the director has breached or failed to perform
The First Illinois articles of incorporation contain an express limitation on director liability: the directors of First Illinois shall not be liable to First Illinois or its shareholders for monetary damages for breach of fiduciary duties as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to First Illinois or its

FFC	First Illinois

the duties of the director’s office in compliance with the Indiana Business Corporation Law; and (2) the breach or failure to perform constitutes willful misconduct or recklessness.
FFC’s Articles of Incorporation
FFC’s Articles of Incorporation provide that no director, member of any committee of the board of directors, or of another committee appointed by the board, officer, employee, or agent of FFC shall be liable for any loss or damage if, in taking or omitting to take any action causing such loss or damage, either (1) such person acted in good faith, with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and in a manner such person reasonably believed was in the best interests of FFC, or (2) such person’s breach of or failure to act in accordance with the foregoing standard of conduct in clause (1) did not constitute willful misconduct or recklessness.

shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the ILBCA, or (iv) for any transaction from which the director derived an improper personal benefit. The limitation also applies to fiduciary duties arising from service as a director of any subsidiary of First Illinois.
This provision is consistent with the authorization contained in Section 2.10(b)(3) of the ILBCA and is substantially similar in scope to the Indiana exculpation statutes, subject to the four enumerated carve-outs.

Dividends

Holders of FFC common stock are entitled to receive dividends and other distributions (i) at such times, in such amount and forms, from such sources, and upon such terms and conditions as FFC’s board of directors may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by applicable law and the FFC Articles of Incorporation, and (ii) in shares of the same class or series or in shares of any other class or series without obtaining the affirmative vote or the written consent of the holders of the shares of the class or series in which the payment or distribution is to be made.
Under the Indiana Business Corporation Law, no distribution may be declared or paid if, after giving it effect, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination regarding the legality of the declaration or payment of a distribution on financial statements prepared on the basis of accounting practices and principles

Under the ILBCA, First Illinois may pay dividends or make other distributions unless, after giving effect to the distribution: (i) First Illinois would be unable to pay its debts as they become due in the ordinary course of business; or (ii) First Illinois’ total assets would be less than the sum of its total liabilities plus (unless otherwise permitted by the First Illinois articles of incorporation) the amount necessary to satisfy the preferential rights of shareholders whose rights are senior to those receiving the distribution.
First Illinois’ articles of incorporation provide that dividends, as may be determined by the board of directors, may be declared and paid on the common stock from time to time out of assets or funds legally available therefor.

FFC	First Illinois
that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.
Dissenters’ Rights
Under the Indiana Business Corporation Law, a shareholder is generally entitled to dissent from, and obtain payment of the fair value of their shares, in connection with certain mergers which require shareholder approval and the shareholder is entitled to vote on; certain share exchanges which the shareholder is entitled to vote on; certain sales or exchanges of all, or substantially all, of the corporation’s property which the shareholder is entitled to vote on; approval of a control share acquisition; election to become a benefit corporation; and other corporate actions taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that shareholders are entitled to dissent. However, under the Indiana Business Corporation Law, dissenters’ rights are not available to holders of shares listed on a national securities exchange, such as the New York Stock Exchange, Nasdaq, or a similar exchange. Accordingly, since the shares of FFC common stock are traded on Nasdaq, no dissenters’ rights are available to FFC shareholders (except for special dissenters’ rights granted in connection with certain control share acquisitions).
The ILBCA provides that shareholders may be entitled to exercise dissenters’ rights in connection with certain fundamental corporate actions, including mergers, share exchanges, dispositions of substantially all assets, approval of a control share acquisition, or other transactions specified by statute. Dissenters’ rights are generally available only to holders of shares that are entitled to vote on the transaction and who continuously hold the shares through the effective time of the transaction and properly demand appraisal. However, dissenters’ rights are not available if the corporation’s shares are listed on a national securities exchange or if the articles of incorporation provide that appraisal rights are not available for a class or series of shares.
Holders of First Illinois common stock are entitled to appraisal rights, a description of which can be found under the caption “Dissenters’ Rights,” beginning on page 88 of this proxy statement/prospectus.

Shareholder Inspection Rights
Under the Indiana Business Corporation Law, a shareholder may inspect and copy, during regular business hours, a corporation’s articles of incorporation and bylaws, minutes of meetings of shareholders and the board of directors (including committees acting in place of the board), and records of actions taken by shareholders or the board of directors without a meeting. In addition, a shareholder may inspect the corporation’s accounting records and shareholder list upon making a written demand in good faith that states a proper purpose, describes with reasonable particularity the records sought and the purpose of the request, and demonstrates that the requested records are directly related to that purpose.	Under the ILBCA, a shareholder of record may examine the corporation’s books and records of account, minutes, voting trust agreements, and shareholder list, but only for a proper purpose. To do so, the shareholder must make a written demand stating with particularity the records sought and the purpose. If the corporation refuses, the shareholder can file suit to compel access; the shareholder must prove proper purpose for accounting records, while the corporation must prove improper purpose for minutes, the shareholder list, or voting trust agreements. Wrongful refusal exposes the corporation to a penalty of up to 10% of the value of the shareholder’s shares, plus other damages. Shareholders can also request the latest annual balance sheet and profit-and-loss statement by mail, which the corporation must send within 14 days of the request.

FFC	First Illinois
Shareholder Actions by Written Consent
The Indiana Business Corporation Law and FFC Bylaws provide that any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if all shareholders entitled to vote on the action sign a written consent setting forth the action taken.	Under First Illinois’ bylaws and the ILBCA, shareholder action may be taken without a meeting by written consent of shareholders holding at least the minimum number of votes necessary to approve the action at a meeting. If less than all shareholders consent, advance written notice must be provided at least five days before execution of the consent, and prompt notice of the action must be provided to nonconsenting shareholders.

DISSENTERS’ RIGHTS
Dissenters’ Rights of First Illinois Shareholders
Under Illinois law, First Illinois shareholders are entitled to dissenters’ rights with respect to the merger. If you properly exercise your dissenters’ rights and comply with the procedures set forth in Section 11.65 and Section 11.70 of the ILBCA, you will be entitled to receive payment for the fair value of your shares of First Illinois common stock, as determined in accordance with the ILBCA, rather than receiving the merger consideration provided for in the merger agreement.
A shareholder who makes a written demand for payment under the ILBCA retains all other rights of a shareholder until those rights are cancelled or modified by consummation of the merger. Upon consummation of the merger, however, the shareholder is entitled to payment for the shares only through the dissenters’ rights procedure. If you are considering exercising dissenters’ rights, you should carefully review Section 11.65 and Section 11.70 of the ILBCA, which govern the availability of dissenters’ rights and the procedures for exercising those rights and determining the fair value of shares. You should also consult with your own legal and tax advisors. A shareholder who receives cash in exchange for shares may recognize gain or loss for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Merger” on page 68.
First Illinois shareholders who wish to exercise dissenters’ rights must strictly comply with the applicable provisions of the ILBCA. A record owner of First Illinois shares may assert dissenters’ rights as to fewer than all of the shares registered in the record owner’s name only if the record owner dissents with respect to all shares beneficially owned by any one person and notifies First Illinois in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on the beneficial owner’s behalf only if the beneficial owner submits to First Illinois the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights. If your shares are held in “street name,” you should instruct your bank, broker, or other nominee to take the actions required by the ILBCA on your behalf.
The following is a summary of the material provisions of the ILBCA relating to dissenters’ rights. This summary is not complete and is qualified in its entirety by reference to Section 11.65 and Section 11.70 of the ILBCA, copies of which are included as Appendix C to this proxy statement/prospectus.
Written Demand for Payment
The notice of the special meeting will inform shareholders of their right to dissent and the procedure to dissent. Because the merger is being submitted to First Illinois shareholders for approval at the special meeting, a shareholder may assert dissenters’ rights only if the shareholder:
•
delivers to First Illinois, before the vote on the merger proposal is taken, a written demand for payment for the shareholder’s shares if the merger is consummated; and

•
does not vote the shares in favor of the merger proposal.

A shareholder who does not satisfy both of these requirements will not have dissenters’ rights with respect to the merger. A vote against the merger, by itself, is not sufficient to preserve dissenters’ rights.
Written demands for payment should be delivered to: Brett Swallow, Corporate Secretary, First Illinois Corporation, 225 N. Water Street, Decatur, Illinois 62523.
A written demand for payment should identify the shareholder and the number of shares for which payment is demanded. If a beneficial owner who is not the record owner seeks to exercise dissenters’ rights, the beneficial owner must also submit the record owner’s written consent to the dissent as required by Section 11.65(c) of the ILBCA.
Demand for Payment and Corporation’s Statement of Value
If the merger is approved and becomes effective, First Illinois, or the corporation surviving the merger, will follow the procedures set forth in Section 11.65 and Section 11.70 of the ILBCA.

Within 10 days after the merger becomes effective or 30 days after the shareholder delivers the written demand for payment, whichever is later, the corporation will send each shareholder who has delivered a written demand for payment a statement setting forth the corporation’s opinion of the estimated fair value of the shares.
The statement also will include:
•
the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before delivery of the statement;

•
the statement of income for that fiscal year;

•
the latest available interim financial statements;

•
a copy of Section 11.65 and Section 11.70 of the ILBCA, as required by Illinois law; and

•
either a commitment to pay the shareholder the corporation’s estimated fair value of the shares upon the shareholder’s transmittal to the corporation of the certificate or other evidence of ownership of the shares, or, if the shares are publicly traded in a readily available market, instructions to sell the shares within 10 days after delivery of the corporation’s statement.

The corporation may instruct a shareholder to sell the shares only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell the shares within the applicable 10-day period after being instructed to do so, the shareholder will be deemed to have sold the shares for purposes of Section 11.70 at the applicable average market price specified in that section.
Payment
A shareholder who makes a written demand for payment retains all other rights of a shareholder until those rights are cancelled or modified by consummation of the merger.
Upon consummation of the merger, the corporation will pay each dissenting shareholder who transmits to the corporation the certificate or other evidence of ownership of the shares the amount that the corporation estimates to be the fair value of the shares, plus accrued interest. The payment will be accompanied by a written explanation of how the interest was calculated.
Shareholder’s Right to Dispute the Corporation’s Estimate
If a dissenting shareholder does not agree with the corporation’s estimate of the fair value of the shares or the amount of interest due, the shareholder must, within 30 days after delivery of the corporation’s statement of value, notify the corporation in writing of the shareholder’s own estimate of the fair value of the shares and the amount of interest due and demand payment of the difference between the shareholder’s estimate and the amount previously paid by the corporation.
If, within 60 days after the corporation receives the shareholder’s notification of the shareholder’s estimate of fair value and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and the interest due, the corporation must either pay the difference demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either First Illinois’ registered office or principal office is located requesting that the court determine the fair value of the shares and the interest due.
The corporation must make all dissenters whose demands remain unsettled parties to the proceeding. The proceeding is an action against the shares, and all parties must be served with a copy of the petition. Failure of the corporation to commence the proceeding does not limit or affect the right of a dissenting shareholder to otherwise commence an action as permitted by law.
Court Appraisal Proceedings
The jurisdiction of the court in an appraisal proceeding commenced under Section 11.70 is plenary and exclusive. The court may appoint one or more appraisers to receive evidence and recommend a decision concerning the fair value of the shares. Each dissenting shareholder made a party to the proceeding is entitled to a judgment for the amount, if any, by which the court determines that the fair value of the shareholder’s shares, plus interest, exceeds the amount previously paid by the corporation or, if applicable, the proceeds of the sale of the shares.
Under the ILBCA, “fair value” means the shareholder’s proportionate interest in the corporation, without a discount for minority status or, absent extraordinary circumstances, lack of marketability, immediately before consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.
“Interest” means interest from the effective date of the merger until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no such loans, at a rate that is fair and equitable under all the circumstances.
Costs and Expenses
The court will determine the costs of the appraisal proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, but excluding the fees and expenses of counsel and experts for the respective parties.
If the fair value of the shares determined by the court materially exceeds the amount the corporation estimated to be the fair value of the shares, or if the corporation failed to make an estimate in accordance with Section 11.70, the court may assess all or any part of the costs against the corporation. If the amount that a dissenter estimated to be the fair value of the shares materially exceeds the fair value determined by the court, the court may assess all or any part of the costs against that dissenter.
The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against the corporation in favor of dissenters if the corporation did not substantially comply with the statutory requirements. The court also may assess those fees and expenses against either the corporation or a dissenter in favor of another party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the dissenters’ rights. In addition, if counsel for a dissenter provided a substantial benefit to other similarly situated dissenters, the court may award reasonable fees to that counsel from the amounts awarded to the dissenters who benefited.
A First Illinois shareholder who does not deliver a written demand for payment before the vote on the merger proposal is taken, or who votes in favor of the merger proposal, will not have dissenters’ rights with respect to the merger. Such a shareholder will be entitled only to the merger consideration provided under the merger agreement for First Illinois shareholders. Voting against the merger proposal, standing alone, is not sufficient to preserve dissenters’ rights.

LEGAL MATTERS
The validity of the common stock offered hereby will be passed upon for FFC by Amundsen Davis LLC. Certain U.S. federal income tax consequences relating to the merger will be passed upon for FFC by Levenfeld Pearlstein, LLC and for First Illinois by Barack Ferrazzano Kirschbaum & Nagelberg LLP.
EXPERTS
The consolidated financial statements of FFC as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 and the effectiveness of FFC’s internal control over financial reporting as of December 31, 2025 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2025 and incorporated in this prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS AND NOMINATIONS
FFC
SEC Rule 14a-8.   In order for a FFC shareholder proposal for the FFC 2027 annual meeting to be eligible for inclusion in FFC’s proxy statement pursuant to SEC Rule 14a-8, FFC must have received the proposal and supporting statements at its principal executive office at One First Financial Plaza, Terre Haute, Indiana 47807 no later than November 17, 2026. If the date of the FFC 2027 annual meeting is advanced or delayed by more than 30 calendar days from April 15, 2027, the proposal must be received a reasonable time before FFC begins to print and send its proxy materials. A FFC shareholder must provide the proposal in writing, and the proposal must comply with all applicable requirements of Rule 14a-8.
Advance Notice Procedures.   Pursuant to the FFC bylaws, if an FFC shareholder intends to present a proposal for business to be considered at an FFC annual meeting but does not seek inclusion of the proposal in FFC’s proxy statement for that meeting, the proposal and supporting information must be delivered to and received by FFC’s Secretary at One First Financial Plaza, Terre Haute, Indiana 47807 within the applicable period specified in the FFC bylaws.
The FFC bylaws generally provide that an FFC shareholder making nominations for the election of directors must deliver written notice to FFC’s Secretary at One First Financial Plaza, Terre Haute, Indiana 47807 within the applicable period specified in the FFC bylaws. The notice must include the information specified in the FFC bylaws.
SEC Rule 14a-19.   In addition to the notice and information requirements contained in the FFC bylaws, to comply with the SEC universal proxy rules, FFC shareholders who, in connection with the FFC 2027 annual meeting, intend to solicit proxies in support of director nominees other than FFC’s nominees must provide notice to FFC that sets forth the information required by SEC Rule 14a-19 no later than February 14, 2027, unless the date of the FFC 2027 annual meeting has changed by more than 30 calendar days from the anniversary of the previous year’s annual meeting, in which case such notice must be provided by the later of 60 calendar days prior to the date of the FFC 2027 annual meeting or the 10th calendar day following the day on which public announcement of the date of the FFC 2027 annual meeting is first made by FFC.
These advance notice procedures are separate and independent of the SEC’s requirements that an FFC shareholder must meet in order to have a FFC shareholder proposal included in FFC’s proxy statement pursuant to SEC Rule 14a-8.
First Illinois
First Illinois held its 2026 annual meeting of shareholders on April 15, 2026. First Illinois does not anticipate holding a 2027 annual meeting of shareholders (the “First Illinois 2027 annual meeting”) if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, First Illinois may hold an annual meeting in 2027. Any First Illinois shareholder nominations or proposals for other business intended to be presented at the First Illinois 2027 annual meeting must be submitted to First Illinois as set forth below.
First Illinois’ bylaws state that nominees for election to the board of directors may be brought to the annual meeting by any shareholder who was a shareholder of record at the timing of giving of notice of the annual meeting, who is entitled to vote and who complies with the notice procedures set forth in the bylaws. For nominations to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of First Illinois. To be timely, notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of First Illinois not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Such notice shall set forth (i) as to each person whom such shareholder proposes to nominate for election or reelection as a director, the (A) name, age, business and residential address, (B) principal occupation or employment, and (C) the class and number of shares of First Illinois stock, that are owned beneficially and of record by such person (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director and, (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, (A) the name and address of such shareholder and of such beneficial owner and (B) the class and number of shares of First Illinois stock that are owned beneficially thereby.

WHERE YOU CAN FIND MORE INFORMATION
This proxy statement/prospectus forms part of a registration statement on Form S-4 filed with the SEC by FFC (File No. 333-•). This document constitutes a prospectus of FFC under Section 5 of the Securities Act with respect to the shares of FFC common stock to be issued pursuant to the merger agreement, dated as of August 26, 2026, by and between FFC and First Illinois. This document also constitutes a proxy statement of First Illinois and includes a notice of the special meeting. These proxy materials are furnished in connection with the proxy solicitation being conducted by the board of directors of First Illinois.
FFC files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act (File No. 0-16759). These filings are available to the public free of charge on the SEC’s website at www.sec.gov. You also may obtain copies of the information that FFC files with the SEC, free of charge, by accessing FFC’s website at https://www.first-online.bank, under the tab “Investor Relations.” The information on FFC’s website is not part of this proxy statement/prospectus and is not incorporated by reference into this document.
The SEC allows FFC to “incorporate by reference” information into this proxy statement/prospectus. This means that FFC can satisfy certain disclosure requirements by referring you to other documents it has filed with the SEC. Information incorporated by reference is considered part of this proxy statement/prospectus, and information that FFC files with the SEC in the future will automatically update and supersede information contained in this proxy statement/prospectus or in documents incorporated by reference.
This proxy statement/prospectus incorporates by reference the following documents that FFC previously filed with the SEC (other than portions of those documents that are deemed to have been “furnished” rather than “filed” under the SEC’s rules):
•
FFC’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 4, 2026;

•
FFC’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the SEC on May 6, 2026 and August 6, 2026, respectively;

•
FFC’s Current Reports on Form 8-K filed with the SEC on January 30, 2026, February 3, 2026, March 2, 2026, March 18, 2026, March 20, 2026, April 15, 2026, April 28, 2026, June 17, 2026, June 30, 2026 (two reports), July 28, 2026, August 27, 2026 (as amended by FFC’s Current Report on Form 8-K/A filed with the SEC on August 27, 2026), September 4, 2026 and September 17, 2026 (two reports);

•
FFC’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2026, to the extent incorporated by reference into FFC’s Annual Report on Form 10-K for the year ended December 31, 2025; and

•
The description of FFC common stock contained in FFC’s Registration Statement on Form 8-A filed with the SEC on April 25, 1988, including any amendment or report filed for the purpose of updating such description.

FFC also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for documents or information deemed to have been furnished rather than filed under the SEC’s rules) after the date of this proxy statement/prospectus and prior to the date on which the special meeting is held. Any information in this proxy statement/prospectus or incorporated, or deemed to be incorporated, by reference is considered to be modified or superseded to the extent that a statement in this proxy statement/prospectus or in any subsequently filed document incorporated by reference modifies or supersedes that earlier statement.
Documents incorporated by reference are available from FFC without charge (except for exhibits to those documents unless the exhibits are specifically incorporated by reference) by first class mail or other equally prompt means. You may obtain these documents by requesting them in writing or by telephone from FFC at:

First Financial Corporation, One First Financial Plaza, Terre Haute, IN 47807, Attention: Rodger McHargue, Telephone No.: (812) 238-6334.
To ensure timely delivery, please make your written or oral request for copies of such information by [•], 2026 to receive them before the special meeting.
First Illinois does not have any securities registered under the Exchange Act and is not subject to the reporting requirements of Section 13 (a) or 15 (d) of the Exchange Act; accordingly, it does not file reports or other documents with the SEC.
If you are a First Illinois shareholder with questions regarding the merger, voting your shares, or requesting additional copies of this proxy statement/prospectus or proxy cards, you should contact First Illinois Corporation, 225 N. Water Street, Decatur, IL 62523, Attention: Brett Swallow, Corporate Secretary, Telephone No.: (217) 872-6261.
FFC common stock is traded on Nasdaq under the symbol “THFF” There is no established public trading market for First Illinois common stock.
FFC has supplied all of the information contained in this proxy statement/prospectus relating to FFC and First Financial Bank. First Illinois has supplied all of the information contained in this proxy statement/prospectus relating to First Illinois and Hickory Point Bank.
You should rely only on the information contained in this proxy statement/prospectus when considering the proposals submitted to First Illinois shareholders in connection with the merger. Neither FFC nor First Illinois has authorized anyone to provide you with information different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2026. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on its cover. Neither the mailing of this proxy statement/prospectus nor the issuance by FFC of shares of FFC common stock pursuant to the merger will create any implication to the contrary.

Appendix A
AGREEMENT AND PLAN OF MERGER
by and between
FIRST FINANCIAL CORPORATION
and
FIRST ILLINOIS CORPORATION
Dated as of August 26, 2026

A-i

A-ii

EXHIBITS
Exhibit A	Form of Voting Agreement
Exhibit B	Form of Plan of Bank Merger

A-iii

INDEX OF DEFINED TERMS
Definition	Page
Acceptable Confidentiality Agreement	60
Acquisition Proposal	61
affiliate	70
Agreement	1
Articles of Merger	2
Bank Call Reports	19
Bank Merger	7
Bank Merger Certificates	7
BHC Act	14
BOLI	30
business day	70
Buyer	1
Buyer Articles	35
Buyer Benefit Plans	41
Buyer Bylaws	35
Buyer Common Stock	2
Buyer Disclosure Schedule	34
Buyer Equity Plans	36
Buyer ERISA Affiliate	41
Buyer Regulatory Agreement	44
Buyer Reports	42
Buyer Restricted Stock Awards	36
Buyer Stock Options	28
Buyer Subsidiary	35
Buyer Warranty Standard	35
Cancelled Shares	4
Claim	58
Closing	68
Closing Date	68
Code	1
Company	1
Company Articles	14
Company Bank	1
Company Benefit Plans	22
Company Board Recommendation	55
Company Bylaws	14
Company Change in Recommendation	60
Company Common Stock	2
Company Confidential Information	59
Company Contract	28
Company Disclosure Schedule	13
Company Equity Plan	5

A-iv

Definition	Page
Company ERISA Affiliate	22
Company Financial Statements	18
Company Indemnified Party	58
Company Individuals	59
Company Leased Properties	30
Company Owned Properties	30
Company Qualified Plans	23
Company Real Property	30
Company Regulatory Agreement	28
Company Reports	25
Company Representatives	59
Company Shareholder Approval	16
Company Shareholder Meeting	55
Company Subsidiary	15
Company Warranty Standard	13
Company’s Articles	14
Confidentiality Agreement	55
Covered Employees	56
dollars	70
DPC Common Shares	4
Effective Time	2
Enforceability Exception	16
Environmental Laws	29
ERISA	22
Exchange Agent	7
Exchange Agent Agreement	7
Exchange Fund	7
Exchange Ratio	2
First Financial Bank	1
FDIC	15
Federal Reserve Board	17
FHLB	15
Form S-4	17
GAAP	14
Governmental Entity	17
IBCL	2
include	69
includes	69
including	69
Insurance Amount	58
Intellectual Property	31
IRS	23
knowledge	70
Letter of Transmittal	11

A-v

Definition	Page
Liens	16
Loans	32
made available	70
Material Adverse Effect	14
Merger	1
Merger Consideration	3
MGCL	2
Multiemployer Plan	23
Multiple Employer Plan	23
Old Certificate	4
or	70
Parties	1
Party	1
Permitted Encumbrances	30
person	70
Personal Data	27
Plan of Bank Merger	7
Proxy Statement	17
Regulatory Agencies	18
Requisite Regulatory Approvals	64
Sarbanes-Oxley Act	39
SEC	17
Securities Act	32
Security Breach	27
Split Dollar Policies	24
SRO	18
Subsidiary	14
Superior Proposal	61
Surviving Bank	7
Surviving Company	1
Takeover Statutes	31
Tax	22
Tax Return	22
Taxes	22
Termination Fee	67
the date hereof	70
transactions contemplated by this Agreement	70
transactions contemplated hereby	70
Treasury	21
Trust Account Common Shares	4
Unduly Burdensome Condition	64
Voting Agreement	1

A-vi

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER dated as of August 26, 2026 (this “Agreement”), by and between First Financial Corporation, an Indiana corporation (“Buyer”), and First Illinois Corporation, an Illinois corporation (“Company”, and together with Buyer, the “Parties”, and each individually, a “Party”).
RECITALS
WHEREAS, immediately prior to the Effective Time, HPB Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Company (“MidCo”), will merge with and into Company (the “MidCo Merger”), with Company surviving the MidCo Merger and thereby becoming the direct owner of Hickory Point Bank and Trust, an Illinois chartered commercial bank (“Company Bank”).
WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders, as applicable, to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which, Company will, subject to the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer (the “Merger”), with Buyer as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”), and, thereafter or simultaneously therewith, Company Bank will be merged with and into First Financial Bank, National Association, a national banking association and wholly owned subsidiary of Buyer (“First Financial Bank”);
WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, all of the directors of Company have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, with Buyer;
WHEREAS, the Parties intend the Merger to be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Section 354 and 361 of the Code;
WHEREAS, the Boards of Directors of the Parties have approved the Merger and this Agreement, and authorized its execution, and delivery; and,
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE MERGER
1.1   The Merger. (a)   Subject to the terms and conditions of this Agreement, in accordance with the Indiana Business Corporation Law (the “IBCL”) and the Illinois Business Corporation Act of 1983, each as amended (“IBCA”), at the Effective Time (as defined in Section 1.2), Company shall merge with and into Buyer. Buyer shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Indiana. As of the Effective Time, the separate corporate existence of Company shall cease.
(b)   Subject to the written consent of Company, which shall not be unreasonably withheld or delayed, Buyer may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of Buyer with Company) if and to the extent requested by Buyer; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Company, (ii) adversely affect the tax consequences of the Merger to the shareholders of Company or the tax treatment of either Party pursuant to this Agreement, or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

1.2   Effective Time.   The Merger shall become effective as set forth in the Articles of Merger to be filed with the Indiana Secretary of State and the Illinois Secretary of State (collectively, the “Articles of Merger”), respectively, on the Closing Date (as defined in Section 9.1). The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.
1.3   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the IBCL and the IBCA.
1.4   Conversion of Company Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Company, Buyer or the holders of any of the following securities:
(a)   Each share of common stock, $0.125 stated value, of Buyer, (“Buyer Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain outstanding and continue to be one validly issued, fully paid and nonassessable share of common stock, $0.125 stated value, of the Surviving Company.
(b)   Subject to the allocation and election procedures set forth in Article II, the adjustment, if any, pursuant to Section 1.4(c) and the payment of cash in lieu of fractional shares as provided in Section 2.8, each share of common stock, $1.00 par value, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, excluding Cancelled Shares (as defined in Section 1.4(d) and Dissenting Shares (as defined in Section 1.4(g)), but including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(d)), shall be converted into the right to receive either (i) 0.5727 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”), or (ii) immediately available funds equal to Forty-Four Dollars and Thirty-Five Cents ($44.35) (the “Cash Consideration”). The applicable Stock Consideration or Cash Consideration, in each case without interest, is referred to in this Agreement as the “Merger Consideration”.
(c)   In the event that the Company Adjusted Consolidated Shareholders’ Equity as of the close of business on the Closing Date shall be less than Eighty-Two Million Four Hundred Thirty-Seven Thousand Eight Hundred Twenty-Six Dollars ($82,437,826), the Merger Consideration shall be adjusted downward on a dollar-for-dollar basis in the amount of such shortfall. Company shall deliver to Buyer no later than five (5) business days prior to the scheduled Closing Date a written estimate of the Company Adjusted Consolidated Shareholders’ Equity.
(i)   For purposes of this Agreement, “Company Adjusted Consolidated Shareholders’ Equity” shall be an estimate of the “total equity capital” of Company, calculated in the manner as reported on Schedule SC — Balance Sheet, Item 16(f), of the Parent Company Only Financial Statements for Small Holding Companies — FR Y-9SP, as of the close of business on the Closing Date to the reasonable satisfaction of Buyer, including the recognition of or accrual for all federal, state, local and foreign taxes for all periods ending on or prior to the close of business on the Closing Date.
(ii)   Notwithstanding Section 1.4(c)(i), the following matters in each case accrued, incurred or to be incurred by Company or Company Bank through the Effective Time and undertaken in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the Company Adjusted Consolidated Shareholders’ Equity for purposes of this Section 1.4: (A) the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred in connection with this Agreement and the Merger, including, without limitation, any fees or expenses of attorneys, accountants, consultants, financial advisor, investment bankers, and other professional advisors (including advisors with respect to services related to Section 280G of the Code); (B) the recognition of or accrual for all expenses paid of incurred or projected to be paid or incurred in connection with the MidCo Merger (as defined in Section 6.14), including franchise taxes and filing fees associated therewith; (C) any accruals established or changes made pursuant to Section 6.12; (D) changes in accumulated other comprehensive income (loss) on available for sale securities from June 30, 2026 through the Closing Date; (E) the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) paid or payable in connection with successfully enforcing any provision or provisions of the Agreement against Buyer (whether by litigation, arbitration, mediation, settlement or negotiation); (F) the recognition of or accrual for all contributions, premiums, or other payments owed under any (i) employment agreement, change in control agreement, retention or stay bonus agreements, termination agreement or similar agreements as set forth on Section 3.14(a)(i), Section 5.2(e) and

Section 6.5(d)(i) of the Company Disclosure Schedule, including all Company SARs, Company Stock Options, or any other equity or equity based awards or (ii) Company Benefit Plan or employee policy of the Company or its Subsidiaries; (G) costs associated with the termination of Company Benefit Plans; (H) costs associated with the purchase of officers’ and directors’ liability insurance coverage pursuant to Section 6.6(a); and (I) any costs associated with the termination of Company’s and any of its Subsidiaries’ agreements with any of their vendors as such terminations are requested by Buyer, including Fiserv Solutions, LLC.
(d)   All shares of Company Common Stock that are owned immediately prior to the Effective Time by Company or Buyer (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by Company or Buyer in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).
(e)   As of the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of any fractional share which the holder thereof shall have become entitled to receive pursuant to Section 2.8(f) and (iii) any dividends or distributions which the holder thereof shall have become entitled to receive on the Merger Consideration pursuant to Section 2.8(c), in each case, without any interest thereon.
(f)   If, prior to the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, and such change or event has an adverse economic effect on the value of the Stock Consideration, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of Company Common Stock the same economic effect as contemplated by this Agreement with respect to the Stock Consideration prior to such change or event.
(g)   Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Shareholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the IBCA concerning the rights of holders of shares of Company Common Stock to require payment in cash of the “fair value” of such Company Common Stock (the “Dissenting Shares”), in accordance with Sections 5/11.65 and 5/11.70 of the IBCA, as amended, shall not be converted into the right to receive the Merger Consideration and cash for fractional shares as determined in accordance with this Agreement, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Sections 5/11.65 and 5/11.70 of the IBCA, as amended. If such Dissenting Shareholder fails to perfect or otherwise loses its rights as a Dissenting Shareholder, in any case under the IBCA, each of such Dissenting Shareholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to this Agreement. Company shall notify Buyer of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such Dissenting Shareholder’s written demand delivered as provided in Section 5/11.70 of the IBCA, as amended. Prior to the Closing Date, Company shall not, except with the prior written consent of Buyer, voluntarily make any payment, settle or commit to settle, or offer to settle any rights of a Dissenting Shareholder asserted under Section 5/11.65 of the IBCA, as amended.

1.5   Company Equity Awards.
(a)   At the Effective Time, Company’s First Illinois Corporation 2011 Stock Compensation Plan and the First Illinois Corporation 2022 Stock Compensation Plan (collectively, the “Company Equity Plan”) and all related award agreements thereunder shall terminate and any other plan, program or arrangement of Company providing for the issuance, award or grant of any interest in respect of the capital stock of Company shall be of no further force or effect.
(b)   Subject to the terms and conditions of this Agreement, at the Effective Time each option granted by Company to purchase shares of Company Common Stock under the Company Equity Plan that is outstanding as of immediately prior to the Effective Time (a “Company Stock Option”) and as set forth on Section 1.5 of the Company Disclosure Schedule shall be canceled in exchange for a cash payment, without interest, equal to the product of (i)(A) the excess, if any, of the Cash Consideration over (B) the exercise price per share of Company Common Stock under such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock covered by such Company Stock Option (each, an “Option Payment”). Each Option Payment shall be treated as compensation and shall be payable in accordance with Section 1.4(b). Each Option Payment shall be payable on or as soon as administratively practicable following the Effective Time, net of any applicable withholding taxes.
(c)   Each restricted stock award in respect to a share of Company Common Stock subject to vesting, repurchase or other time-based lapse restrictions under the Company Equity Plan that is outstanding and unvested immediately prior to the Effective Time (a “Company RSA”) shall, subject to the terms and conditions of this Agreement, at the Effective Time automatically vest in full, and the shares of Company Common Stock underlying such Company RSA shall be considered outstanding shares of Company Common Stock entitled to the treatment set forth in Section 1.4(b).
(d)   Subject to the terms and conditions of this Agreement, at the Effective Time each outstanding stock appreciation right of the Company granted under the Company Equity Plan that is outstanding as of immediately prior to the Effective Time (each a “Company SAR”) shall be canceled in exchange for a cash payment, without interest, pursuant to the terms and conditions of the applicable Company SAR award agreement and the Company Equity Plan (each, a “SAR Payment”). Each SAR Payment shall be treated as compensation and shall be payable in accordance with Section 1.4(b). Each SAR Payment shall be payable on or as soon as administratively practicable following the Effective Time, net of any applicable withholding taxes.
(e)   Section 1.5 of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof specifying all:
(i)
Company Stock Options outstanding, on a holder-by-holder basis, including (x) the name of each holder, (y) the number of shares subject to each Company Stock Option, and (z) the strike price for each Company Stock Option;

(ii)
Company RSAs outstanding on a holder-by-holder basis, including (y) the name of each holder, and (z) the number of shares subject to each Company RSA; and

(iii)
Company SARs outstanding on a holder-by-holder basis, including (x) the name of each holder, (y) the number of shares subject to each Company SAR, and (z) the SAR value at the date of grant of such Company SAR.

(f)   At or prior to the Effective Time, the Boards of Directors of the Parties or their respective compensation committees, as applicable, shall take all necessary action to effectuate the provisions of this Section 1.5.
1.6   Withholding.   Buyer shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of any law related to Taxes (as defined in Section 3.10(d)) or under any legal requirements. Buyer shall cause all amounts so withheld to be timely paid over to the appropriate Governmental Entity (as defined in Section 3.4) in accordance with applicable law. Except for any withholding with respect to amounts that are compensatory in nature (including without limitation, with respect to or relating to Company RSAs, ordinary payroll, employment, wage, social security, Medicare, unemployment or similar withholding and reporting obligations), backup withholding, withholding resulting from a recipient’s failure to provide any applicable Tax form, certification or other documentation, or withholding expressly contemplated by the Letter of Transmittal, Form of Election or other exchange procedures, Buyer shall use commercially reasonable efforts to promptly provide Company with written notice of any amounts that Buyer or any other applicable withholding agent intends to deduct or withhold from any amounts payable pursuant to this Agreement reasonably in advance of the payment thereof and provide Company a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable law. Amounts withheld or deducted pursuant to and in accordance with this Section 1.6 and paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.
1.7   Incorporation Documents and Bylaws of the Surviving Company.   At the Effective Time, the articles of incorporation of Buyer in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.
1.8   Directors and Officers.   The directors and officers of Buyer as of immediately prior to the Effective Time shall continue to serve as the directors and officers of the Surviving Company from and after the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.9   The Bank Merger.   Immediately after the Effective Time, Buyer shall merge Company Bank with and into First Financial Bank (the “Bank Merger”). First Financial Bank shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Company Bank and First Financial Bank, respectively, to approve, a separate combination agreement/plan of merger (the “Plan of Bank Merger”) in substantially the form attached hereto as Exhibit B, and cause the Plan of Bank Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Company shall cause Company Bank, and Buyer shall cause First Financial Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).
ARTICLE II
ALLOCATION OF PER SHARE MERGER CONSIDERATION; ELECTION PROCEDURES; EXCHANGE OF SHARES OF COMPANY COMMON STOCK
2.1   Exchange Agent and Deposit of Merger Consideration.
(a)   Either First Financial Bank or Buyer’s transfer agent, to be determined in the sole discretion of Buyer, shall act as exchange agent (the “Exchange Agent”) hereunder.
(b)   Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, at or prior to the Effective Time, (i) certificates, or at Buyer’s option, evidence of non-certificated shares of Buyer Common Stock in book-entry form (“Book-Entry Buyer Shares”), constituting at least the amounts necessary for the aggregate Stock Consideration, (ii) immediately available funds payable in lieu of fractional shares pursuant to Section 2.8(f), and (iii) immediately available funds constituting at least the amounts necessary for the aggregate Cash Consideration, deliverable upon due surrender of the certificates representing Company Common Stock (“Certificates”) (or affidavits of loss in lieu thereof as provided in Section 2.8(h)) or shares of Company Common Stock in book-entry form (“Book-Entry Company Shares”) pursuant to the provisions of this Article II (such cash, certificates for shares of Buyer Common Stock and evidence of Book-Entry Buyer Shares, together with the amount of any dividends or other distributions payable pursuant to this Article II with respect thereto, the “Exchange Fund”). The Exchange Agent shall invest the cash available in the Exchange Fund as directed by Buyer; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate cash portion of the Exchange Fund as contemplated hereby, Buyer shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to Buyer. The Exchange Agent shall also act as the agent for Company’s shareholders for the purpose of receiving and holding their Certificates and Book-Entry Company Shares and shall obtain no rights or interests in the shares represented thereby.
2.2   Allocation.   Notwithstanding anything in this Agreement to the contrary, the maximum number of shares of Company Common Stock to be converted into the right to receive Cash Consideration in the Merger shall be equal to Seven Hundred Twenty-Seven Thousand and Three Hundred Seventy-Seven (727,377) (the “Maximum Cash Election Number”) and the maximum number of shares of Company Common Stock to be converted into the right to receive Stock Consideration in the Merger shall be equal to One Million Six Hundred Ninety-Seven Thousand and Two Hundred Thirteen (1,697,213), as may be increased (but not decreased) by Buyer in its sole discretion, if and only if holders of shares of Company Common Stock which have elected to receive cash is less than the Maximum Cash Election Number, upon written notice to Company at any time prior to the Closing (the “Maximum Stock Election Number”); provided, however, that in the event the number of shares of Company Common Stock issued and outstanding increases prior to the Effective Time due to the exercise of Company Stock Options, the Maximum Cash Election Number and Maximum Stock Election Number shall be increased accordingly, such that the ratio of the Maximum Cash Election Number and Maximum Stock Election Number is maintained.
2.3   Types of Election.   Subject to allocation and proration in accordance with the provisions of this Article II, each record holder of shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares) issued and outstanding immediately prior to the Election Deadline (as defined in Section 2.4) shall be entitled to elect to receive in respect of each such share of Company Common Stock held by such record holder Cash Consideration (a “Cash Election”) or Stock Consideration (a “Stock Election”). Shares of Company Common Stock in respect of which no Cash Election or Stock Election has been affirmatively made and not revoked shall be deemed to be shares of Company Common Stock in respect of which Stock Elections have been made (such shares of Company Common Stock, the “No Election Shares”). For purposes of this Agreement, (i) “Cash Election Shares” shall mean shares of Company Common Stock in respect of which Cash Elections have been made and (ii) “Stock Election Shares” shall mean the No Election Shares and shares of Company Common Stock in respect of which Stock Elections have been made, or deemed by Buyer in its reasonable discretion to have been made, pursuant to this Section 2.3.
2.4   Form of Election and Election Deadline.   Elections pursuant to Section 2.3 shall be made on a form, together with appropriate transmittal materials, to be provided by the Exchange Agent for that purpose to holders of record of shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares), in such form as shall be reasonably acceptable to Company and Buyer (a “Form of Election”). Not fewer than thirty (30) days prior to the anticipated Election Deadline or on such other date as Buyer and Company mutually agree in writing (the “Mailing Date”), Buyer shall cause to be mailed the Form of Election to holders of record of shares of Company Common Stock. Elections pursuant to Section 2.3 shall be made by transmitting to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 P.M. (Eastern Time) on the business day that is five (5) business days prior to the date of the Company Shareholder Meeting or such other date and time as Buyer may publicly announce with the consent of Company (the applicable date and times described in this clause (x), the “Election Deadline”) and (y) accompanied by such other customary documents as may reasonably be required by the Exchange Agent together with a duly completed Form of Election. Buyer and Company shall include the Election Deadline on the Form of Election. The Company shall use its reasonable best efforts to make a Form of Election (and, where applicable, appropriate transmittal materials) available to all individuals, partnerships, corporations, trusts, joint ventures, organizations, or other entities (each, a “Person”) who become holders of record of shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares) between the Mailing Date and the Election Deadline. Buyer shall determine, in its reasonable discretion, which discretion and authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election (and where applicable, appropriate transmittal materials) have been properly completed, signed and submitted or revoked. Any such reasonable determination of Buyer (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. A holder of shares of Company Common Stock that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Stock Election and any shares of Company Common Stock with respect to which the Exchange Agent does not receive a properly completed Form of Election during the period from the Mailing Date to the Election Deadline shall be deemed to be No Election Shares. None of Buyer, Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election.
2.5   Revocation or Change of Election.   An election may be revoked or changed by written notice received by the Exchange Agent prior to the Election Deadline. In the event an election is revoked, any Certificate(s) representing shares of Company Common Stock or Book-Entry Company Shares that have been submitted to the Exchange Agent in connection with an election that is revoked shall be returned without charge to the holder thereof if such holder requests in writing the return of such Certificate(s) or Book-Entry Company Shares. Upon any such revocation, unless a duly completed Form of Election is thereafter submitted prior to the Election Deadline in accordance with Section 2.3 and Section 2.4, such shares of Company Common Stock shall be No Election Shares. In the event that this Agreement is terminated in accordance with Article VIII and any Certificates representing shares of Company Common Stock or Book-Entry Company Shares have been transmitted to the Exchange Agent pursuant to the provisions of this Agreement, such Certificates representing shares of Company Common Stock or Book-Entry Company Shares shall promptly be returned without charge to the Person submitting the same.
2.6   Proration for Oversubscription of Cash Election.   In the event that the aggregate number of Cash Election Shares exceeds the Maximum Cash Election Number (subject to adjustment as set forth in Section 1.4(c) and Section 2.2), all Stock Election Shares shall be converted into the right to receive Stock Consideration, and all Cash Election Shares shall be converted into the right to receive:
(i)
an amount in cash (without interest) equal to the product of (x) the Cash Consideration and (y) a fraction (the “Cash Proration Fraction”), the numerator of which is the Maximum Cash Election Number (subject to adjustment as set forth in Section 1.4(c) and Section 2.2) and the denominator of which is the aggregate number of Cash Election Shares (with the resulting cash amount rounded down to the nearest cent); and

(ii)
a number of validly issued, fully paid and non-assessable shares of Buyer Common Stock equal to the product of (x) the Stock Consideration and (y) one minus the Cash Proration Fraction.

For the avoidance of doubt, in the circumstances in which this Section 2.6 is applicable, each record holder of Cash Election Shares shall, to the extent reasonably possible, receive the same proportion of Cash Consideration, and the same proportion of Stock Consideration, with respect to their aggregate Cash Election Shares as each other record holder of Cash Election Shares receives in respect of their aggregate Cash Election Shares pursuant to this Section 2.6, subject to adjustment for fractional shares of Buyer Common Stock pursuant to Section 2.8(f).
2.7   Proration for Oversubscription of Stock Election.   In the event that the aggregate number of Stock Election Shares exceeds the Maximum Stock Election Number (subject to adjustment as set forth in Section 1.4(c) and Section 2.2), all Cash Election Shares shall be converted into the right to receive Cash Consideration, and all Stock Election Shares shall be converted into the right to receive:
(i)
a number of validly issued, fully paid and non-assessable shares of Buyer Common Stock equal to the product of (x) the Stock Consideration and (y) a fraction (the “Stock Proration Fraction”), the numerator of which is the Maximum Stock Election Number (subject to adjustment as set forth in Section 1.4(c) and Section 2.2) and the denominator of which is the aggregate number of Stock Election Shares; and

(ii)
an amount in cash (without interest) equal to the product of (x) the Cash Consideration and (y) one minus the Stock Proration Fraction (with the resulting cash amount rounded down to the nearest cent).

For the avoidance of doubt, in the circumstances where this Section 2.7 is applicable, each record holder of Stock Election Shares shall, to the extent reasonably possible, receive the same proportion of Stock Consideration, and the same proportion of Cash Consideration, with respect to their aggregate Stock Election Shares as each other record holder of Stock Election Shares receives in respect of their aggregate Stock Election Shares pursuant to this Section 2.7, subject to adjustment for fractional shares of Buyer Common Stock pursuant to Section 2.8(f).
2.8   Delivery of Merger Consideration.
(a)   As soon as reasonably practicable after the Effective Time (and in any event within twenty (20) days thereafter), the Exchange Agent shall mail to each holder of an Old Certificate (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to each Old Certificate shall pass, only upon delivery of such Old Certificate (or an affidavit of loss in lieu of such Old Certificate) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Old Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.8(c). Buyer and the Exchange Agent shall be entitled to rely upon Company’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration, cash in lieu of any fractional share, and any dividends or distributions which the holder thereof shall have become entitled to receive on the Merger Consideration pursuant to Article II, in each case, without any interest thereon, represented thereby in escrow with an independent third party selected by Buyer and thereafter the Exchange Agent and Buyer shall each be relieved from any and all liability with respect to any claims thereto.
(b)   As soon as reasonably practicable after surrender to the Exchange Agent of its Old Certificate or Old Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Company Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.8(c), in respect of the shares of Company Common Stock represented by such holder’s Old Certificate or Old Certificates. Until so surrendered, each Old Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such Old Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to Section 2.8(c).
(c)   No dividends or other distributions with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of Buyer Common Stock represented thereby, in each case unless and until the surrender of such Old Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Buyer Common Stock represented by such Old Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Buyer Common Stock represented by such Old Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Buyer Common Stock issuable with respect to such Old Certificate.
(d)   If any certificates (including by book entry ownership) evidencing Buyer Common Stock are to be issued in a name other than that in which the Old Certificate evidencing Company Common Stock surrendered in exchange is registered, it shall be a condition of issuance that the Old Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange pay to the Exchange Agent or Buyer, as applicable, any transfer, recordation or similar Tax required by the issuance of a certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Old Certificate surrendered or otherwise demonstrate to the satisfaction of the Exchange Agent or Buyer, as applicable, that any such Tax has been paid or is not payable.
(e)   After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.
(f)   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Buyer Common Stock shall be issued upon the surrender of Old Certificates for exchange, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Cash Consideration by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to this Agreement.
(g)   Until the twelve (12) month anniversary of the Effective Time, Buyer shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at Buyer’s option, evidence of shares in book-entry form, representing the shares of Buyer Common Stock, sufficient to pay the aggregate Merger Consideration required pursuant to Article I, and (ii) the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock, each to be given to the holders of Company Common Stock in exchange for Old Certificates pursuant to Article I. Upon such twelve (12) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to Buyer. Any holder of Old Certificates who has not exchanged his or her Old Certificates for the Merger Consideration pursuant to Article I, and who has not submitted a letter of transmittal, if required, shall thereafter be entitled to look only to Buyer with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of the shares represented by an Old Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h)   If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact (an “Affidavit of Lost Certificate”) by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by Buyer the posting by such Person of a bond or other indemnity satisfactory to Buyer as indemnity against any claim that may be made against it with respect to such Old Certificate (an “Indemnity Bond”), the Exchange Agent will issue in exchange for such Affidavit of Lost Certificate, the Merger Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Article II.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as disclosed in the disclosure schedule delivered by Company to Buyer prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), provided, that (a) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Company hereby makes the following representations and warranties to Buyer, subject to the standards contained in the next sentence. No representation or warranty of Company contained in this Article III (other than the representations and warranties in (i) Sections 3.2 and 3.8, which shall be true and correct in all respects (except in the case of Section 3.2(a) for inaccuracies that are de minimis in amount) and (ii) Sections 3.1(b) (last sentence only), 3.3, 3.7 and 3.13, which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and Company shall not be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with Company’s representations or warranties contained in this Article III, has had or is reasonably likely to have a Material Adverse Effect (disregarding for such purposes and determination any materiality, Material Adverse Effect or knowledge qualification or exception contained in any representation or warranty) on Company (the “Company Warranty Standard”).
3.1
Corporate Organization.

(a)   Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to a Party, a material adverse effect on (i) the business, properties, results of operations or financial condition of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such Party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (as hereinafter defined), (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly permitted by this Agreement (including any effect on a Party’s relationships with its customers, vendors or employees) or that are taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a Party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; (F) the effects of the expenses incurred by Company or Buyer in negotiating, documenting, effecting, and consummating the transactions contemplated hereby or (G) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health events; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate); or (ii) the ability of such Party or its bank Subsidiary to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to a Party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such Party for financial reporting purposes. True and complete copies of the articles of incorporation of Company (the “Company Articles”) and the bylaws of Company (the “Company Bylaws”), each as in effect as of the date of this Agreement, have previously been made available by Company to Buyer.

(b)   Each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Company and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in this Agreement, there are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Company Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Company as of the date hereof. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and Federal Home Loan Bank of Chicago (the “FHLB”) and Federal Reserve Bank stock.
3.2
Capitalization.

(a)   The authorized capital stock of Company consists of Seven Million Five Hundred Thousand (7,500,000) shares of Company Common Stock. As of the date of this Agreement, there are Two Million Four Hundred Twenty-Four Thousand Five Hundred and Ninety (2,424,590) shares of Company Common Stock issued and outstanding, inclusive of Five Thousand Six Hundred and Twenty-Nine (5,629) shares subject to Company RSAs. Additionally, as of the date of this Agreement, there are One Hundred Sixty-Six Thousand Eight Hundred and Forty (166,840) Company Stock Options and One Hundred Eighty Thousand One Hundred (180,100) Company SARs issued and outstanding. There are no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, there are no (A) outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote or (B) trust preferred or subordinated debt securities of Company or any of its Subsidiaries or affiliates are issued or outstanding. Other than the Company Stock Options, Company RSAs and Company SARs granted prior to the date of this Agreement as of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock to which Company is a party. Other than the Company Stock Options, Company RSAs and Company SARs set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding on the date of this Agreement.
(b)   Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(c)   Company does not have a dividend reinvestment plan or any shareholders’ rights plan.
3.3
Authority; No Violation.

(a)   Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”).
(b)   Neither the execution and delivery of this Agreement by Company or the Plan of Bank Merger by Company Bank, nor the consummation of the Merger by Company or the Bank Merger by Company Bank, nor compliance by Company or Company Bank with any of the terms and provisions of this Agreement or the Plan of Bank Merger, will (i) assuming the approval of this Agreement by the affirmative vote of the holders of at least a majority of the total outstanding shares of Company Common Stock entitled to vote (the “Company Shareholder Approval”) is obtained, violate any provision of the Company Articles or Company Bylaws or the organization or governing documents of any Company Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except, in the case of clauses (x) and (y), for such violations, conflicts, breaches, or termination or cancelation rights which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.
3.4   Consents and Approvals.   Except as set forth on Section 3.4 of the Company Disclosure Schedule, and for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices; (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) under the Bank Merger Act and approval of such applications, filings and notices; the filing of applications, filings and notices, as applicable, with the Illinois Department of Financial and Professional Regulation (the “IDFPR”) as applicable, and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of Buyer’s shareholders, to the extent required, and of Company’s shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Buyer in connection with the transactions contemplated by this Agreement (the “Form S-4”) and declaration of effectiveness of the Form S-4, (v) the filing of the Articles of Merger with the Indiana Secretary of State and the Illinois Secretary of State and the filing of the Bank Merger Certificates,

(vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on the Nasdaq, and (vii) such filings and approvals as are required to be made or obtained with respect to Company Bank’s transfer agent line of business, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Company of this Agreement or (B) the consummation by Company of the Merger or the consummation by Company Bank of the Bank Merger. As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents set forth in this Section 3.4 will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.5   Reports.   Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2023 with (i) any federal or state regulatory authority, including the IDFPR, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) – (vi), collectively the “Regulatory Agencies”), including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2023.
3.6   Financial Statements, Accounting and Internal Controls.
(a)   The audited consolidated balance sheets (including related notes and schedules, if any) of Company and its Subsidiaries as of December 31, 2025 and 2024 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including the related notes and schedules, if any) of Company and its Subsidiaries for each of the two (2) years then ended, and the unaudited consolidated balance sheet, statement of income and changes in stockholders’ equity (including related notes and schedules, if any) of Company and its Subsidiaries for the six month period ended June 30, 2026 (collectively, the “Company Financial Statements”) have been previously made available to Buyer. The Company Financial Statements fairly present in all material respects the financial position and results of operations of Company and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the Company Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the lack of footnotes. The books and records of Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements in all material respects and reflect only actual transactions. Forvis Mazars, LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of

Company included in the Company Financial Statements for the fiscal year ended December 31, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2025, or in connection with this Agreement and the transactions contemplated hereby. The Company has properly accrued for all outstanding Company SARs pursuant to the terms of the award agreement documents governing each Company SAR.
(c)   Since January 1, 2023, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to the knowledge of Company, to any director or officer of Company.
(d)   The call reports of Company Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended June 30, 2024 through the Closing Date (the “Bank Call Reports”) have been (or will be) prepared in accordance in all material respects with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.
(e)   Neither Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the most recent audited balance sheet included in the Company Financial Statements, except for (i) liabilities incurred since December 31, 2025 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Company and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.
(f)   The allowance for credit losses on loans and leases of Company Bank as reflected in the Bank Call Report for the quarter ended June 30, 2026, was as of such date, and the amount thereof contained in the financial books and records of Company Bank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with Company Bank’s existing methodology for determining the adequacy of its allowance for credit losses on loan and lease as well as GAAP and applicable regulatory guidelines.
(g)   The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Company’s or its Subsidiaries’ system of internal accounting controls.
3.7   Broker’s Fees.   With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”), neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger. Company has disclosed to Buyer as of the date hereof the aggregate fees provided for in connection with the engagement by Company of Piper Sandler related to the Merger and the Bank Merger.
3.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2025, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b)   Since December 31, 2025, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
3.9
Legal Proceedings.

(a)   Except as set forth on Section 3.9(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of One Hundred Thousand Dollars ($100,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.
(b)   There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon or, to the knowledge of Company, threatened against Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).
3.10   Taxes and Tax Returns.
(a)   Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns (as defined in Section 3.10(e)) in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Except as set forth on Schedule 3.10(a) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All income and other material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any income or other material Tax that remains in effect. Neither Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any income or other material Taxes, and there are no pending or, to Company’s knowledge, threatened disputes, claims, audits, examinations or other proceedings regarding any income or other material Tax of Company and its Subsidiaries or the assets of Company and its Subsidiaries. Company has made available to Buyer true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries). Neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person or entity (other than Company or any of its Subsidiaries) under U.S. Department of the Treasury (“Treasury”) Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(b)   The unpaid Taxes of Company and its Subsidiaries (i) did not, as of the end of the most recent period covered by Company’s or any of its Subsidiaries’ call reports filed on or prior to the date hereof, exceed the reserve for Tax liability, other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income, set forth on the face of the financial statements included in such call reports, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and its Subsidiaries in filing Tax Returns. Since the end of the most recent period covered by such call reports, neither Company nor any of its Subsidiaries has incurred any material liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business. At no time during the past five (5) years has Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(c)   Neither Company nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121, or any corresponding or similar provision of state, local or foreign income Tax law, executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign income Tax law; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(d)   As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
(e)   As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11   Employees and Employee Benefit Plans.
(a)   Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” shall mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, long-term or annual incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Company, any Company Subsidiary, or any trade or business of Company or any of its Subsidiaries, whether or not incorporated, all of which together with Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries.
(b)   Company has previously made available to Buyer true and complete copies of each material Company Benefit Plan and related material documents, including, if applicable, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Company Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Company Benefit Plan, and (iv) the most recently prepared actuarial report for each Company Benefit Plan for each of the last two (2) years.
(c)   Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d)   Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Company may rely, with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(e)   No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.
(f)   None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(g)   Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(h)   All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Company.
(i)   There are no pending or, to the knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to a Company Benefit Plan or the assets of any of trust under any Company Benefit Plans which could reasonably be expected to result in any liability of Company or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.
(j)   None of Company and its Subsidiaries nor any Company ERISA Affiliate nor, to the knowledge of the Company, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), for which there is not an exemption or which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that Company or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(k)   Except as set forth in Section 3.11(k) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries maintains split dollar life insurance for the benefit of any current or former executive, employee, director or other service provider (the “Split Dollar Policies”). Company files include a true and complete copy of each Split Dollar Policy and the relevant releases for each person previously a beneficiary or owner of all or a portion of a split dollar policy previously maintained by Company or its Subsidiaries. Except as set forth in Section 3.11(k) of the Company Disclosure Schedule, no Split Dollar Policy provides for any additional rights, including vesting or limitations on termination of any such policy, in connection with a change in control or termination of service.

(l)   Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code. Neither Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle. No Company Benefit Plan provides for the gross-up, indemnification or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. Company has made available to Buyer copies of Section 280G calculations (whether or not final) with respect to applicable disqualified individual(s) in connection with the transactions contemplated hereby.
(m)   Company, each of its Subsidiaries and each applicable Company Benefit Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.
(n)   Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) and any awards and deferral elections thereunder are in documentary compliance with and have been maintained and operated in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.
(o)   There are no pending or, to Company’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes or other labor disputes against Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries and, to the knowledge of Company, there are no organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.
(p)   No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since January 1, 2023 against any individual in his or her capacity as an officer or employee of Company or any of its Subsidiaries. Since January 1, 2023, neither Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any officer or employee of Company or any of its Subsidiaries. There are no proceedings currently pending or, to the knowledge of Company, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as an officer or employee of Company or any of its Subsidiaries.
3.12   Shareholder Reports.   Company has previously made available to Buyer an accurate and complete copy of each (a) offering circular, report, annual report schedule and proxy statement furnished to shareholders since January 1, 2023 and prior to the date hereof by Company (the “Company Reports”) and (b) other communication mailed by Company to its shareholders since January 1, 2023 and prior to the date hereof, and no such Company Report, as of the date thereof (and, in the case of offering circulars and proxy statements, on the dates of distribution and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

3.13   Compliance with Applicable Law.   Company and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and to the knowledge of Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Company and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Company, or its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury. Company, on behalf of itself and its Subsidiaries, maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). Neither Company nor any of its Subsidiaries has experienced any Security Breach that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. There are no data security or other technological vulnerabilities with respect to information technology systems or networks of Company or its Subsidiaries that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company: (i) Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.14   Certain Contracts.
(a)   Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, receipt of Company Shareholder Approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Buyer or Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Company or any of its Subsidiaries or affiliates, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to engage in any line of business, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Company Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, the receipt of Company Shareholder Approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB or the Federal Reserve Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Company or its Subsidiaries, (ix) that involves the payment by Company or any of its Subsidiaries of more than $75,000 per annum or $125,000 in the aggregate (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Company or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Company or any of its Subsidiaries in connection with sale of loans or loan participations, (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.
(b)   To the knowledge of Company, (i) each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries has performed all material obligations required to be performed by it under each Company Contract, (iii) each counterparty to a Company Contract has performed all material obligations required to be performed by it under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Company or any of its Subsidiaries under any such Company Contract.
3.15   Agreements with Regulatory Agencies.   Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering

(x) issuing, initiating, ordering, or requesting any such Company Regulatory Agreement or (y) conducting an investigation into the business or operations of Company or any of its Subsidiaries.
3.16   Risk Management Instruments.   All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect. Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.17   Environmental Matters.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against Company or any of its Subsidiaries. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. Neither Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.
3.18   Investment Securities, Commodities and BOLI.
(a)   Each of Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.
(b)   Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Company has made available to Buyer the material terms of such policies, practices and procedures.
(c)   Section 3.18(c) of the Company Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of its BOLI. Company and its Subsidiaries have taken all actions necessary to comply with applicable law in all material respects in connection with the purchase and maintenance of BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Company Reports in accordance with GAAP. Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, all BOLI is owned solely by Company or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Company’s or its Subsidiaries’ BOLI. Neither Company nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.19   Real Property.   Company or a Company Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Company Reports as being owned by Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) except as set forth in Section 3.19(a) of the Company Disclosure Schedule, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against any Company Real Property.
3.20   Intellectual Property.   Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Company: (i) (A) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property and (B) no person has asserted in writing to Company that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Company or its Subsidiaries, and (iii) neither Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary, and Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.
3.21   Related Party Transactions.   As of the date hereof, except as set forth in Section 3.21 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company), on the other hand, of the type that would be required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been reported on a timely basis if Company was an SEC reporting company.
3.22   State Takeover Laws.   Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover”, “interested shareholder” law or similar provisions of the Company Articles or Company Bylaws (any of the foregoing, together with any similar provisions of law applicable to Company, “Takeover Statutes”) applicable to Company or any of its Subsidiaries.
3.23   Reorganization.   Company has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.24   Opinion of Financial Advisor.   Prior to the execution of this Agreement, the Board of Directors of Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Piper Sandler to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.25   Company Information.   The information relating to Company and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Buyer or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 (except for such portions thereof that relate only to Buyer or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder.
3.26   Loan Portfolio.
(a)   As of the date hereof, except as set forth in Section 3.26(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Company Subsidiary is a creditor of which the obligor was, over ninety days delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Company or any of its Subsidiaries, or to the knowledge of Company, any affiliate of any of the foregoing. Set forth in Section 3.26(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Company and its Subsidiaries that, as of the date hereof, were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Company or any of its Subsidiaries that, as of the date hereof, was classified as “Other Real Estate Owned” and the book value thereof.
(b)   To Company’s knowledge, each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)   Each outstanding Loan originated, administered and/or serviced by Company or any of its Subsidiaries was originated, administered and/or serviced, by Company or a Company Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)   Except as set forth in Section 3.26(d) of the Company Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.
(e)   Except as set forth in Section 3.26(e) of the Company Disclosure Schedule, there are no outstanding Loans made by Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)   Neither Company nor any of its Subsidiaries is now nor has it been since January 1, 2023, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
3.27   Insurance.   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.28   Information Security.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company, to the knowledge of Company, since January 1, 2023, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries.
3.29   No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.
(a)   No Company Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
(b)   Except as set forth on Section 3.29(b) of the Company Disclosure Schedule, no Company Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Company Subsidiary is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.
3.30   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by

Company in this Article III, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Company acknowledges and agrees that neither Buyer nor any other person has made or is making any express or implied representation or warranty to it other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Except (i) as disclosed in the disclosure schedule delivered by Buyer to Company prior to the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections; or (ii) as disclosed in any Buyer Reports (as defined in Section 4.10) filed with the SEC (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer hereby makes the following representations and warranties to Company, subject to the standards contained in the next sentence. No representation or warranty of Buyer contained in this Article IV (other than the representations and warranties in (i) Sections 4.2 and 4.8, which shall be true and correct in all respects (except in the case of Section 4.2(a) for inaccuracies that are de minimis in amount and in the case of Section 4.2(b) for Subsidiaries created or acquired after the date hereof) and (ii) Sections 4.1, 4.3, 4.7 and 4.11, which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with Buyer’s representations or warranties contained in this Article IV, has had or is reasonably likely to have a Material Adverse Effect (disregarding for such purposes and determination any materiality, Material Adverse Effect or knowledge qualification or exception contained in any representation or warranty) on Buyer (the “Buyer Warranty Standard”).
4.1   Corporate Organization.
(a)   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and is a bank or financial holding company duly registered under the BHC Act. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. True and complete copies of the articles of incorporation of Buyer (the “Buyer Articles”) and the bylaws of Buyer (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Buyer to Company.
(b)   Each Subsidiary of Buyer (a “Buyer Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Buyer and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Buyer Subsidiary to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of First

Financial Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Buyer Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Buyer as of the date hereof. Neither Buyer nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and FHLB and Federal Reserve Bank stock.
(c)   Buyer does not have a dividend reinvestment plan or any shareholders’ rights plan.
4.2   Capitalization.
(a)   The authorized capital stock of Buyer consists of 40,000,000 shares of Buyer Common Stock, $0.125 stated value per share. As of the date of this Agreement, there are (i) Sixteen Million Two Hundred and Six Thousand Eight Hundred and Four (16,206,804) shares of Buyer Common Stock issued and outstanding, inclusive of Thirty-Two Thousand Two Hundred and Sixty-Seven (32,267) shares of Buyer Common Stock granted in respect of outstanding awards of restricted Buyer Common Stock under the Buyer Equity Plans (as defined below) (the “Buyer Restricted Stock Awards”) and Fourteen Thousand Seven Hundred and Fifty (14,750) unallocated shares under Buyer’s employee stock ownership plan, (ii) Two Hundred Sixty-Eight Thousand Three Hundred and Thirty (268,330) shares of Buyer Common Stock reserved for issuance pursuant to future grants under the Buyer Equity Plans and (iv) no other shares of capital stock or other voting securities of Buyer issued, reserved for issuance or outstanding. As used herein, the “Buyer Equity Plans” means all employee and director equity incentive plans of Buyer in effect as of the date of this Agreement. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, there are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Buyer may vote or (B) trust preferred or subordinated debt securities of Buyer or any of its Subsidiaries or affiliates issued or outstanding. Other than Buyer Stock Options and Buyer Restricted Stock Awards granted prior to the date of this Agreement as of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Buyer Common Stock to which Buyer is a party. Other than the Buyer Stock Options and Buyer Restricted Stock Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Buyer or any of its Subsidiaries) are outstanding on the date of this Agreement.
(b)   Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Buyer Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to First Financial Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3   Authority; No Violation.
(a)   Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as enforceability may be limited by the Enforceability Exception). The Buyer Common Stock to be issued in the Merger has been validly authorized and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Buyer will have any preemptive right or similar rights in respect thereof.
(b)   Neither the execution and delivery of this Agreement by Buyer or the Plan of Bank Merger by First Financial Bank, nor the consummation of the Merger by Buyer or the Bank Merger by First Financial Bank, nor compliance by Buyer or First Financial Bank with any of the terms and provisions of this Agreement or the Plan of Bank Merger, will (i) violate any provision of the Buyer Articles or Buyer Bylaws or the organization or governing documents of any Buyer Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except in the case of clauses (x) and (y), for such violations, conflicts, breaches, or termination or cancellation rights which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.
4.4   Consents and Approvals.   Except for (i) the filings, notices, consents and approvals referred to in Section 3.4, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Buyer of this Agreement or (B) the consummation by Buyer of the Merger or the consummation by First Financial Bank of the Bank Merger. As of the date hereof, Buyer is not aware of any reason why the necessary regulatory approvals and consents set forth in Section 3.4 will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5   Reports.   Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2023 with any Regulatory Agency, including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Buyer and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries since January 1, 2023.
4.6   Financial Statements, Accounting and Internal Controls.
(a)   The financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in the Buyer Reports (including the related notes and schedules, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements in all material respects and reflect only actual transactions. Crowe LLP has not resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2026, or in connection with this Agreement and the transactions contemplated hereby.
(c)   Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated under such act and the Exchange Act, and (2) the applicable listing and corporate governance rules and regulations of Nasdaq. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Board of Directors of Buyer (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. Any disclosure under clause (ii) was made in writing and a copy of any such disclosure has previously been made available to Company. There is no reason to believe that Buyer’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)   Neither Buyer nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the most recent audited balance sheet included in the Buyer Financial Statements, except for (i) liabilities incurred since December 31, 2025 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.
(e)   Since January 1, 2023, (i) neither Buyer nor any of its Subsidiaries, nor, to the knowledge of Buyer, any director, officer, auditor, accountant or representative of Buyer or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to the knowledge of Buyer, to any director or officer of Buyer.
4.7   Broker’s Fees.   With the exception of the engagement of Raymond James & Associates, neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.

4.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2025, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.
(b)   Since December 31, 2025, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.9   Legal Proceedings.
(a)   Neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to Buyer’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of One Hundred Thousand Dollars ($100,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.
(b)   There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon or, to the knowledge of Buyer, threatened against Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).
4.10   Taxes and Tax Returns.   Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Buyer nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Buyer and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Buyer and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Buyer nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither Buyer nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Buyer and its Subsidiaries or the assets of Buyer and its Subsidiaries. Neither Buyer nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Buyer and its Subsidiaries). Neither Buyer nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer) or (B) has any liability for the Taxes of any person or entity (other than Buyer or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Buyer nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Buyer nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

4.11   Employees and Employee Benefit Plans.
(a)   As used in this Agreement, the term “Buyer Benefit Plans” means all stock option, stock purchase, restricted stock, long-term or annual incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Buyer, any of its Subsidiaries, or any trade or business of Buyer or any of its Subsidiaries, whether or not incorporated, all of which together with Buyer would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Buyer ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Buyer or any of its Subsidiaries or any Buyer ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Buyer or any of its Subsidiaries or any Buyer ERISA Affiliate.
(b)   Each Buyer Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Buyer nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Buyer Benefit Plan, and neither Buyer nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(c)   No Buyer Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.
(d)   There are no pending or, to the knowledge of Buyer, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Buyer’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Buyer Benefit Plan, any fiduciaries thereof with respect to their duties to a Buyer Benefit Plan or the assets of any trust under any Buyer Benefit Plan which could reasonably be expected to result in any liability of Buyer or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Buyer Benefit Plan, or any other party.
(e)   None of Buyer and its Subsidiaries nor any Buyer ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), for which there is not an exemption or which could subject any of the Buyer Benefit Plans or their related trusts, Buyer, any of its Subsidiaries, any Buyer ERISA Affiliate or any person that Buyer or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(f)   Buyer, each of its Subsidiaries and each applicable Buyer Benefit Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.
(g)   Each Buyer Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) and any awards and deferral elections thereunder are in documentary compliance with and have been maintained and operated in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.
(h)   There are no pending or, to Buyer’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Buyer or any of its Subsidiaries, or any strikes or other labor disputes against Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Buyer or any of its Subsidiaries and, to the knowledge of Buyer, there are no organizing efforts by any union or other group seeking to represent any employees of Buyer or any of its Subsidiaries.
(i)   No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since January 1, 2022 against any individual in his or her capacity as an officer or employee of

Buyer or any of its Subsidiaries. Since January 1, 2022, neither Buyer nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any officer or employee of Buyer or any of its Subsidiaries. There are no proceedings currently pending or, to the knowledge of Buyer, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as an officer or employee of Buyer or any of its Subsidiaries.
4.12   SEC Reports.   Buyer has previously made available to Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2023 and prior to the date hereof by Buyer pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “Buyer Reports”) and (b) communication mailed by Buyer to its shareholders since January 1, 2023 and prior to the date hereof, and no such Buyer Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2023, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), all Buyer Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Buyer Reports.
4.13   Compliance with Applicable Law.   Buyer and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, and to the knowledge of Buyer, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Buyer and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. First Financial Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Buyer, or its Subsidiaries, or to the knowledge of Buyer, any director, officer, employee, agent or other person acting on behalf of Buyer or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Buyer or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Buyer or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Buyer or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Buyer or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Buyer or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Buyer or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury. Buyer, on behalf of itself and its Subsidiaries, maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Buyer, neither Buyer nor any of its Subsidiaries has experienced any Security Breach that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Buyer. To the knowledge of Buyer, there are no data security or other technological vulnerabilities with respect to information technology systems or networks of Buyer or its Subsidiaries that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Buyer. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer: (i) Buyer and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Buyer, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
4.14   Agreements with Regulatory Agencies.   Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Buyer Disclosure Schedule, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering (x) issuing, initiating, ordering, or requesting any such Buyer Regulatory Agreement or (y) conducting an investigation into the business or operations of Buyer or any of its Subsidiaries.
4.15   Risk Management Instruments.   All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Buyer, any of its Subsidiaries or for the account of a customer of Buyer or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Buyer or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect. Buyer and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Buyer’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.16   State Takeover Laws.   Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Buyer has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, any Takeover Statutes applicable to Buyer or any of its Subsidiaries.
4.17   Reorganization.   Buyer has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18   Buyer Information.   The information relating to Buyer and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.19   Insurance.   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, (a) Buyer and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent and consistent with industry practice, and Buyer and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Buyer and its Subsidiaries, Buyer or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
4.20   Information Security.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Buyer, to the knowledge of Buyer, since January 1, 2023, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Buyer and its Subsidiaries.
4.21   No Shareholder Approval.   No vote or consent of any of the holders of Buyer Common Stock is required by applicable law or Nasdaq listing requirements for Buyer to enter into this Agreement and to consummate the Merger.
4.22   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Buyer in this Article IV, neither Buyer nor any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Buyer nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Buyer in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Buyer acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty to it other than those contained in Article III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Company Conduct of Businesses Prior to the Effective Time.   Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Buyer, during the period from the date of this Agreement to the Effective Time, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to materially adversely affect or materially delay the ability of Company or Buyer or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or any other required approval of a Governmental Entity, or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2   Company Forbearances.   Except as set forth set forth in Section 5.2 of the Company Disclosure Schedule or as required pursuant to this Agreement, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed with respect to subsections (g), (l), (m), (n) and (r)), to:
(a)   Capital Stock.   Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, rights, convertible securities or other arrangements or commitment to acquire any shares of the capital stock or other ownership interest, except pursuant to Company Stock Options and Company RSAs outstanding on the date hereof.
(b)   Other Securities.   Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.
(c)   Dividends, Etc.   (i) Except to the extent consistent with past practice regarding timing and amount, and in no event in an amount in excess of Twenty-Five Cents ($0.25) per share per calendar quarter, make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Company or to another wholly owned Subsidiary of Company); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing; provided for purposes of clause (ii), the acceptance, withholding or net settlement of shares of Company Common Stock in connection with the vesting, settlement or exercise of Company RSAs or Company Stock Options, and dividend equivalents thereon, in each case, in accordance with the applicable award agreements shall not be deemed a “redemption”. Notwithstanding the above, Company shall not declare or pay any dividend if the declaration or payment of such dividend would entitle shareholders of Company who have made or are deemed to have made a Stock Election pursuant to Section 2.3 to receive in the same calendar quarter a dividend on shares of its Company Common Stock and a dividend on the shares of its Buyer Common Stock received as Stock Consideration.
(d)   Compensation; Employment, Etc.   Except as otherwise provided pursuant to this Agreement or as set forth in Section 5.2(d) and Section 6.5(d) of the Company Disclosure Schedule, (i) enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or independent contractor of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) currently budgeted cash bonuses for calendar year 2026 (which Company may pay prior to Closing), (D) severance in accordance with past practice, (E) stay/retention bonus arrangements as provided in Section 5.2(d) of the Company Disclosure Schedule and (F) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than Fifty Thousand Dollars ($50,000) in the aggregate for employees and directors to attend conventions or similar meetings after the date hereof.
(e)   Benefit Plans.   Except as otherwise provided pursuant to this Agreement, enter into, establish, adopt, modify, amend, renew, or terminate any Company Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.
(f)   Dispositions.   Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.
(g)   Leases or Licenses.   Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or

Intellectual Property other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property.
(h)   Acquisitions and Investments.   Acquire (other than by way of foreclosures in accordance with Section 5.2(n) or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity, or otherwise make any investment (by purchase, contribution or otherwise) in any person or the property, deposits or assets of any person, other than a Company Subsidiary.
(i)   Loans, Loan Participations and Servicing Rights.   Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving Buyer or First Financial Bank a first right of refusal to acquire such Loan or participation); or sell or acquire any servicing rights.
(j)   Governing Documents.   Amend its organizational documents (or similar governing documents).
(k)   Accounting Methods.   Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or at the direction of a Regulatory Agency.
(l)   Contracts.   Enter into or terminate any Company Contract or amend or modify in any material respect or renew any existing Company Contract.
(m)   Claims.   Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Company and its Subsidiaries, taken as a whole.
(n)   Foreclose.   Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Company nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.
(o)   Deposit Taking and Other Bank Activities.   In the case of Company Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.
(p)   Investment Securities.   (i) Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account that is not in accordance with Company’s investment policy; (ii) enter into or acquire any derivatives contract or structured note; or (iii) enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.
(q)   Capital Expenditures.   Purchase or lease any fixed assets where the amount paid or committed thereof is in excess of One Hundred Thousand Dollars ($100,000) individually or Two Hundred Thousand Dollars ($200,000) in the aggregate, except for emergency repairs or replacements.
(r)   Lending.   (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or fail to comply with its policies in effect as of the date of this Agreement; or (ii) make any Loans or extensions of credit except in the ordinary course of business consistent with past practice and Company Bank’s existing lending policies as of the date of this Agreement that have been previously made available to Buyer, provided that any unsecured Loan or extension of credit in excess of Two Hundred Fifty Thousand Dollars ($250,000) and any secured Loan or extension of credit in excess of One Million Dollars ($1,000,000) shall require the prior written approval of the Chief Credit Officer of First Financial Bank or his designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual. For the avoidance of doubt, Buyer’s prior written consent shall be deemed to have been given if no response is received in writing from the Chief Credit Officer of First Financial Bank or his designee in writing within two (2) business days after the Loan package is delivered to such individual.
(s)   Joint Ventures and Real Estate Development Operations.   Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.
(t)   Adverse Actions.   Take any action or knowingly fail to take any action that is intended or is reasonably likely to result in (i) the Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(u)   Risk Management.   (i) Implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(v)   Indebtedness and Guaranties.   Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one (1) year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).
(w)   Liens.   Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB or the Federal Reserve Bank and transactions in “federal funds”).
(x)   Charitable Contributions.   Make or pledge to make any charitable or similar contributions, except in amounts not to exceed Ten Thousand Dollars ($10,000) individually, and One Hundred Thousand Dollars ($100,000) in the aggregate.
(y)   New Lines of Business.   Develop, market or implement any new line of business.
(z)   Tax Matters.   Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.
(aa)   Performance of Obligations.   Take any action that is likely to materially impair Company’s ability to perform any of its obligations under this Agreement or Company Bank’s ability to perform any of its obligations under the Plan of Bank Merger.
(bb)   Commitments.   Agree or commit to do any of the foregoing.
5.3   Buyer Conduct of Business Prior to the Effective Time.   Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Company, during the period from the date of this Agreement to the Effective Time, Buyer shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to materially adversely affect or materially delay the ability of Company or Buyer or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or any other required approval of a Governmental Entity, or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.4   Buyer Forbearances.   Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Company during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to:
(a)   Capital Stock.   Amend its articles of incorporation or bylaws, or otherwise alter the rights, preferences and obligations of the Buyer Common Stock (including through stock splits or reclassifications) in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock.
(b)   Adverse Actions.   Take any action or knowingly fail to take any action that is intended or is reasonably likely to result in (i) the Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of Buyer’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(c)   Acquisitions and Investments.   Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity, or otherwise make any investment (by purchase, contribution or otherwise) in any person or the property, deposits or assets of any person, other than a Buyer Subsidiary.
(d)   Accounting Methods.   Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or at the direction of a Regulatory Agency.
(e)   Performance Obligations.   Take any action that is likely to materially impair Buyer’s ability to perform any of its obligations under this Agreement or First Financial Bank to perform any of its obligations under the Plan of Bank Merger.
(f)   Risk Management.   (i) Implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(g)   Commitments.   Agree or commit to do any of the foregoing.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   As promptly as practicable following the date of this Agreement, but in no event more than forty-five (45) days following the date of this Agreement, Buyer shall prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Buyer and Company, will be included. Buyer shall provide Company and its counsel with appropriate opportunity to review and comment on the Form S-4 and the Proxy Statement prior to the time they are initially filed with the SEC or any amendments that are filed with the SEC. Each of Buyer and Company shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Company and Buyer shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. As promptly as practicable following the Form S-4 being declared effective by the SEC, Company shall thereafter mail or deliver the Proxy Statement to its shareholders and Buyer shall mail or deliver the Proxy Statement to the holders of Buyer Common Stock. Buyer shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Company

Shareholder Meeting (as defined in Section 6.3) there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement or the Form S-4, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable law) and mail to shareholders of the Company and to shareholders of Buyer, an amendment or supplement. Each of Company and Buyer shall correct any information provided by it for use in the Form S-4 or the Proxy Statement as promptly as reasonably practicable if and to the extent such information is discovered to contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)   In addition to their obligations pursuant to Section 6.1(a), Company and Buyer shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign laws and regulations promulgated thereunder and provide each other with copies of any such filings. Buyer and Company shall advise the other Party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Company and Buyer, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)   Subject to the terms and conditions set forth in this Agreement, Buyer and Company shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Company (in the case of Buyer) or Buyer (in the case of Company) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under the HSR Act or other antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Buyer shall, and shall cause First Financial Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the Federal Reserve Board, the OCC, the IDFPR, if applicable, and under the HSR Act, if applicable, within forty-five (45) days after the date hereof. Company and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Company or Buyer, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(d)   Each of Buyer and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Company or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)   Each of Buyer and Company shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity, the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).
6.2   Access to Information and Current Information.
(a)   Upon reasonable notice and subject to applicable law and regulation, each of Buyer and Company, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other Party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Buyer and Company shall, and shall cause its respective Subsidiaries to, make available to the other Party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws which is generally not available on the SEC’s EDGAR internet database, and (ii) all other information concerning its business, properties and personnel as such Party may reasonably request. Neither Buyer nor Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the Party in possession or control of such information, is otherwise related to discussions of this Agreement and/or the transactions contemplated hereby, or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Company shall permit, and shall cause its Subsidiaries to permit, Buyer and/or an environmental consulting firm selected by Buyer, at the sole expense of Buyer, to conduct such phase I and/or phase II environmental audits, studies and tests as Buyer shall deem appropriate on real property currently owned, leased or operated by Company or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Buyer’s sole expense), Buyer shall indemnify Company and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition immediately prior to conduction of any subsurface or phase II site assessment on behalf of Buyer.
(c)   Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Company shall, upon the request of Buyer, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Buyer regarding the financial condition, operations and business of Company and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as practicable after the end of each month, Company will deliver to Buyer in electronic form (i) the monthly deposit and loan trial balances of Company Bank, (ii) the monthly analysis of Company Bank’s investment portfolio, (iii) monthly balance sheet and income statement of Company and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.26(a) of the Company Disclosure Schedule for the then-current period.

(d)   During the period from the date hereof to the Effective Time, Company shall provide Buyer with board packages and notices of Company’s Board of Directors meetings simultaneously with the submission of such materials to members of Company’s Board of Directors; provided however, that the board packages and notices provided to Buyer may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to Buyer would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that would jeopardize the attorney-client privilege of the Company or its Subsidiaries.
(e)   All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of March 16, 2026 (the “Confidentiality Agreement”).
(f)   No investigation by a Party hereto or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.
6.3   Shareholder Meeting.
(a)   Company shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Illinois, the Company Articles and the Company Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Company Shareholder Meeting”) for the purpose of seeking the Company Shareholder Approval as soon as reasonably practicable following the date the Form S-4 is declared effective under the Securities Act and (B) use reasonable best efforts to convene the Company Shareholder Meeting to take place on a date that is within forty-five (45) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable best efforts to (x) cause the Company Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Company Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the unanimous recommendation of its Board of Directors that the Company shareholders approve this Agreement and the Merger (the “Company Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Company shall not be required to hold the Company Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Company Shareholder Meeting.
(b)   Unless there has been a Company Change of Recommendation, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s shareholders, Buyer’s shareholders or any other Person to prevent the Company Shareholder Approval from being obtained.
6.4   Reservation of Shares and Nasdaq Listing.
(a)   Effective upon the date of this Agreement, Buyer shall reserve for issuance a sufficient number of shares of Buyer Common Stock for the purpose of issuing shares of Buyer Common Stock in the Merger.
(b)   Prior to the Effective Time, Buyer shall cause the shares of Buyer Common Stock to be issued to the holders of Company Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance.
(c)   Prior to the Closing Date, Company shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the Over-the-Counter Market to enable the removal of the quotation by the Surviving Company of Company Common Stock from the Over-the-Counter Market as promptly as practicable after the Effective Time.
6.5   Employee Matters.
(a)   Following the Effective Time, Buyer shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Company and its Subsidiaries on the Closing Date and who are retained by Buyer or any of its Subsidiaries immediately following the Effective Time (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Buyer or its Subsidiaries (other than Company and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Buyer or its Subsidiaries; and (ii) until such time as Buyer shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Buyer or its Subsidiaries (other than Company and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans and compensation opportunities of Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Buyer Benefit Plans may commence at different times with respect to each Buyer Benefit Plan).
(b)   To the extent that a Covered Employee becomes eligible to participate in a Buyer Benefit Plan, Buyer shall cause such Buyer Benefit Plan to (i) recognize full-time years of prior service from the date of most recent hire of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation and vesting, but not benefit accruals; and (ii) with respect to any Buyer Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Buyer or its applicable Subsidiary shall use its commercially reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods under such Buyer or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time. Notwithstanding anything to the contrary herein, each Covered Employee shall be eligible to participate in any employee stock ownership plan of the Buyer or its applicable Affiliate (“Buyer ESOP”), effective as of the Closing Date. Buyer will cause such Buyer ESOP to recognize full-time years of prior service from the date of most recent hire of such Covered Employee with Company or its Subsidiaries for all purposes, including, but not limited to, eligibility, participation and vesting.
(c)   Prior to the Effective Time, Company shall take, and shall cause its Subsidiaries to take, all actions requested by Buyer (provided the request is made at least thirty (30) days prior to the Effective Time) that may be necessary or appropriate to (i) cause one or more Company Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Company Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Company Benefit Plan for such period as may be requested by Buyer, or (iv) facilitate the merger of any Company Benefit Plan into any employee benefit plan maintained by Buyer or a Buyer Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Buyer’s reasonable prior review and approval, which shall not be unreasonably withheld.
(d)   The agreements set forth on Section 6.5(d)(i) of the Company Disclosure Schedule provide for payments in connection with a termination in connection with a change in control pursuant to their terms (“Change in Control Payments”). Prior to the Closing, Buyer, First Financial Bank, Company and Company Bank shall enter into a Settlement and Release Agreement with each of the individuals set forth on Section 6.5(d)(ii) of the Company Disclosure Schedule, in a form to be mutually agreed upon by Company, Buyer and the relevant individual, providing for the payment of such individual’s Change in Control Payment at or as soon as administratively reasonable following Closing.
(e)   Buyer agrees to pay, or shall instruct its applicable Subsidiary to pay, to each Company or Company Subsidiary employee that is not covered by a written severance agreement and is terminated by Buyer or any of its Subsidiaries, without cause, within six (6) months following the Effective Time, or who is not offered a comparable position with Buyer within Twenty Five (25) miles of such employee’s existing work location and terminates employment prior to the Effective Time, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service with Company or a Company Subsidiary (without duplication) from the date of last hire; provided, however, that the minimum severance payment shall equal not less than four (4) weeks of his or her base salary and the maximum severance payment shall not exceed twenty-six (26) weeks of his or her base salary; and provided further, that such employee enters into a release of claims in a form reasonably satisfactory to Buyer.

(f)   Nothing in this Section 6.5 shall be construed to limit the right of Buyer or any of its Subsidiaries (including, following the Closing Date, any Company Subsidiary) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require Buyer or any of its Subsidiaries (including, following the Closing Date, any Company Subsidiary) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.
(g)   Unless paid by Company prior to Closing, Buyer will pay discretionary bonuses to Company Bank employees earned during 2026 consistent with Company Bank past practices.
6.6   Officers’ and Directors’ Insurance; Indemnification.
(a)   Buyer shall purchase officers’ and directors’ liability insurance tail coverage covering the persons who are presently covered by Company’s current officers’ and directors’ liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time for a period of up to six (6) years following the Effective Time, on terms which are at least substantially equivalent to the terms of said current policy, provided that it shall not be required to expend more than an amount equal to Two Hundred Percent (200%) of the annual premium most recently paid by Company (the “Insurance Amount”) to maintain or procure officers’ and directors’ liability insurance coverage, and further provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 6.6(a), Buyer shall use commercially reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. Buyer shall cause such policy to be maintained in full force and effect, for its full term, and shall cause all obligations thereunder to be honored by the Surviving Company and no other party shall have any further obligation to purchase or pay for insurance hereunder. The officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to Buyer’s insurance carrier for the purpose of obtaining such insurance.
(b)   For a period of six (6) years following the Effective Time, Buyer shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Company (each, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Company Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Company if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Company Articles or Company Bylaws to the extent permitted by applicable law including 12 USC 1828(k) and the regulations thereunder and Regulatory Agencies.
(c)   In connection with the indemnification provided pursuant to Section 6.6(b), Buyer and/or a Buyer Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each such indemnified person to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such indemnified person or multiple indemnified persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Buyer and (ii) will cooperate in the defense of any such matter.
(d)   This Section 6.6 shall survive the Effective Time, is intended to benefit each Company Indemnified Party (each of whom shall be entitled to enforce this Section against Buyer), and shall be binding on all successors and assigns of Buyer.

(e)   In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 6.6.
6.7   No Solicitation.
(a)   Company agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, and employees (the “Company Individuals”) not to, and will use its commercially reasonable efforts to cause Company and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Company Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“Company Confidential Information”) to, or have any discussions with, any person relating to, any Acquisition Proposal (as defined below). Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Buyer with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)   Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to the Company Shareholder Meeting, in the event Company receives an unsolicited Acquisition Proposal and the Board of Directors of Company determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Company may, and may permit its Subsidiaries and the Company Individuals and the Company Representatives to, (i) contact the person or group of persons making such Acquisition Proposal solely to clarify the terms and conditions thereof so as to determine, or assist the Board of Directors of Company in determining, whether such Acquisition Proposal constitutes, or would be reasonably expected to lead to, a Superior Proposal, (ii) use commercially reasonable efforts to negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Company than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (iii) furnish or cause to be furnished Company Confidential Information to the person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iv) negotiate and participate in such negotiations or discussions with the person making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Company determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be likely to result in a violation of its fiduciary duties under applicable law.
(c)   The Board of Directors of Company shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Buyer, the Company Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Buyer, or fail to maintain or at the request of Buyer to reaffirm (including at the Company Shareholder Meeting), the Company Board Recommendation (any such action, a “Company Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Company (including any committee thereof) may, at any time prior to the Company Shareholder Meeting, effect a Company Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Company determines in good faith (after consultation with Company’s outside legal counsel and its financial advisor) constitutes a Superior Proposal; provided, however, that the Board of Directors of Company may not make a Company Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Buyer at least four (4) business days, following Buyer’s initial receipt of written notice that the Board of Directors of Company has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Buyer, the Board of Directors of Company determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d)   Company will promptly (and in any event within two (2) business days) advise Buyer in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Buyer apprised of any related material developments, discussions and negotiations (including the material terms and conditions, whether written or oral, of the Acquisition Proposal) on a timely and current basis.
(e)   As used in this Agreement, the following terms have the meanings set forth below:
“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Company or Company Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Company or Company Bank, other than the transactions contemplated by this Agreement.
“Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of Company concludes in good faith to be materially more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors; (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein; and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.
6.8   Notification of Certain Matters.   Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of Company and Buyer shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.
6.9   Correction of Information.   Each of Company and Buyer shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.
6.10   System Integration.   From and after the date hereof, Company shall cause Company Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Company Bank’s data processing consultants and software providers to, cooperate and assist Company Bank and First Financial Bank (including its consultants and software providers) in connection with the planned electronic and systematic conversion of all applicable data of Company Bank to the First Financial Bank system to occur after the Effective Time, including the training of Company Bank employees without undue disruption to Company Bank’s business, during normal business hours and at the expense of Buyer or First Financial Bank (not to include Company Bank’s employee payroll).
6.11   Coordination; Integration.
(a)   Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Company shall cause the Chief Executive Officer and Chief Financial Officer of Company Bank to assist and confer with the officers of First Financial Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of First Financial Bank, as the Surviving Bank in the Bank Merger.
(b)   Company and Company Bank shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with First Financial Bank following consummation of the Bank Merger.
(c)   Upon Buyer’s reasonable request and consistent with GAAP, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer and (ii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes, or accruals of the type described in this Section 6.12(c) need be made prior to the satisfaction of the conditions set forth in Section 7.1(a) and Section 7.1(e).
(d)   Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and First Financial Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act; provided, however, that no changes need be made prior to the satisfaction of the conditions set forth in Section 7.1(a) and Section 7.1(e).
(e)   No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 6.12 shall constitute or be deemed to be a breach or violation of, or failure to satisfy, any representation, warranty, covenant, agreement, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.
6.12   Non-Control.   Nothing contained in this Agreement shall give, or is intended to give, Buyer, directly or indirectly, the right to control or direct the operations of Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.13   MidCo Merger.   Prior to the Effective Time, Company shall take all actions necessary, including the filing of any required applications, notices or other filings with the Federal Reserve Board, to consummate the MidCo Merger, with the MidCo Merger becoming effective immediately prior to the Effective Time.
6.14   Tax Reporting.   Each party hereto shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code on all applicable Tax Returns, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
6.15   Payment of Indebtedness.   Prior to Closing, Company shall pay, satisfy, discharge, release and terminate in full all of the liabilities and other obligations to be performed by Company or its Subsidiaries, as applicable, under the applicable definitive documents governing the indebtedness and other instruments related thereto set forth on Section 3.14(a)(vii) of the Company Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, and shall provide evidence of such payment, satisfaction, discharge, release and termination to Buyer.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligations.   The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Company and Buyer, at or prior to the Effective Time, of the following conditions:

(a)   Shareholder Approval.   The Company Shareholder Approval shall have been obtained.
(b)   Nasdaq Listing.   The shares of common stock of Buyer that shall be issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.
(c)   Form S-4.   The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.
(e)   Regulatory Approvals.   All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by Buyer (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).
7.2   Conditions to Obligations of Buyer.   The obligation of Buyer to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Buyer, at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made anew on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), subject to the Company Warranty Standard; and Buyer shall have received a certificate signed on behalf of Company by the Chief Executive Officer of Company or the Chief Financial Officer of Company to such effect.
(b)   Performance of Obligations of Company.   Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Buyer shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.
(c)   Third Party Consents.   The Company shall have used its commercially reasonable efforts to obtain all of the third party consents and approvals set forth on Section 3.3 of the Company Disclosure Schedule, and such consents and approvals received shall be in full force and effect.
(d)   Opinion of Tax Counsel.   Buyer shall have received an opinion from Levenfeld Pearlstein, LLC, special counsel to Buyer, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinion shall be based on customary assumptions and supported by one or more fact certificates or representation letters from Buyer and Company in such form and content as may be reasonably requested by counsel to Buyer and Company.
(e)   No Material Change.   No Material Adverse Effect to the Company or its Subsidiaries shall have occurred or is reasonably likely to occur from the date hereof.
(f)   Section 280G Compliance Certificate.   The Company shall have delivered to Buyer a certificate executed by the Company’s chief executive officer and chief financial officer, dated as of the Effective Time, in form and substance satisfactory to Buyer, certifying that (i) the Company has conducted a comprehensive analysis of all payments that may be made to any “disqualified individual” (as defined in Section 280G of the Code) in connection with the transactions contemplated hereby, and (ii) no such payments will constitute “excess parachute payments” within the meaning of Section 280G of the Code.

7.3   Conditions to Obligations of Company.   The obligation of Company to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, waiver by Company, at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made anew on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), subject to the Buyer Warranty Standard; and Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer or the Chief Financial Officer of Buyer to such effect.
(b)   Performance of Obligations of Buyer.   Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.
(c)   Opinion of Tax Counsel.   Company shall have received an opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP, special counsel to Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinion shall be based on customary assumptions and supported by one or more fact certificates or representation letters from Buyer and Company in such form and content as may be reasonably requested by counsel to Buyer and Company.
(d)   No Material Change.   No Material Adverse Effect to Buyer or its Subsidiaries shall have occurred or is reasonably likely to occur from the date hereof.
(e)   Certificate of Non-USRPHC Status and IRS Notice.   Company shall deliver to Buyer, in form and substance reasonably satisfactory to Buyer, a certificate of non-U.S. real property holding corporation status, dated as of the Closing Date and prepared in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with the notice to the IRS required under Treasury Regulations Section 1.897-2(h). Company hereby authorizes Buyer to file such notice with the IRS following the Closing.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the Board of Directors of a Party, as follows:
(a)   by the written mutual consent of Company and Buyer;
(b)   by either Company or Buyer, if: (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable; (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; or (iii) any application, filing or notice for a Requisite Regulatory Approval has been permanently withdrawn at the request or recommendation of the applicable Governmental Entity or has been withdrawn and has not been resubmitted to such Governmental Entity within thirty (30) days thereafter, in each case unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c)   by either Company or Buyer, if the Merger shall not have been consummated on or before the Outside Date. “Outside Date” shall mean March 31, 2027 or such later date as may be agreed to in writing by the Parties, subject to the right of any Party to extend the Outside Date for up to an additional 60 days (in

30-day increments) if any Requisite Regulatory Approval has not been obtained and has not been denied by a non-appealable decision of a Governmental Entity by giving written notice to the other Party to such effect no later than 5:00 p.m. (Indianapolis time) on the date that is not less than two (2) business days prior to the original Outside Date (and any subsequent Outside Date); provided that notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to obtain any of the Requisite Regulatory Approvals is primarily the result of such Party’s failure to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time; and provided further, that if the SEC has not declared the Registration Statement effective on or prior to March 31, 2027, the Outside Date shall be automatically extended to May 31, 2027.
(d)   by either Company or Buyer (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Buyer, or Buyer, in the case of a termination by Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;
(e)   by Buyer if (A) the Board of Directors of Company shall have failed to make the Company Board recommendation or the Board of Directors of Company or any committee thereof shall have made a Company Change in Recommendation or (B) Company shall have materially breached any of the provisions set forth in Section 6.8;
(f)   by Company prior to the Company Shareholder Meeting in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Company has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a); or
(g)   by either Company or Buyer if the provisions of Section 8.1(e) are not applicable and the shareholders of Company fail to provide the Company Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.
The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), or (g) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2   Effect of Termination.   In the event of termination of this Agreement by either Company or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4 and 9.8 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating Party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3   Fees and Expenses.   Except as set forth in this Agreement, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.
8.4   Termination Fee.
(a)   If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Company shall immediately following such termination pay Buyer an amount equal to Four Million Four Hundred Thousand Dollars ($4,400,000.00) (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), Company shall, simultaneously with such termination and as a condition thereof, pay Buyer the Termination Fee, in each case in same-day funds.

(b)   If this Agreement is terminated by either Party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal (which has not been withdrawn at least two (2) business days prior to the Company Shareholder Meeting), then if within one (1) year of such termination Company or Company Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Company shall immediately pay Buyer the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.
(c)   The payment of the Termination Fee shall fully discharge Company from any and all liability under this Agreement and related to the transactions contemplated herein, and Buyer shall not be entitled to any other relief or remedy against Company. If the Termination Fee is not payable, Buyer may pursue any and all remedies available to it against Company on account of a willful and material breach by Company of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(i)(B), Buyer shall have the right to pursue any and all remedies available to it against Company on account of the willful and material breach by Company of Section 6.8 in lieu of accepting the Termination Fee under Section 8.4(a). Company may pursue any and all remedies available to it against Buyer on account of a willful and material breach by Buyer of any of the provisions of this Agreement.
8.5   Amendment.   This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further shareholder approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6   Extension; Waiver.   At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
9.1   Closing.   On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m. and shall take place on a date no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).
9.2   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the person to receive such notice:

if to Buyer, to:
First Financial Corporation
One First Financial Plaza
Terre Haute, Indiana 47807
Attn: Norman D. Lowery, President and CEO
Email:LoweryND@first-online.com
with a copy to:
Amundsen Davis LLC
201 North Illinois Street, Suite 1400
Capital Center, South Tower
Indianapolis, Indiana 46204
Attention: John W. Tanselle
Email: jtanselle@amundsendavislaw.com
if to Company, to:
First Illinois Corporation
225 N. Water Street
Decatur, Illinois 62523
Attn: Anthony G. Nestler, President
Email:Anthony.Nestler@HickoryPointBank.com
with a copy to:
Barak Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street
Suite 3900
Chicago, Illinois 60606
Attn: Joseph T. Ceithaml
Email: Joseph.Ceithaml@bfkn.com
9.4   Interpretation.   The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company or its Subsidiaries listed on Section 9.4 of the Company Disclosure Schedule, and the “knowledge” of Buyer means the actual knowledge of any of the officers of Buyer listed on Section 9.4 of the Buyer Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Indiana are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one Party or its representatives to the other Party or its representatives prior to the date hereof, (ii) included in the virtual data room of a Party prior to the date hereof or (iii) filed by a Party with the SEC and publicly available on EDGAR prior to the date hereof, and (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Company Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. No representation, warranty, covenant or other agreement or provision contained in this Agreement shall be deemed to contemplate or require the disclosure of “confidential supervisory information,” as such term is defined in the regulations of any applicable Governmental Authority.
9.5   Counterparts.   This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.6   Entire Agreement.   This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7   Governing Law.   This Agreement shall be governed and construed in accordance with the laws of the State of Indiana applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.
9.8   Publicity.   Buyer and Company agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Buyer and Company. Thereafter, Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules and regulations of Nasdaq or other self-regulatory agency, as applicable. Without limiting the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the Merger as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer, to the extent practicable, regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the Merger or Bank Merger.
9.9   Assignment; Third Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10   Specific Performance; Time of the Essence.   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.
9.11   Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
Signature Page Follows

Buyer and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
FIRST FINANCIAL CORPORATION
/s/ NORMAN D. LOWERY

Norman D. Lowery
President and Chief Executive Officer
FIRST ILLINOIS CORPORATION
/s/ ANTHONY G. NESTLER

Anthony G. Nestler
President
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Form of Voting Agreement

Voting Agreement
August 26, 2026
First Financial Corporation
One First Financial Plaza
Terre Haute, Indiana 47807
Attention: Norman D. Lowery, Chief Executive Officer
Dear Ladies and Gentlemen:
Each of the undersigned (each, a “Shareholder”) owns shares, either of record or beneficially, of the common stock of First Illinois Corporation, Decatur, Illinois (the “Company”). Each Shareholder understands that First Financial Corporation, Terre Haute, Indiana (“you” or “FFC”), and the Company are simultaneously herewith entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of even date herewith, providing for, among other things, the merger of the Company with and into FFC (the “Merger”), in which the outstanding shares of common stock of the Company will be exchanged for FFC common stock or cash, all as set forth in the Merger Agreement.
FFC and the Company are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless the undersigned Shareholders enter into this Voting Agreement. Each Shareholder is entering into this Voting Agreement to induce FFC to simultaneously enter into the Merger Agreement and to consummate the Merger.
Each Shareholder confirms his agreement, severally and not jointly, with FFC as follows:
1.   This Voting Agreement shall not apply to those shares of the Company common stock, if any (the “Excluded Shares”), that the Shareholder (i) may exercise voting or investment power as a fiduciary for others or (ii) as to which the Shareholder does not have, directly or indirectly, sole voting power. The Shareholder represents and warrants that the Shareholder is the record or beneficial owner of that number of shares of common stock, excluding Excluded Shares, of the Company which is set forth opposite the Shareholder’s signature on this Voting Agreement (the “Shares”).
2.   The Shareholder agrees that he will not, and will not permit any company, trust or other entity controlled by the Shareholder to, contract to sell, sell or otherwise transfer or dispose of any of the Shares, other than pursuant to (i) a transfer where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to FFC, (ii) a transfer by will or operation of law, (iii) a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to abide by the terms of this Voting Agreement, (iv) a transfer to satisfy any tax liability incurred by the Shareholder in respect of vesting, exercise or settlement of Company equity awards held by the Shareholder, where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to FFC or (v) a transfer made with the prior written consent of FFC (which consent shall not be unreasonably withheld, delayed or conditioned).
3.   Except as provided in Section 2 of this Voting Agreement, the Shareholder agrees to vote (or cause to be voted) all of his Shares in favor of the Merger Agreement at any meeting of shareholders of the Company called to consider and vote on the Merger Agreement.
4.   The Shareholder represents and warrants to FFC that (i) the Shareholder has full legal capacity, power and authority to enter into and perform this Voting Agreement, and (ii) this Voting Agreement is the legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
5.   This Voting Agreement shall automatically terminate upon the first to occur of (i) termination of the Merger Agreement in accordance with its terms; (ii) the approval of the transactions contemplated by the Merger Agreement by the Company’s shareholders; or (iii) mutual agreement in writing of the parties hereto providing for the termination hereof.

6.   This Voting Agreement may be amended, modified or supplemented at any time by mutual agreement in writing of the parties hereto.
7.   This Voting Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.
8.   The parties agree that, if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.
9.   This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
10.   The validity, construction, enforcement and effect of this Voting Agreement shall be governed by the laws of the State of Indiana.
11.   This Voting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors. This Voting Agreement shall survive the death or incapacity of the Shareholder.
12.   Nothing in this Voting Agreement shall be construed to give FFC any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in FFC any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and FFC shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein. It is the intent of the parties to this Voting Agreement that FFC, by reason of this Voting Agreement, shall not be deemed (until consummation of the Merger) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.
13.   The Shareholder agrees that, in the event of his breach of any of the terms of this Voting Agreement, FFC shall be entitled to such remedies and relief against the Shareholder as are available at law or in equity. The Shareholder acknowledges that there is not an adequate remedy at law to compensate FFC for a violation of this Voting Agreement, and irrevocably waives, to the extent permitted by law, any defense that he might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The Shareholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.
14.   The parties to this Voting Agreement acknowledge that the Shareholder is entering into this Voting Agreement solely in his capacity as a shareholder of the Company. No provision of this Voting Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his fiduciary duties as an officer or a member of the Board of Directors or an officer of the Company or Hickory Point Bank and Trust, Decatur, Illinois, to the extent applicable, and no acts taken in exercise of such fiduciary duties shall be deemed a breach of this Voting Agreement.
15.   The Shareholder hereby authorizes the Company and FFC to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement for the meeting of shareholders of the Company called to consider and vote on the Merger Agreement, and for the meeting of shareholders of FFC called to consider and vote on the issuance of FFC common stock in the Merger, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Voting Agreement.
Please confirm that the foregoing correctly states the understanding between the Shareholder and FFC by signing and returning to FFC a counterpart hereof.
[Signature Page Follows]

Executed and Delivered as of August 26, 2026.
Name: Steven R. Mills Title: Director	(65,455 shares)
Name: Leon J. Mizeur Title: Director	(110,001 shares)
Name: Anthony G. Nestler Title: Director and President	(125,463 shares)
Name: David W. Rathje Title: Director	(243,000 shares)
Name: Douglas J. Schmalz Title: Director	(216,000 shares)
Name: Robert O. Wiesemann, II Title: Director	(225,905 shares)

EXHIBIT B
Form of Plan of Bank Merger

AGREEMENT AND PLAN OF BANK MERGER
This AGREEMENT AND PLAN OF BANK MERGER (this “Plan”) is made and entered into as of the 26th day of August, 2026, by and between First Financial Bank, National Association, a bank organized under the laws of the United States (“FFB”), with its home office located at One First Financial Plaza, Terre Haute, Indiana 47807 and Hickory Point Bank and Trust (“Hickory Point”), a bank organized under the laws of the state of Illinois, with its home office located at 225 N. Water Street, Decatur, Illinois 62523.
RECITALS
WHEREAS, this Plan is entered into pursuant to the terms of an Agreement and Plan of Merger, dated as of August 26, 2026 (the “Parent Merger Agreement”), by and between First Financial Corporation, the sole owner of FFB, and First Illinois Corporation, the sole owner of HPB Holdings, Inc., which is the sole owner of Hickory Point;
WHEREAS, two mergers are to be consummated pursuant to the Parent Merger Agreement as follows and in the following order: (a) the merger of First Illinois Corporation with and into First Financial Corporation (the “Holding Company Merger”); and (b) the merger of Hickory Point with and into FFB pursuant to this Plan (the “Bank Merger”); and
WHEREAS, at least a majority of the entire Boards of Directors of each of FFB and Hickory Point has approved this Plan and authorized its execution pursuant to the authority given by and in accordance with the provisions of the National Bank Act and the Bank Merger Act (together, the “Acts”).
NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties enter into the following agreement.
AGREEMENT
§ 1   Bank Merger.   Subject to the terms and conditions of this Plan, and pursuant to the Acts and Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. §1828(c)), Hickory Point shall merge with and into FFB in the Bank Merger. It is intended that the Bank Merger shall qualify as a “reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.
§ 2   Effective Date and Resulting Institution.   The Bank Merger shall be effective at the time specified (the “Effective Time”) in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”). The resulting institution or receiving bank of the Bank Merger (the “Resulting Institution”) shall be FFB, which is chartered under the law of the United States.
§ 3   Home Office of the Resulting Institution.   The home office of the Resulting Institution shall be located at One First Financial Plaza, Terre Haute, Indiana 47897. The branch offices of the Resulting Institution shall be the home and branch offices of FFB and the home and branch offices of Hickory Point acquired pursuant to the Bank Merger. The locations of the home and branch offices of the Hickory Point to be acquired pursuant to the Bank Merger are listed in Appendix A to this Plan. Appendix A and all other appendices to this Plan are incorporated by reference into this Plan.
§ 4   Charter and Bylaws of the Resulting Institution.   After the Bank Merger, the Resulting Institution shall be operated under the existing Charter and Bylaws of FFB.
§ 5   Directors and Officers of the Resulting Institution.   The directors and officers of the Resulting Institution shall be the directors and officers of FFB immediately prior to the Effective Time.
§ 6   Accounts.   Immediately following the Effective Time, each accountholder of Hickory Point shall receive, without payment, a withdrawable account or accounts in the Resulting Institution equal in withdrawal value to the account or accounts held at Hickory Point on such date, featuring the same rate, maturity and other terms. The deposit accounts of FFB and Hickory Point are insured by the Federal Deposit Insurance Corporation (“FDIC”) and the accounts of the Resulting Institution shall be insured by the FDIC.

§ 7   Effect of the Bank Merger; Transfer of Assets and Liabilities Upon Bank Merger.   Upon the Effective Time: the separate existence of Hickory Point shall cease and the Resulting Institution shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Hickory Point and FFB and all obligations belonging or due to each, all of which shall be vested in the Resulting Institution without further act or deed; title to any real estate vested in Hickory Point or FFB shall be vested in the Resulting Institution and shall not revert or in any way be impaired by reason of the Bank Merger; the Resulting Institution shall have all the liabilities of Hickory Point and of FFB, and all the assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights and credits) then owned by Hickory Point and FFB or which would inure to either of them, shall, immediately by operation of law and without any conveyance, transfer, or further action, become the property of the Resulting Institution. The Resulting Institution shall be deemed to be a continuation of the entity of Hickory Point and of FFB and shall succeed to the rights and obligations of Hickory Point and of FFB and the duties and liabilities connected therewith, and shall have all of the effects provided by the Indiana Financial Institutions Act, as amended.
§ 8   Capital Stock.   As of the Effective Time, the amount of the capital stock of FFB, consisting solely of shares of common stock, issued and outstanding immediately prior to the Bank Merger, shall remain issued and outstanding and shall constitute the only shares of capital stock of the Resulting Institution issued and outstanding immediately after the Bank Merger. Each share of the capital stock of Hickory Point, consisting solely of common stock, issued and outstanding immediately prior to the Bank Merger shall, by virtue of the Bank Merger, and without any action by the issuer or holder thereof, be surrendered, retired and cancelled and no consideration shall be paid therefor.
§ 9   Approvals.   This Plan is subject to approval by the sole shareholders of Hickory Point and FFB, respectively. The Bank Merger and this Plan are subject to such notices, applications and regulatory approvals as are required under Illinois and federal law for the Bank Merger. The Bank Merger is subject to prior approval by the Office of the Comptroller of the Currency. Each of FFB and Hickory Point hereby invites and authorizes the OCC to examine each of such institution’s records in connection with the Bank Merger.
§ 10   Further Actions; Amendment; Headings.
(a)   All of the transactions contemplated by this Plan have been or will be authorized by all necessary corporate action of each institution. Both institutions by their proper officers shall execute and deliver all instruments, certificates and other documents as may be necessary or incidental to the performance of this Plan and the consummation of the Bank Merger.
(b)   No amendment or modification of this Plan shall be binding unless approved by action of the boards of directors of the parties and executed in writing by the parties or their successors.
(c)   Section headings are not to be considered part of this Plan, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan or any of its provisions.
§ 11   Termination.   Prior to the consummation of the Holding Company Merger, this Plan may be terminated by the written consent of the parties upon action of the boards of directors of Hickory Point and FFB. This Plan shall terminate automatically without any action by the parties in the event that the Parent Merger Agreement is terminated.
§ 12   Entire Agreement; Severability.
(a)   This Plan, together with any interpretation or understanding agreed to in writing by the parties, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection with such subject matter.
(b)   If any provision of this Plan is invalid or unenforceable, all of the remaining provisions of this Plan shall remain in full force and effect and shall be binding upon the parties.
§ 13   Governing Law.   This Plan and the rights and obligations under it shall be governed by the laws of the United States of America and the State of Indiana. Nothing in this Plan shall require any unlawful action or inaction by either party. This Plan is intended to satisfy applicable requirements under Federal law and the requirements of a plan of merger under the laws of the States of Indiana and Illinois.
§ 14   Acknowledgment.   Each party to this Plan, by the execution of this Plan, acknowledges and affirms that its board of directors has approved this Plan and the Bank Merger, authorized the execution of this Plan, empowered its signatories to execute this Plan, and authorized the filing with governmental officials as required under applicable law of this Plan and related instruments, certificates and other documents as may be necessary or incidental in connection with the consummation of the Bank Merger.
The parties have on the date first written above caused this Plan to be executed by their duly authorized officers.
[Signature Page Follows]

First Financial Bank, National Association
By:

Norman D. Lowery, President & CEO
Hickory Point Bank and Trust
By:

Anthony G. Nestler, President
[Signature Page to Agreement And Plan Of Bank Merger
by and between First Financial Bank, National Association and Hickory Point Bank and Trust]

Appendix A
Branch Offices Of Resulting Institution
(Home Office Located At One First Financial Plaza, Terre Haute, Indiana 47807)
202 W Park Ave, Champaign, IL 61820
225 N Water St, Decatur, IL 62523
1880 S Mount Zion Rd, Decatur, IL 62521
4666 E Faries Pkwy, Decatur, IL 62526
10 Southland Dr, Decatur, IL 62521
3101 N Water St, Decatur, IL 62526
165 W Weaver Rd, Forsyth, IL 62535
3131 Wabash Ave, Springfield, IL 62704

Appendix B
OPINION OF PIPER SANDLER & CO.

August 26, 2026
Board of Directors
First Illinois Corporation
225 North Water Street
Decatur, IL 62523
Ladies and Gentlemen:
First Illinois Corporation (the “Company”) and First Financial Corporation (“Buyer”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Company will, on the terms and subject to the conditions set forth in the Agreement, merge with and into Buyer with Buyer as the surviving company (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Company Common Stock (except for certain shares excluded in the Agreement) shall be converted into, as provided in and subject to the limitations set forth in the Agreement, the right to receive, at the election of the holder thereof, either (i) $44.35 in cash (the “Cash Consideration”), or (ii) 0.5727 shares of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration.” The Agreement provides, generally, that the maximum number of shares of Company Common Stock to be converted into the right to receive Cash Consideration in the Merger shall be equal to 727,377 (the “Maximum Cash Election Number”) and the maximum number of shares of Company Common Stock to be converted into the right to receive Stock Consideration in the Merger shall be equal to 1,697,213, as may be increased (but not decreased) by Buyer in its sole discretion, if and only if holders of shares of Company Common Stock which have elected to receive cash is less than the Maximum Cash Election Number, upon written notice to Company at any time prior to the Closing (the “Maximum Stock Election Number”). In addition, the Agreement provides that if the Company Adjusted Consolidated Shareholders’ Equity as of the close of business on the Closing Date is less than $82,437,826, the Merger Consideration shall be adjusted downward on a dollar-for-dollar basis in the amount of such shortfall. At your direction and with your consent, we have assumed for purposes of our analysis and in rendering this opinion that the Maximum Stock Election Number will not be increased and the Merger Consideration will not be adjusted. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated August 25, 2026; (ii) certain publicly available financial statements and other historical financial information of the Company and its indirect banking subsidiary, Hickory Point Bank and Trust, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Buyer and its wholly owned banking subsidiary, First Financial Bank, National Association, that we deemed relevant; (iv) certain internal financial projections for the Company for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of the Company; (v) publicly available GAAP mean analyst earnings per share and dividends per share estimates for Buyer for the years ending December 31, 2026 and December 31, 2027, as well as an estimated long-term annual balance sheet and earnings per share growth rate for the years ending December 31, 2028 through December 31, 2030 and estimated dividends per share for Buyer for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of Buyer and confirmed for use in Piper Sandler’s analyses by the senior management of the Company; (vi) the pro forma financial impact of the Merger on Buyer based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated annual net income for the Company for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Buyer; (vii) the publicly reported historical price and trading activity for Buyer Common Stock, including a comparison of certain stock trading information for Buyer Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for the Company and Buyer with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of the Company and its representatives the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the senior management of Buyer and its representatives regarding the business, financial condition, results of operations and prospects of Buyer.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, Buyer or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of the Company and Buyer that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Buyer, nor were we furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of the Company or Buyer. We did not make an independent evaluation of the adequacy of the allowance for credit losses of the Company or Buyer, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to the Company or Buyer. We have assumed, with your consent, that the respective allowances for credit losses for both the Company and Buyer are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal financial projections for the Company for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of the Company. In addition, Piper Sandler used publicly available GAAP mean analyst earnings per share and dividends per share estimates for Buyer for the years ending December 31, 2026 and December 31, 2027, as well as an estimated long-term annual balance sheet and earnings per share growth rate for the years ending December 31, 2028 through December 31, 2030 and estimated dividends per share for Buyer for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of Buyer and confirmed for use in Piper Sandler’s analyses by the senior management of the Company. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated annual net income for the Company for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Buyer. With respect to the foregoing information, the senior management of the Company confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of senior management as to the future financial performance of the Company and Buyer, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in the Company’s or Buyer’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that the Company and Buyer will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Buyer, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Buyer Common Stock at any time or what the value of Buyer Common Stock will be once it is actually received by the holders of Company Common Stock.
We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler on the day of closing of the Merger. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to the Company in the two years preceding the date hereof. Piper Sandler did not provide any investment banking services to Buyer in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company, Buyer and their respective affiliates. We may also actively trade the equity and debt securities of the Company, Buyer and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of the Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of the Company, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.
Very truly yours,

Appendix C
ILLINOIS DISSENTERS’ RIGHTS STATUTES
(SECTIONS 11.65 AND 11.70
OF THE ILLINOIS BUSINESS CORPORATION ACT OF 1983)
805 ILCS 5/11.65 Right to dissent
(a)   A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:
(1)   consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 [805 ILCS 5/11.20] or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30 [805 ILCS 5/11.30];
(2)   consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;
(3)   an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
(i)   alters or abolishes a preferential right of such shares;
(ii)   alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;
(iii)   in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or
(4)   any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 [805 ILCS 5/11.70] or as may be otherwise provided in the articles, by-laws or resolution.
(b)   A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.
(c)   A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.
805 ILCS 5/11.70 Procedure to dissent
(a)   If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

(b)   If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 [805 ILCS 5/11.30 or 805 ILCS 5/7.10] shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.
(c)   Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.
(d)   A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.
(e)   If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).
(f)   If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.
(g)   The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

(h)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.
(i)   The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:
(1)   Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).
(2)   Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure [735 ILCS 5/1-101 et seq.].
(j)   As used in this Section:
(1)   “Fair value”, with respect to a dissenter’s shares, means the proportionate interest of the shareholder in the corporation, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.
(2)   “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Articles 12 and 13 of the Articles of Incorporation of First Financial Corporation (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such and under which directors and officers of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages:
A.   Indemnification.   The Corporation shall indemnify its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Indiana Business Corporation Law now or hereafter in force, including advancement of expenses under the procedures and to the fullest extent permitted by law, and may indemnify other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law.
B.   Procedure.   If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except for advancement of expenses, for which the applicable period is 20 days, the indemnitee may thereafter bring suit to recover the unpaid amount. It shall be a defense to an advancement claim that the Corporation has not received the undertaking and affirmation required by the Indiana Business Corporation Law. In any suit to enforce indemnification or advancement rights, or by the Corporation to recover an advancement pursuant to an undertaking, the applicable burden and standards will be determined under the Indiana Business Corporation Law.
C.   Non-Exclusivity.   The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Charter, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.
D.   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the Indiana Business Corporation Law.
E.   Miscellaneous.   The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.
ARTICLE 13.   Limitation of Liability.   An officer or director of the Corporation, as such, shall not be liable to the Corporation or its shareholders for money damages except to the extent otherwise provided by the Indiana Business Corporation Law or applicable law. If the Indiana Business Corporation Law is amended to further eliminate or limit the personal liability of officers and directors, the liability of officers and directors shall be eliminated or limited to the fullest extent permitted by the Indiana Business Corporation Law, as amended.

Item 21.   Exhibits.
(a)   Exhibits.
Exhibit No.	Description and Method of Filing
2.1	Agreement and Plan of Merger by and between First Financial Corporation and First Illinois Corporation dated as of August 26, 2026 (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement and incorporated herein by reference).+
3.1	Amended and Restated Articles of Incorporation of First Financial Corporation, incorporated by reference to Exhibit 3(i) of the Corporation’s Form 10-Q filed for the quarter ended September 30, 2002.
3.2	Amended and Restated Code of By-Laws of First Financial Corporation, incorporated by reference to Exhibit 3.2 of the Corporation’s Form 8-K filed February 22, 2021.
3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of First Financial Corporation, incorporated by reference to Exhibit 3.1 of the Corporation’s Form 8-K filed April 27, 2021.
4.1	Form of common stock certificate of First Financial Corporation (incorporated herein by reference to Exhibit No. 4 to Registrant’s Registration Statement on Form S-1 (File No. 333-30215)).
5.1	Opinion of Amundsen Davis LLC regarding the legality of the securities being registered.
8.1	Opinion of Levenfeld Pearlstein, LLC as to U.S. Federal income tax matters.
8.2	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP as to U.S. Federal income tax matters.
23.1	Consent of Levenfeld Pearlstein, LLC with respect to First Financial Corporation (included in the opinion filed as Exhibit 8.1).
23.2	Consent of Amundsen Davis LLC (included in the opinion filed as Exhibit 5.1).
23.3	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in the opinion filed as Exhibit 8.2).
23.4	Consent of Crowe LLP
24.1	Power of Attorney (included on signature page of the Registration Statement).
99.1	Consent of Piper Sandler & Co.
99.2	Form of Proxy Card for First Illinois Corporation.
99.3	Form of Election Form and Letter of Transmittal.*
107	Filing Fee Table.

+
Pursuant to Item 601 (b) (2) of Regulation S-K, First Financial Corporation agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

*
To be filed in whole or in part by amendment.

(b)   Financial Statement Schedules.   Not applicable.
(c)   Reports, Opinions or Appraisals.   The opinion of Piper Sandler & Co. is included as Appendix B to the proxy statement/prospectus.
Item 22.   Undertakings.
The undersigned Registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities

Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)   That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145 (c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)   That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10 (a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10 (b), 11 or 13 of this Form S-4 Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(9)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.
(10)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Terre Haute, State of Indiana, on October 30, 2026.
FIRST FINANCIAL CORPORATION
By:
/s/ Norman D. Lowery

Name:
Norman D. Lowery

Title:
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Norman D. Lowery and Rodger A. McHargue, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Norman D. Lowery Norman D. Lowery	President, CEO, and Director (Principal Executive Officer)	10/27/2026
/s/ Rodger A. McHargue Rodger A. McHargue	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	10/27/2026
/s/ Mark J. Blade Mark J. Blade	Director	10/27/2026
/s/ W. Curtis Brighton W. Curtis Brighton	Director	10/27/2026
/s/ Michael A. Carty Michael A. Carty	Director	10/27/2026
/s/ Thomas T. Dinkel Thomas T. Dinkel	Director	10/27/2026
/s/ Gregory L. Gibson Gregory L. Gibson	Director	10/27/2026

Signature	Title	Date
/s/ Susan M. Jensen Susan M. Jensen	Director	10/27/2026
/s/ William R. Krieble William R. Krieble	Director	10/27/2026
/s/ Norman L. Lowery Norman L. Lowery	Chairman, Director	10/27/2026
/s/ Norman D. Lowery Norman D. Lowery	President, CEO, and Director (Principal Executive Officer)	10/27/2026
/s/ Tina J. Maher Tina J. Maher	Director	10/27/2026
/s/ Thomas C. Martin Thomas C. Martin	Director	10/27/2026
/s/ James O. McDonald James O. McDonald	Director	10/27/2026
/s/ Paul J. Pierson Paul J. Pierson	Director	10/27/2026
/s/ Ronald K. Rich Ronald K. Rich	Director	10/28/2026
/s/ Richard J. Shagley Richard J. Shagley	Director	10/27/2026
/s/ William J. Voges William J. Voges	Director	10/30/2026